Exhibit 10.1

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

among

NCI BUILDING SYSTEMS, INC.,
as Borrower,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent,

ROYAL BANK OF CANADA
and UBS SECURITIES LLC,

as Syndication Agents and

Credit Suisse SECURITIES (USA) LLC,
RBC CAPITAL MARKETS,
UBS SECURITIES LLC,
and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

dated as of February 8, 2018

(i)

(continued)

(ii)

(continued)

(iii)

SCHEDULES

A	—	Commitments and Addresses
1.1(a)	—	Existing Investments
1.1(b)	—	Existing Liens
5.4	—	Consents Required
5.6	—	Litigation
5.8	—	Mortgaged Fee Properties
5.9	—	Intellectual Property Claims
5.15	—	Subsidiaries
5.17	—	Environmental Matters
5.20	—	Insurance
7.2	—	Website Address for Electronic Financial Reporting
7.13	—	Post-Closing Collateral Requirements
7.14	—	Post-Closing Matters
8.1	—	Existing Indebtedness
8.5	—	Affiliate Transactions

EXHIBITS

A	—	Form of Note
B	—	Form of Guarantee and Collateral Agreement
C	—	Form of Mortgage
D	—	Form of U.S. Tax Compliance Certificate
E	—	Form of Assignment and Acceptance
F	—	Form of Secretary’s Certificate
G	—	Form of Officer’s Certificate
H	—	Form of Solvency Certificate
I-1	—	Form of Increase Supplement
I-2	—	Form of Lender Joinder Agreement
K	—	Form of ABL/Term Loan Intercreditor Agreement
L	—	Form of Junior Lien Intercreditor Agreement
M	—	Form of Affiliated Lender Assignment and Assumption
N	—	Form of Acceptance and Prepayment Notice
O	—	Form of Discount Range Prepayment Notice
P	—	Form of Discount Range Prepayment Offer
Q	—	Form of Solicited Discounted Prepayment Notice
R	—	Form of Solicited Discounted Prepayment Offer
S	—	Form of Specified Discount Prepayment Notice
T	—	Form of Specified Discount Prepayment Response
U	—	Form of Compliance Certificate
V	—	Form of Tax Sharing Agreement

(iv)

TERM LOAN CREDIT AGREEMENT, dated as of February 8, 2018, among NCI BUILDING SYSTEMS, INC. (the “Borrower”), a Delaware corporation, the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined below).

The parties hereto hereby agree as follows:

WITNESSETH:

WHEREAS, to consummate the Refinancing (as defined below), the Borrower will enter into this Agreement to borrow term loans in an aggregate principal amount of $415,000,000; and

WHEREAS, the cash proceeds of the Term Loans made on the Closing Date hereunder, together with borrowings under the Senior ABL Facility and/or cash on hand, will be used on the Closing Date to effect the Refinancing and to finance a portion of the other Transactions, including the payment of fees and expenses relating thereto;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2009 Transaction Documents”: collectively, (i) the Investment Agreement, dated as of August 14, 2009, between the Borrower and the CD&R Investors, as amended on each of August 28, 2009, August 31, 2009, October 8, 2009 and October 16, 2009, (ii) the CD&R Indemnification Agreement, (iii) the Stockholders Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, (iv) the Registration Rights Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, and (v) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“ABL Agent”: Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent or collateral agent under the ABL Facility Documents.

“ABL Collateral Obligations”: the “ABL Collateral Obligations” as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement.

“ABL Facility Documents”: the “Loan Documents” as defined in the Senior ABL Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Loans”: the loans borrowed under the Senior ABL Facility.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, between the Collateral Agent and the ABL Agent (in its capacity as collateral agent under the ABL Facility Documents), and acknowledged by certain of the Loan Parties substantially in the form attached hereto as Exhibit K, as the same may be further amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Acceptable Discount”: as defined in Subsection 4.4(h)(iv)(2).

“Acceptable Prepayment Amount”: as defined in Subsection 4.4(h)(iv)(3).

“Acceptance and Prepayment Notice”: a written notice from the Borrower setting forth the Acceptable Discount pursuant to Subsection 4.4(h)(iv)(2) substantially in the form of Exhibit N.

“Acceptance Date”: as defined in Subsection 4.4(h)(iv)(2).

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Indebtedness”: Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation).

“Additional Agent”: as defined in the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender”: as defined in Subsection 2.6(b).

“Additional Indebtedness”: as defined in the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by a Lien ranking pari passu to the Lien securing the First Lien Obligations, (y) secured by a Lien ranking junior to the Lien securing the First Lien Obligations or (z) unsecured), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or weighted average life to maturity earlier than the Initial Term Loan Maturity Date or shorter than the remaining weighted average life to maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing that does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable or (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Additional Obligations), (ii) to the extent such Indebtedness is subordinated, provide for customary payment subordination to the Term Loan Facility Obligations under the Loan Documents as determined by the Borrower in good faith, which determination shall be conclusive, and (iii) do not provide for any mandatory repayment or redemption from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with such Additional Obligations and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Events or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans hereunder pursuant to Subsection 4.4(b), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(x)(vi)); provided that (a) other than with respect to proceeds of such Additional Obligations that are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Additional Obligations, such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Term Loan Facility Obligations, or be guaranteed by any Person other than the Guarantors (it being understood that the primary obligation of an Escrow Subsidiary shall not constitute a guarantee by a Person other than a Guarantor), and (b) if secured by Collateral, such Indebtedness (and all related Obligations) shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement (if such Indebtedness and related Obligations constitute First Lien Obligations), any Junior Lien Intercreditor Agreement (if such Indebtedness and related Obligations do not constitute First Lien Obligations) or an Other Intercreditor Agreement (if otherwise agreed by the Administrative Agent and the Borrower).

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered by any Loan Party or Escrow Subsidiary with respect to any Additional Obligations or Rollover Indebtedness.

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum determined by the Administrative Agent to be equal to the higher of (a) (i) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period and (b) solely with respect to the Initial Term Loans, 0.00%.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected Eurodollar Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in Subsection 8.5(a).

“Affiliated Debt Fund”: any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course, so long as (i) any such Affiliated Lender is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, (ii) any such Affiliated Lender has in place customary information screens between it and Sponsor and any Affiliate of Sponsor that is not primarily engaged in the investing activities described above, and (iii) neither the Borrower nor any of its Subsidiaries directs or causes the direction of the investment policies of such entity.

“Affiliated Lender”: any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption”: as defined in Subsection 11.6(h)(i)(1).

“Agent Default”: an Agent has admitted in writing that it is insolvent or such Agent becomes subject to an Agent-Related Distress Event.

“Agent-Related Distress Event”: with respect to any Agent (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt, or such Distressed Person has become the subject of a Bail-in Action; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Alternate Base Rate”: for any day, a fluctuating rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month determined on such day (or if such day is not a Business Day, on the immediately preceding Business Day) (determined as if the relevant ABR Loan were a Eurodollar Loan) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Amendment”: as defined in Subsection 8.3(c).

“Applicable Discount”: as defined in Subsection 4.4(h)(iii)(2).

“Applicable Margin”: in the case of the Initial Term Loans, (a) with respect to Eurodollar Loans, 2.00% per annum and (b) with respect to ABR Loans, 1.00% per annum.

“Approved Fund”: as defined in Subsection 11.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by any applicable Requirement of Law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Borrower in good faith, which determination shall be conclusive) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Subsection 8.7, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Borrower in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) except for purposes of calculating Net Available Cash for any such disposition for purposes of Subsection 8.4(b), any disposition of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xiii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiv) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xv) a disposition of not more than 5.00% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xvi) any disposition or series of related dispositions for aggregate consideration not to exceed the greater of $15.0 million and 9.0% of Consolidated Four Quarter EBITDA (as of the date on which a binding commitment for such disposition was entered into), (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the Borrower, which determination shall be conclusive, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, (xviii) any license, sublicense or other grant of right in or to any trademark, copyright, patent or other intellectual property, (xix) any Exempt Sale and Leaseback Transaction, (xx) the creation or granting of any Lien permitted under this Agreement or (xxi) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent as its “prime rate” in effect at its principal office in New York City on such day; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Benefited Lender”: as defined in Subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto.

“Borrower Offer of Specified Discount Prepayment”: the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Subsection 4.4(h)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers”: the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Subsection 4.4(h)(iii).

“Borrower Solicitation of Discounted Prepayment Offers”: the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of a voluntary prepayment of Term Loans at a discount to par pursuant to Subsection 4.4(h)(iv).

“Borrowing”: the borrowing of one Type of Loans of a given Tranche from all the Lenders having Initial Term Loan Commitments or other commitments under such Tranche, as the case may be, on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans, the same Interest Period.

“Borrowing Base”: the sum of (1) 90.0% of the book value of Inventory of the Borrower and its Restricted Subsidiaries, (2) 90.0% of the book value of Receivables of the Borrower and its Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Date”: any Business Day specified in a notice pursuant to Subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under leases evidencing Financing Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary”: any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.

“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Fund VIII”: Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.

“CD&R Indemnification Agreement”: the Indemnification Agreement, dated as of October 20, 2009, between the Borrower and the CD&R Investors, as amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investors”: collectively, (i) CD&R Fund VIII, (ii) CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, and (iii) any Affiliate of any CD&R Investor identified in clause (i) through (ii) of this definition.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) so long as the Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Borrower is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if the Borrower is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Borrower; or (ii) a “Change of Control” as defined in the Senior ABL Agreement. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Change of Control Offer”: as defined in Subsection 8.8(a).

“Claim”: as defined in Subsection 11.6(h)(iv).

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: (i) in respect of the ABL/Term Loan Intercreditor Agreement, the ABL Collateral Representative (as defined therein) and the Term Loan Collateral Representative (as defined therein), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, such Lender’s Initial Term Loan Commitments and Incremental Commitments, as the context requires.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(a).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility or Tranche to the Borrower.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary has Incurred any Indebtedness or the Borrower has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness by the Borrower or any Restricted Subsidiary or an issuance of Designated Preferred Stock of the Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); provided that, in the case of both of clauses (A) and (B), the Senior ABL Facility as of the Closing Date shall be treated as if it were in place for any fiscal quarter (or portion thereof) ending prior to the Closing Date, and the daily balance of Indebtedness thereunder for any date prior to the Closing Date shall be deemed to be $0),

(2)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness , or any Designated Preferred Stock of the Borrower, that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Borrower, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or such new Designated Preferred Stock of the Borrower, as if such Discharge had occurred on the first day of such period,

(3)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)         if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided that (in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part under Subsection 8.1(a) and in part under Subsection 8.1(b), as provided in Subsection 8.1(c)(iii)) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to Subsection 8.1(b) (other than, if the Borrower at its option has elected to disregard Indebtedness being Incurred on the date of determination in part under Subsection 8.1(a) for purposes of calculating the Consolidated Total Leverage Ratio for Incurring Indebtedness on the date of determination in part under Subsection 8.1(b)(x) or (xvii), Subsection 8.1(b)(x) or (xvii)) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such Subsection 8.1(b) (other than Subsection 8.1(b)(x) and (xvii), if the Incurrence of Indebtedness under Subsection 8.1(b)(x) or (xvii), as applicable, is being given effect to in the calculation of the Consolidated Coverage Ratio).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred, Designated Preferred Stock issued, or Indebtedness or Designated Preferred Stock repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 24 months after the date of determination. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, in the case of the Senior ABL Facility as of the Closing Date, such facility shall be treated as if it were in place for any fiscal quarter (or portion thereof) ending prior to the Closing Date, and the daily balance of Indebtedness thereunder for any date prior to the Closing Date shall be deemed to be $0. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus (x) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, (iv) amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs), (v) any non-cash charges or non-cash losses, (vi) any expenses or charges related to any equity offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or Incurred, and including any offering or sale of Capital Stock of a Parent Entity to the extent the proceeds thereof were contributed, or if not consummated, were intended to be contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries), (vii) the amount of any loss attributable to non-controlling interests, (viii) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, and (ix) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R and its Affiliates, plus (y) the amount of net cost savings projected by the Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the Closing Date or within 24 months of the Closing Date in connection with the Transactions, or within 24 months of the initiation or consummation of any operational change, or within 24 months of the consummation of any applicable acquisition or cessation of operations (in each case, calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”).

“Consolidated Four Quarter EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower are available (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period), provided that:

(1)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that is the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)         if, since the beginning of such period, the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)         if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Borrower, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Borrower to be taken no later than 24 months after the date of determination.

“Consolidated Interest Expense”: for any period, (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including without limitation, any such interest expense consisting of (A) interest expense attributable to Financing Lease Obligations (excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a lease that is not a Financing Lease), (B) amortization of debt discount, (C) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (D) non-cash interest expense, (E) the interest portion of any deferred payment obligation, and (F) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary or in respect of Designated Preferred Stock of the Borrower pursuant to Subsection 8.2(b)(xi)(A), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, amortization or write-off of financing costs, and any expensing of bridge, commitment or other financing fees, in each case under clauses (i) through (iii) above as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)          any net income (loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that (A) the Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person,

(ii)         solely for purposes of determining the amount available for Restricted Payments under Subsection 8.2(a)(3)(A) and Excess Cash Flow, any net income (or loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to this Agreement or the other Loan Documents or the ABL Facility Documents, and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower in good faith, which determination shall be conclusive), except that (A) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)        (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary,

(iv)         any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(v)          the cumulative effect of a change in accounting principles,

(vi)         all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)        any unrealized gains or losses in respect of Hedge Agreements,

(viii)      any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)         any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(x)          to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary,

(xi)         any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)        any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii)      expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses,

(xiv)        any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xv)         to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption, and

(xvi)        any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment, provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xvi) shall also exclude the tax impact of any such item, if applicable.

In the case of any unusual or nonrecurring gain, loss or charge (other than any unusual or nonrecurring gain, loss or charge related to the Transactions) not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Borrower will deliver a certificate of a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of Subsection 8.2(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under Subsection 8.2(a)(3)(C) or (D).

In addition, each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (iii) of the definition thereof) as of such date that, in each case is then secured by Liens on Collateral (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Term Loan Facility Obligations (but, for the avoidance of doubt, not excluding ABL Facility Loans or other Consolidated Total Indebtedness secured by Liens pari passu therewith), (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (z) solely with respect to the determination of the amount available to be Incurred pursuant to the Ratio Incremental Facility and clause (s) of “Permitted Liens”, Indebtedness Incurred pursuant to the Cash Capped Incremental Facility), minus (ii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix) and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the Consolidated Four Quarter EBITDA as of such date; provided that, (x) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(1) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and in part pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more other clauses or subclauses of the definition of “Permitted Liens” (other than clause (s) and, in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii), clause (k)(3)), as provided in clause (w) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio on such date of determination, including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) not Incurred pursuant to the Ratio Incremental Facility, (y) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (s) of the “Permitted Liens” definition and in part pursuant to one or more other clauses of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and clause (k)(3) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii)), as provided in clause (x) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition and (z) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as secured in part pursuant to clause (k)(3) of the “Permitted Liens” definition in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii) and in part pursuant to one or more other clause of the definition of “Permitted Liens” (other than clause (k)(1) in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and clause (s)), as provided in clause (aa) of the final paragraph of such definition, any calculation of the Consolidated Secured Leverage Ratio on such date of determination shall not include any such Indebtedness (and shall not give effect to any Discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of such definition.

“Consolidated Total Assets”: as of any date of determination, the total assets in each case of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which consolidated financial statements of the Borrower are available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Financing Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding (x) items eliminated in Consolidation, (y) Hedging Obligations and (z) any outstanding Indebtedness under any revolving credit facility), plus (ii) the average daily balance of Indebtedness of the Borrower and its Restricted Subsidiaries under any revolving credit facility for the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of determination for which consolidated financial statements of the Borrower are available (provided that for any date prior to the Closing Date the daily balance of Indebtedness of the Borrower and its Restricted Subsidiaries under revolving credit facilities shall be deemed to be $0), minus (iii) the sum of (A) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Subsection 8.1(b)(ix), and (B) Unrestricted Cash of the Borrower and its Restricted Subsidiaries. For purposes hereof, any earn-out or similar obligation shall not constitute Consolidated Total Indebtedness until such obligation becomes a liability on the consolidated balance sheet of the Borrower in accordance with GAAP and is not paid within 30 days after becoming due and payable.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the Consolidated Four Quarter EBITDA as of such date; provided that, for purposes of the foregoing calculation, in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part pursuant to Subsection 8.1(b)(x) (other than by reason of subclause (2) or (4) of the proviso to such clause (x)) or Subsection 8.1(b)(xvii) and in part pursuant to one or more other clauses of Subsection 8.1(b) and/or (unless the Borrower at its option has elected to disregard Indebtedness being Incurred on the date of determination in part pursuant to subclause (2) or (4) of the proviso to Subsection 8.1(b)(x) or (xvii) for purposes of calculating the Consolidated Coverage Ratio for Incurring Indebtedness on the date of determination in part under Subsection 8.1(a)) pursuant to Subsection 8.1(a) (as provided in Subsections 8.1(c)(ii) and (iii)), Consolidated Total Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Subsection 8.1(b) and/or pursuant to Subsection 8.1(a), and shall not give effect to any Discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Total Leverage Ratio on such date of determination that otherwise would be included in Consolidated Total Indebtedness.

“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that are or would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that are or would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration”: as defined in Subsection 4.4b.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to Subsection 8.1(b)(xi).

“Contribution Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or contributions by the Borrower or any Restricted Subsidiary) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is Incurred within 180 days after the receipt of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of the Borrower promptly following the date of Incurrence thereof.

“Covered Liabilities”: as defined in Subsection 11.21.

“Cured Default”: as defined in Subsection 1.2(c).

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Declined Amounts”: the sum of (x) the Term Loan Declined Amounts and (y) the amount of Excess Cash Flow and Net Cash Proceeds of any Asset Disposition offered (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase other Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations which the holders of such Indebtedness decline to accept pursuant to the terms equivalent to Subsection 4.4(h) (as determined by the Borrower in good faith, which determination shall be conclusive).

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Agent Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Noncash Consideration”: noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Borrower (other than Disqualified Stock) or any Parent Entity that is issued after the Closing Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer of the Borrower; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in Subsection 8.2(a)(3)(B).

“Designation Date”: as defined in Subsection 2.8(f).

“Discharge”: as defined in clause (2) of the definition of “Consolidated Coverage Ratio”.

“Discharge of ABL Collateral Obligations”: the “Discharge of ABL Collateral Obligations” as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement.

“Discount Prepayment Accepting Lender”: as defined in Subsection 4.4(h)(ii)(2).

“Discount Range”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Prepayment Amount”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Prepayment Notice”: a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Subsection 4.4(h) substantially in the form of Exhibit O.

“Discount Range Prepayment Offer”: the irrevocable written offer by a Lender, substantially in the form of Exhibit P, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”: as defined in Subsection 4.4(h)(iii)(1).

“Discount Range Proration”: as defined in Subsection 4.4(h)(iii)(3).

“Discounted Prepayment Determination Date”: as defined in Subsection 4.4(h)(iv)(3).

“Discounted Prepayment Effective Date”: in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, or otherwise, the date that is five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Subsection 4.4(h)(ii), Subsection 4.4(h)(iii) or Subsection 4.4(h)(iv), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”: as defined in Subsection 4.4(h)(i).

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent Entity, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock of the Borrower or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Borrower or such Parent Entity, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

“Disposition”: as defined in the definition of the term “Asset Disposition” in this Subsection 1.1.

“Disqualified Party”: (i) any competitor of the Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Borrower and its Restricted Subsidiaries or any affiliate of such competitor and (ii) any Persons designated in writing by the Borrower or CD&R to the Administrative Agent on or prior to the Closing Date.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Disposition or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Borrowing Base”: the sum of (1) 90% of the book value of Inventory of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries, (2) 90% of the book value of Receivables of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower other than a Foreign Subsidiary.

“ECF Payment Date”: as defined in Subsection 4.4(b).

“ECF Prepayment Amount”: as defined in Subsection 4.4(b)(iii).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Borrower”: as defined in Subsection 2.6(a).

“Escrow Subsidiary”: a Wholly Owned Subsidiary that is a Domestic Subsidiary formed or established for the purpose of Incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangement of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Borrower in accordance with Subsection 8.7. Prior to its merger with and into the Borrower, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness Incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess of:

(a)          the sum, without duplication, of

(i)          Consolidated Net Income for such period,

(ii)         an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period),

(iii)        decreases in Consolidated Working Capital for such period (other than any such decreases arising (x) from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa),

(iv)         an amount equal to the aggregate net non-cash loss on Asset Dispositions (or any disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income,

(v)          cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in calculating such Consolidated Net Income, and

(vi)         any extraordinary, unusual or nonrecurring cash gain,

over (b) the sum, without duplication, of

(i)          an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges to the extent not deducted in calculating such Consolidated Net Income,

(ii)         [reserved],

(iii)        the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Subsection 2.2(b) and (C) the amount of a mandatory prepayment of Term Loans pursuant to Subsection 4.4(b)(i) and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Subsection 4.4(b)(i) (as determined by the Borrower in good faith, which determination shall be conclusive), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of the term “Asset Disposition”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Loans, (y) all prepayments of ABL Facility Loans and (z) all prepayments of revolving loans (other than Revolving Loans hereunder), to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)         an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent included in calculating such Consolidated Net Income,

(v)          increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa),

(vi)         payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted in calculating Consolidated Net Income,

(vii)        [reserved],

(viii)      the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Subsection 8.2(b) (other than Subsection 8.2(b)(vi)), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix)         the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x)          the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)         [reserved],

(xii)        the amount of (x) Permitted Payments made pursuant to Subsection 8.2(b)(vii)(B) or with respect to Related Taxes pursuant to Subsection 8.2(b)(vii)(C) or (y) taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period,

(xiii)      cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating such Consolidated Net Income, and

(xiv)        (v) any extraordinary, unusual or nonrecurring cash loss or charge (including fees, expenses, charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), (w) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, after the date hereof or any accounting change, and including any such transaction consummated prior to the date hereof), (x) any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, (y) any signing, retention or completion bonuses and (z) any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, in each case, to the extent not already deducted in calculating Consolidated Net Income.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Borrower and not previously included in the calculation set forth in Subsection 8.2(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Information”: as defined in Subsection 4.4(h)(i).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Borrower (other than any Subsidiary designated as a Subsidiary Guarantor pursuant to the last sentence of Subsection 7.9(b)):

(a)          that is an Immaterial Subsidiary;

(b)          that is prohibited by Requirement of Law, or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), from Guaranteeing, or granting Liens to secure, the Term Loan Facility Obligations, or if Guaranteeing, or granting Liens to secure, the Term Loan Facility Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)          with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Term Loan Facility Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d)          with respect to which the provision of such guarantee of the Term Loan Facility Obligations would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as determined by the Borrower in good faith, which determination shall be conclusive, and the Borrower shall take commercially reasonable efforts to promptly notify the Administrative Agent of any such determination, but failure to so notify the Administrative Agent shall not invalidate such determination);

(e)          that is a Subsidiary of a Foreign Subsidiary;

(f)          that is a joint venture or Non-Wholly Owned Subsidiary;

(g)          that is an Unrestricted Subsidiary;

(h)          that is a Captive Insurance Subsidiary;

(i)          that is a Special Purpose Entity;

(j)          that is a Subsidiary formed solely for the purpose of becoming a Parent Entity, or merging with the Borrower in connection with another Subsidiary becoming a Parent Entity;

(k)          that is a Subsidiary acquired by the Borrower or any Subsidiary and, at the time of the relevant acquisition, is an obligor in respect of Acquired Indebtedness to the extent (and solely for so long as) the documents or instruments governing the applicable Acquired Indebtedness prohibits such Subsidiary from granting a Guarantee of the Term Loan Facility Obligations; or

(l)          that is an Escrow Subsidiary;

provided that, notwithstanding the foregoing, any Domestic Subsidiary that Guarantees the payment of the ABL Facility Loans shall not be an Excluded Subsidiary.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive Fiscal Quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; (c) any Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (c) any Taxes imposed by FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 180 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value equal to the greater of $25,000,000 and 15% of Consolidated Four Quarter EBITDA (as of the date on which a legally binding commitment for such Sale and Leaseback Transaction was entered into) or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons. For purposes of the foregoing, “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“Existing Indebtedness”: Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date and disclosed on Schedule 8.1.

“Existing Interest Rate”: as defined in Subsection 2.6(d)(iv).

“Existing Loans”: as defined in Subsection 2.8(a).

“Existing Tranche”: as defined in Subsection 2.8(a).

“Extended Loans”: as defined in Subsection 2.8(a).

“Extended Term Loans”: as defined in Subsection 2.8(a).

“Extended Term Tranche”: as defined in Subsection 2.8(a).

“Extended Tranche”: as defined in Subsection 2.8(a).

“Extending Lender”: as defined in Subsection 2.8(b).

“Extension”: as defined in Subsection 2.8(b).

“Extension Amendment”: as defined in Subsection 2.8(c).

“Extension Date”: as defined in Subsection 2.8(d).

“Extension Election”: as defined in Subsection 2.8(b).

“Extension of Credit”: as to any Lender, the making of an Initial Term Loan (excluding any Supplemental Term Loans being made under the Initial Term Loan Tranche) or an Incremental Revolving Loan (other than the initial extension of credit thereunder).

“Extension Request”: as defined in Subsection 2.8(a).

“Extension Request Deadline”: as defined in Subsection 2.8(b).

“Extension Series”: all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.

“Facility”: each of (a) the Initial Term Loan Commitments and the Extensions of Credit made thereunder (the “Initial Term Loan Facility”), (b) Incremental Term Loans of the same Tranche, (c) Incremental Revolving Commitments of the same Tranche and Extensions of Credit made thereunder, (d) any Extended Term Loans of the same Extension Series and (e) any Specified Refinancing Loans of the same Tranche, and collectively the “Facilities.”

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Borrower or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantively comparable), and any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code (and any amended or successor provisions that are substantively comparable), any intergovernmental agreement entered into in connection with any of the foregoing, any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement and any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or tax withholding regime.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letter”: the Fee Letter, dated as of February 8, 2018, among Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch and NCI Building Systems, Inc.

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on the balance sheet of such lessee for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Financing Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease. Notwithstanding anything to the contrary contained in this definition of “Financing Lease” or elsewhere in this Agreement, in the event of an accounting change requiring leases to be capitalized on the balance sheet of the lessee that are not required to be so capitalized on the date hereof, then at the Borrower’s option, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Financing Leases in conformity with GAAP on the date hereof shall be considered Financing Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Financing Lease Obligation”: an obligation under any Financing Lease.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and Refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority security interest in the Term Loan Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Liens permitted hereunder (including Permitted Liens) applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (or, in the case of Collateral constituting Pledged Stock (as defined in the Guarantee and Collateral Agreement), Permitted Liens of the type described in clauses (a), (k)(4) (other than subclause (z)), (l), (m), (n), (p)(1), (s) and, solely with respect to Permitted Liens described in the foregoing clauses, (o) of the definition thereof)). For purposes of this definition, a Lien purported to be created in any Collateral pursuant to any Security Document will be construed as the “most senior Lien” to which such Collateral is subject, notwithstanding the existence of a Permitted Lien on the Collateral that is pari passu with the Lien on such Collateral, so long as such Permitted Lien is subject to the terms of the ABL/Term Loan Intercreditor Agreement or an Other Intercreditor Agreement.

“Fiscal Year”: any period of 12 consecutive months ending on the Sunday closest to October 31 of any calendar year, or as otherwise designated by the Borrower in accordance with Subsection 7.12.

“Fiscal Quarter”: for any Fiscal Year, each 13-week or 14-week fiscal period commencing on the day immediately following the last day of the previous Fiscal Quarter and ending on the Sunday closest to January 31, April 30, July 31 and October 31 (as applicable) of such Fiscal Year, or as otherwise designated by the Borrower in accordance with Subsection 7.12.

“Fixed GAAP Date”: the Closing Date; provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the definitions of the terms “Borrowing Base”, “Capital Expenditures”, “Consolidated Coverage Ratio”, “Consolidated EBITDA”, “Consolidated Four Quarter EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Secured Indebtedness”, “Consolidated Secured Leverage Ratio”, “Consolidated Total Assets”, “Consolidated Total Indebtedness”, “Consolidated Total Leverage Ratio”, “Consolidated Working Capital”, “Consolidation”, “Domestic Borrowing Base”, “Excess Cash Flow”, “Foreign Borrowing Base”, “Inventory” and “Receivable”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Borrowing Base”: the sum of (1) 90% of the book value of Inventory of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries, (2) 90% of the book value of Receivables of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Borrower (a) that is organized under the laws of any jurisdiction outside of the United States of America, or that is a Subsidiary of any such Foreign Subsidiary, or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Borrower that is organized under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower, so long as such Restricted Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary that is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Borrower are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or that matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or that arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of such debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Term Loan Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith, which determination shall be conclusive.

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty pursuant to a written agreement.

“Guarantors”: the collective reference to each Subsidiary Guarantor; individually, a “Guarantor.”

“Hedge Agreements”: collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations”: as to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Identified Participating Lenders”: as defined in Subsection 4.4(h)(iii)(3).

“Identified Qualifying Lenders”: as defined in Subsection 4.4(h)(iv)(3).

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that (i) (x) contributed 5.0% or less of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i), (x) contributed 5.0% or less of Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets as of the end of the most recently ended financial period for which consolidated financial statements of the Borrower are available. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the most recent four consecutive Fiscal Quarters for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such period.

“Increase Supplement”: as defined in Subsection 2.6(c).

“Increased Amount”: as defined in Subsection 2.6(d)(iv).

“Incremental Commitment Amendment”: as defined in Subsection 2.6(d).

“Incremental Commitments”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness Incurred by the Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Lenders”: as defined in Subsection 2.6(b).

“Incremental Letter of Credit Commitments”: as defined in Subsection 2.6(a).

“Incremental Loans”: as defined in Subsection 2.6(d).

“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).

“Incremental Revolving Lender”: as defined in Subsection 2.6(a).

“Incremental Revolving Loans”: any loans drawn under an Incremental Revolving Commitment.

“Incremental Term Loan”: any Incremental Loan made pursuant to an Incremental Term Loan Commitment.

“Incremental Term Loan Commitments”: as defined in Subsection 2.6(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs”, “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i)          the principal of indebtedness of such Person for borrowed money;

(ii)         the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)        all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable);

(iv)         the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v)          all Financing Lease Obligations of such Person;

(vi)         the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Borrower, the Board of Directors of the Borrower or the Board of Directors of the issuer of such Capital Stock, in each case which determination shall be conclusive);

(vii)        all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons;

(viii)      all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)         to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include (x) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner or (z) for the avoidance of doubt, any obligations or liabilities that would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as of the date hereof.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indebtedness to be Refinanced”: Indebtedness incurred pursuant to the Predecessor Term Loan Credit Agreement and the Senior Notes.

“Indemnified Liabilities”: as defined in Subsection 11.5(d).

“Indemnitee”: as defined in Subsection 11.5(d).

“Initial Agreement”: as defined in Subsection 8.3(c).

“Initial Default”: as defined in Subsection 1.2(c).

“Initial Lien”: as defined in Subsection 8.6.

“Initial Term Loan”: as defined in Subsection 2.1.

“Initial Term Loan Commitment”: as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Subsection 2.1 in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”; collectively, as to all the Lenders, the “Initial Term Loan Commitments.” The original aggregate amount of the Initial Term Loan Commitments on the Closing Date is $415,000,000.

“Initial Term Loan Facility”: as defined in the definition of “Facility.”

“Initial Term Loan Maturity Date”: February 7, 2025.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Installment Date”: as defined in Subsection 2.2(b).

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a)          initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending (x) one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter or (y) on the last day of the first Fiscal Quarter ending after the Closing Date, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)          thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Subsection 4.12) end on the applicable Maturity Date;

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)         the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Interpolated Screen Rate”: in relation to the LIBOR Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such Interest Period of that Loan.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.2 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer and (iii) for purposes of Subsection 8.2(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Subsection 8.2(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Subsection 8.2(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Capital”: collectively, any Indebtedness of any Parent Entity or the Borrower that (i) is not secured by any asset of the Borrower or any Restricted Subsidiary, (ii) is expressly subordinated to the prior payment in full of the Term Loan Facility Obligations hereunder on terms consistent with those for senior subordinated high yield debt securities issued by U.S. companies sponsored by CD&R (as determined in good faith by the Borrower, which determination shall be conclusive), (iii) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Initial Term Loan Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of the Borrower, Capital Stock of any Parent Entity or any other Junior Capital), (iv) has no mandatory redemption or prepayment obligations other than (a) obligations that are subject to the prior payment in full in cash of the Term Loans and (b) pursuant to an escrow or similar arrangement with respect to the proceeds of such Junior Capital and (v) does not require the payment of cash interest until the date that is 91 days after the Initial Term Loan Maturity Date.

“Junior Debt”: any Subordinated Obligations and Guarantor Subordinated Obligations.

“Junior Lien Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit L to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time.

“LCT Election”: as defined in Subsection 1.2(j).

“LCT Test Date”: as defined in Subsection 1.2(j).

“Lead Arrangers”: Credit Suisse Securities (USA) LLC, RBC Capital Markets, UBS Securities LLC and Citigroup Global Markets Inc.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be a “Lender-Related Distress Event” with respect to such Agent or Lender or any person that directly or indirectly controls such Agent or Lender.

“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplement or modification of or to any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Facility”: any facility, in each case with one or more banks or other lenders, institutions or financing providers providing for letters of credit or bank guarantees, in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing.

“Leverage Excess Proceeds”: as defined in Subsection 8.4(b).

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:

(a)          the London Interbank Offered Rate for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appears on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) (or such other commercially available source providing quotations of the London Interbank Offered Rate for deposits in Dollars as may be designated by the Administrative Agent from time to time and as consented to by the Borrower) at or about 11:00 A.M. (London, England time) two London Business Days before the first day of such Interest Period; or

(b)          if no such page (or other source) is available, the Interpolated Screen Rate; or

(c)          if no such page (or other source) is available and it is not possible to calculate an Interpolated Screen Rate for the applicable Loan, (x) if consented to by the Borrower, the arithmetic mean of the rates per annum as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with Subsection 4.6(c) shall be disregarded for purposes of determining the mean, or (y) if consented to by the Borrower, the average of the rates per annum quoted by the Administrative Agent to leading banks in the London interbank market at or about 11:00 A.M. (London, England time) two London Business Days before the first day of such Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period;

provided, that if any such rate determined pursuant to the preceding clauses (a) through (c) is less than zero, the LIBOR Rate will be deemed to be zero.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Borrower and its Subsidiaries of any assets, business or Person, or any other Investment permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan, Specified Refinancing Loan or Incremental Revolving Loan, as the context requires; collectively, the “Loans.”

“Loan Documents”: this Agreement, any Notes, the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof), each Other Intercreditor Agreement (on and after the execution thereof) and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Borrower and the Subsidiary Guarantors; each individually, a “Loan Party.”

“Management Advances”: (1) loans or advances made to management members, directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15,000,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.1.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $15,000,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7,500,000 in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to (a) any Person other than a Management Investor of up to an aggregate principal amount outstanding at any time of $15,000,000, and (b) any Management Investor, in each case, to finance the repurchase or other acquisition of Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by Subsection 8.2.

“Management Investors”: the management members, officers, directors, employees and other members of management of any Parent Entity, the Borrower or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity.

“Management Stock”: Capital Stock of the Borrower, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Borrower or any Parent Entity on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case, taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos and polychlorinated biphenyls.

“Maturity Date”: (i) for the Initial Term Loans, the Initial Term Loan Maturity Date, (ii) for any Extended Tranche, the “Maturity Date” set forth in the applicable Extension Amendment, (iii) for any Incremental Commitments, the “Maturity Date” set forth in the applicable Incremental Commitment Amendment, and (iv) for any Specified Refinancing Tranche, the “Maturity Date” set forth in the applicable Specified Refinancing Amendment, in each case as the context may require.

“Maximum Incremental Facilities Amount”: at any date of determination, the sum of (i) an amount equal to the greater of (1) $167,500,000 and (2) Consolidated Four Quarter EBITDA (amounts Incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the Incurrence of such amount (or, at the Borrower’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), the Consolidated Secured Leverage Ratio shall not exceed 3.50 to 1.00 (as set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at the time of such Incurrence, together with calculations demonstrating compliance with such ratio (amounts Incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (ii) and (B) for purposes of so calculating the Consolidated Secured Leverage Ratio under this clause (ii), any additional amount Incurred pursuant to this clause (ii) shall be treated as if such amount is Consolidated Secured Indebtedness, regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens securing the Term Loan Facility Obligations)); provided that, at the Borrower’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility (and in such event, capacity under the Ratio Incremental Facility shall be calculated without giving effect to any usage or capacity under the Cash Capped Incremental Facility).

“Minimum Exchange Tender Condition”: as defined in Subsection 2.7(b).

“Minimum Extension Condition”: as defined in Subsection 2.8(g).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Mortgaged Fee Properties”: the collective reference to each real property owned in fee simple by the Loan Parties (i) as of the Closing Date and listed on Schedule 5.8 (if any) and (ii) following the Closing Date, to the extent required to be mortgaged as Collateral pursuant to the requirements of Subsection 7.9, including the land and all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”: the collective reference to the mortgages and deeds of trust, or similar security instruments, executed and delivered by any Loan Party in favor of the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: from an Asset Disposition or Recovery Event, an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case, as a consequence of, or in respect of, such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens on the Collateral that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Term Loan Facility Obligations) (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or subject to such Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in each case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Borrower or any of its Subsidiaries.

“Net Available Cash Amount”: as defined in Subsection 8.4(b).

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of, or any Incurrence of Indebtedness by, the Borrower or any Subsidiary, or any capital contribution to the Borrower or any Subsidiary, the cash proceeds of such issuance, sale, Incurrence or contribution received by the Borrower or such Subsidiary net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“New York Courts”: as defined in Subsection 11.13(a).

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: as defined in Subsection 2.8(e).

“Non-Wholly Owned Subsidiary”: each Subsidiary that is not a Wholly Owned Subsidiary.

“Note”: as defined in Subsection 2.2(a).

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Offered Amount”: as defined in Subsection 4.4(h)(iv)(1).

“Offered Discount”: as defined in Subsection 4.4(h)(iv)(1).

“OID”: as defined in Subsection 2.6(d).

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent.

“Other Representatives”: Credit Suisse Securities (USA) LLC, RBC Capital Markets, UBS Securities LLC and Citigroup Global Markets Inc., in their capacities as joint lead arrangers and joint bookrunners, and Royal Bank of Canada and UBS Securities LLC, in their capacities as Syndication Agents.

“Outstanding Amount”: with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Entity”: any Other Parent and any other Person that is a Subsidiary of any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as an “Other Parent”; provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person. The Borrower shall not in any event be deemed to be a “Parent Entity.”

“Parent Expenses”:   (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, (v) fees and expenses incurred by any Parent Entity in connection with maintenance and implementation of any management equity incentive plan associated with the management of the Borrower and its Subsidiaries, and (vi) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness”: Indebtedness secured by a Lien on the Collateral ranking pari passu with the Liens securing the Term Loan Facility Obligations.

“Participant”: as defined in Subsection 11.6(c).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Participating Lender”: as defined in Subsection 4.4(h)(iii)(2).

“Patriot Act”: as defined in Subsection 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Affiliated Assignee”: CD&R, any investment fund managed or controlled by CD&R and any special purpose vehicle established by CD&R or by one or more of such investment funds.

“Permitted Debt Exchange”: as defined in Subsection 2.7(a).

“Permitted Debt Exchange Notes”: as defined in Subsection 2.7(a).

“Permitted Debt Exchange Offer”: as defined in Subsection 2.7(a).

“Permitted Holders”: any of the following: (i) any of the CD&R Investors; (ii) any of the Management Investors, CD&R and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Borrower or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) constitutes or results in a Change of Control in respect of which the Borrower makes payment in full of the Loans as provided in clause (i) of Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), or makes a Change of Control Offer pursuant to Subsection 8.8(a), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment”: an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)          a Restricted Subsidiary, the Borrower, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment (x) held by such Person that was not acquired by such Person, or, (y) made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii)         another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and, in each case, any Investment (x) held by such other Person that was not acquired by such Person, or (y) made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii)        Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)         receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)          any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Subsection 8.4;

(vi)         securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)        Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(a), and, in each case, any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or any such binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted by this Agreement;

(viii)      Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Subsection 8.1;

(ix)         pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Subsection 8.6;

(x)          (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower or any Parent Entity, provided that if such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent Entity to the Borrower;

(xi)         bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)        [reserved];

(xiii)      any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), Capital Stock of any Parent Entity or Junior Capital as consideration;

(xiv)        Management Advances;

(xv)         Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $100,000,000 and 60% of Consolidated Four Quarter EBITDA; provided that the aggregate amount of Investments outstanding at any time pursuant to this clause (xv) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $50,000,000 and 30% of Consolidated Four Quarter EBITDA;

(xvi)        any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Subsection 8.5(b) (except transactions described in clauses (i), (ii)(4), (iii), (v), (vi), (ix) and (x) therein), including any Investment pursuant to any transaction described in Subsection 8.5(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Borrower);

(xvii)      any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Borrower or any of its Subsidiaries;

(xviii)     other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of $100,000,000 and 60% of Consolidated Four Quarter EBITDA; and

(xix)        Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice.

If any Investment pursuant to clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xv), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xv) or (xviii) above, or Subsection 8.2(b)(vi) or 8.2(b)(xv), as applicable.

“Permitted Liens”:

(a)          Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)          Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings or that do not materially detract from the value of the Borrower’s or such Person’s property or assets;

(c)          pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)          pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, whether or not of record and whether now in existence or hereafter entered into, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f)          Liens existing on, or provided for under written arrangements existing on, the Closing Date and set forth on Schedule 1.1(b), or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness, so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)          (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations or Financing Lease Obligations Incurred in compliance with Subsection 8.1;

(i)          Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)          leases, subleases, licenses or sublicenses to or from third parties;

(k)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Subsection 8.1(b)(i) pursuant to (a) this Agreement and the other Loan Documents, (b) the Senior ABL Facility, (c) any Permitted Debt Exchange Notes (and any Refinancing Indebtedness in respect thereof), (d) any Rollover Indebtedness (and any Refinancing Indebtedness in respect thereof), (e) any Additional Obligations (and any Refinancing Indebtedness in respect thereof) and (f) Letter of Credit Facilities (and any Refinancing Indebtedness in respect thereof), provided, that any Liens on Collateral pursuant to subclause (b), (c), (d) or (e) of this clause (k)(1) shall be subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (2) Indebtedness Incurred in compliance with clauses (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(xvi) or clauses (b)(iii)(B) and (C) of Subsection 8.1 (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Subsection 8.1(a)), (3) any Indebtedness Incurred in compliance with Subsection 8.1(b)(xiii) or (xvii), provided that any Liens securing such Indebtedness shall rank junior to the Liens securing the Term Loan Facility Obligations and shall be subject to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, (4) (A) Acquisition Indebtedness Incurred in compliance with Subsection 8.1(b)(x) or (xi); provided that (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into the Borrower or any Restricted Subsidiary, in any transaction to which such Acquisition Indebtedness relates or (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated Secured Leverage Ratio would equal or be less than the Consolidated Secured Leverage Ratio immediately prior to giving effect thereto or (z) such Liens rank junior to the Liens securing the Term Loan Facility Obligations and shall be subject to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable, or (B) any Refinancing Indebtedness Incurred in respect thereof, (5) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited, in the case of this clause (k)(5), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), or (6) obligations in respect of Management Advances or Management Guarantees, in each case under the foregoing clauses (1) through (6) including Liens securing any Guarantee of any thereof;

(l)          Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens or arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(m)          Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(n)          any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than any Indebtedness described in clause (k)(1) above of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)          Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to Subsection 8.6, (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Subsection 8.1 on assets that are the subject of such repurchase agreements, (12) on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Temporary Cash Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Borrower in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Borrower in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent or (13) on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or a Restricted Subsidiary’s customers;

(q)          other Liens securing Indebtedness or any other obligation that in the aggregate at any time outstanding do not exceed an amount equal to the greater of $100,000,000 and 60% of Consolidated Four Quarter EBITDA at the time of the Incurrence of such Indebtedness or other obligation;

(r)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Special Purpose Entity, or in connection with a Special Purpose Financing or otherwise, Incurred pursuant to clause (b)(ix) of Subsection 8.1;

(s)          Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Subsection 8.1; provided that on the date of Incurrence of such Indebtedness after giving effect to such Incurrence (or, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause), the Consolidated Secured Leverage Ratio shall not exceed 3.50 to 1.00; and

(t)          Liens on the Collateral, if such Liens rank junior to the Liens on such Collateral in relation to the Lien securing the Loans and the Subsidiary Guarantees, as applicable.

For purposes of determining compliance with this definition, (s) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (t) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (u) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (v) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (w) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and the remainder of the Indebtedness as having been secured pursuant to such clause (k)(1) in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(i) (other than pursuant to the Ratio Incremental Facility) or one or more of the other clauses of this definition (other than clause (s) above and clause (k)(3) above in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii)), (x) in the event that a portion of Indebtedness secured by a Lien could be classified in part pursuant to clause (s) above (giving effect to the Incurrence of such portion of Indebtedness), the Borrower, in its sole discretion, may classify such portion of Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (s) above and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition (other than clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility and clause (k)(3) above in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii)), (y) if any Liens securing Indebtedness or other obligations are Incurred to refinance Liens securing Indebtedness or other obligations initially Incurred (or, to refinance Liens Incurred to refinance Liens initially Incurred) in reliance on any category of Permitted Liens measured by reference to a percentage of Consolidated Four Quarter EBITDA at the time of Incurrence of such Indebtedness or other obligation, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause the percentage of Consolidated Four Quarter EBITDA to be exceeded if calculated based on the Consolidated Four Quarter EBITDA on the date of such refinancing, such percentage of Consolidated Four Quarter EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing (or any subsequent refinancing) would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (aa) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (k)(3) above incurred pursuant to Subsection 8.1(b)(xvii) (giving effect to the Incurrence of such portion of such Indebtedness), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (k)(3) above in respect of Indebtedness Incurred pursuant to Subsection 8.1(b)(xvii) and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition other than clause (s) above or clause (k)(1) above in respect of Indebtedness Incurred pursuant to the Ratio Incremental Facility).

“Permitted Payment”: as defined in Subsection 8.2(b).

“Permitted Repricing Amendment”: as defined in Subsection 11.1(i).

“Person”: an individual, partnership, corporation, company, limited liability company, business trust, trust, joint stock company, unincorporated organization, association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online, Debtdomain or any other similar electronic distribution system.

“Predecessor ABL Credit Agreement”: the Loan and Security Agreement, dated as of October 20, 2009, among NCI Group, Inc., Robertson-Ceco II Corporation, the other borrowers party thereto, the guarantors party thereto, Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Predecessor Term Loan Credit Agreement”: that certain Credit Agreement, dated as of June 22, 2012, among the Borrower, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, as amended, restated, modified and supplemented and as in existence on the Closing Date.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Prepayment Date”: as defined in Subsection 4.4(d).

“Purchase”: as defined in clause (4) of the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualifying Lender”: as defined in Subsection 4.4(h)(iv)(3).

“Rating Agency”: Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the applicable security or instrument publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratio Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party constituting Collateral giving rise to Net Available Cash to such Loan Party, as the case may be, in excess of $5,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any Restricted Subsidiary in respect of such casualty or condemnation.

“Reference Banks”: Royal Bank of Canada or such additional or other banks party to this Agreement as may be appointed by the Administrative Agent and reasonably acceptable to the Borrower; provided that at any time the maximum number of Reference Banks does not exceed six (6).

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing”: the repayment, repurchase, prepayment, or defeasance in full of Indebtedness to be Refinanced of the Borrower and any of its Subsidiaries, together with the payment of all fees and other amounts owing thereon, the permanent cancellation of all commitments thereunder and the rolling, termination, back-stopping, cash collateralization of or otherwise providing for, in a manner reasonably acceptable to the Administrative Agent, all reimbursement obligations in respect of letters of credit issued pursuant thereto.

“Refinancing Agreement”: as defined in Subsection 8.3(c).

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance Indebtedness Incurred pursuant to this Agreement and the Loan Documents, the Senior ABL Facility and any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Closing Date and set forth on Schedule 8.1 or Incurred (or established) in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness (x) has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced (or, if earlier, the Initial Term Loan Maturity Date), (y) has a weighted average life to maturity at the time such Refinancing Indebtedness is Incurred that is equal to or longer than the remaining weighted average life to maturity of the Indebtedness being refinanced (or, if shorter, the remaining weighted average life to maturity of the Initial Term Loans) and (z) if an Event of Default under Subsection 9.1(a) or (f) is continuing, is subordinated in right of payment to the Term Loan Facility Obligations to the same extent as the Indebtedness being refinanced, (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or, if issued with original issue discount, with an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Subsection 8.1 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Subsection 8.1 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, and (4) if the Indebtedness being refinanced constitutes Additional Obligations, Rollover Indebtedness, Permitted Debt Exchange Notes or Term Loan Facility Obligations Incurred pursuant to Subsection 8.1(b)(i)(II)(a) (or Refinancing Indebtedness in respect of the foregoing Indebtedness), (w) the Refinancing Indebtedness complies with the requirements of the definition of “Additional Obligations” (other than clause (ii) thereof), (x) if the Indebtedness being refinanced is unsecured and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured and (y) if the Indebtedness being refinanced is secured by a Lien on Collateral ranking junior to the Liens on Collateral securing the Term Loan Facility Obligations and an Event of Default under Subsection 9.1(a) or (f) is continuing, the Refinancing Indebtedness is unsecured or secured by a Lien on Collateral ranking junior to the Liens on Collateral securing the Term Loan Facility Obligations.

“Refunding Capital Stock”: as defined in Subsection 8.2(b)(i).

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvestment Period”: as defined in Subsection 8.4(b)(i).

“Related Business”: those businesses in which the Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, equityholders, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made or received any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.2, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state, foreign, provincial or local tax laws for filing such return) consisting only of the Borrower and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Repricing Transaction”: the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification to this Agreement relating to the interest rate for, or weighted average yield of, the Initial Term Loans), (a) if the primary purpose of such prepayment, refinancing, substitution, replacement or amendment is (as determined by the Borrower in good faith, which determination shall be conclusive) to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR Rate), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any Restricted Subsidiary of new Indebtedness, such new Indebtedness is broadly marketed or syndicated first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four-year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBOR Rate, but including any LIBOR floor or similar floor that is higher than the then applicable Adjusted LIBOR Rate) that is less than the “effective yield” (as reasonably determined by the Administrative Agent, in consultation with the Borrower, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment to this Agreement.

“Required Lenders”: Lenders the Term Credit Percentages of which aggregate to greater than 50.0%; provided that the Term Loans held or deemed held by a Defaulting Lender or by a Disqualified Party shall be excluded for purposes of making a determination of Required Lenders.

“Required Majority in Interest Lenders”: Lenders of any Tranche or Lenders of any group of affected Lenders, as applicable, the Total Credit Percentages of which aggregate to greater than 50.0% of the Total Credit Percentages of such Tranche or Lenders of such group of affected Lenders; provided that Incremental Revolving Commitments and Term Loans held or deemed held by a Defaulting Lender or by a Disqualified Party shall be excluded for purposes of making a determination of Required Majority in Interest Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller or the VP–Treasury of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by the chief executive officer or president of such Person or, with respect to financial matters, by the chief financial officer of such Person, (c) with respect to the fifth and sixth sentences of Subsection 1.2(c), Subsection 7.7 and without limiting the foregoing, the general counsel (or substantial equivalent) of such Person and (d) with respect to ERISA matters, the senior vice president of human resources (or substantial equivalent) of such Person.

“Restricted Payment”: as defined in Subsection 8.2(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.2, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of Subsection 8.2 and the parenthetical exclusions contained in clauses (ii) and (iii) of Subsection 8.2).

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Lender”: any Incremental Revolving Lender.

“Revolving Loans”: any Incremental Revolving Loans.

“Rollover Indebtedness”: Indebtedness of any Borrower or a Guarantor issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Subsection 4.4(a) or (e); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness would not have a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the Term Loans being repaid.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Sale”: as defined in clause (3) of the definition of “Consolidated Coverage Ratio.”

“SEC”: the United States Securities and Exchange Commission or any successor thereto.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Loan Party to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee by any Guarantor of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior ABL Agreement”: the Credit Agreement, dated as of the date hereof, among the Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association (and/or one of its Affiliates), as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Agreement. Any reference to the Senior ABL Agreement hereunder shall be deemed a reference to each Senior ABL Agreement then in existence.

“Senior ABL Facility”: the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures or financing agreements or otherwise) except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility. Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Notes”: 8.25% Senior Notes due 2023 of the Borrower issued on January 16, 2015 as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture”: the Indenture dated as of January 16, 2015, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurodollar Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Solicited Discount Proration”: as defined in Subsection 4.4(h)(iv)(3).

“Solicited Discounted Prepayment Amount”: as defined in Subsection 4.4(h)(iv)(1).

“Solicited Discounted Prepayment Notice”: an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offer made pursuant to Subsection 4.4(h)(iv) substantially in the form of Exhibit Q.

“Solicited Discounted Prepayment Offer”: the irrevocable written offer by each Lender, substantially in the form of Exhibit R, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”: as defined in Subsection 4.4(h)(iv)(1).

“Solvent” and “Solvency”: with respect to the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Borrower”, “Closing Date”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit H).

“Special Purpose Entity”:   (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Borrower, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: any Subsidiary of the Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Discount”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Prepayment Amount”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Prepayment Notice”: an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Subsection 4.4(h)(ii) substantially in the form of Exhibit S.

“Specified Discount Prepayment Response”: the written response by each Lender, substantially in the form of Exhibit T, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”: as defined in Subsection 4.4(h)(ii)(1).

“Specified Discount Proration”: as defined in Subsection 4.4(h)(ii)(3).

“Specified Existing Term Tranche”: as defined in Subsection 2.8(a)(ii).

“Specified Refinancing Amendment”: an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Subsection 2.9.

“Specified Refinancing Facilities”: as defined in Subsection 2.9(a).

“Specified Refinancing Indebtedness”: Indebtedness incurred by the Borrower pursuant to and in accordance with Subsection 2.9.

“Specified Refinancing Lenders”: as defined in Subsection 2.9(b).

“Specified Refinancing Loans”: as defined in Subsection 2.9(a).

“Specified Refinancing Tranche”: Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan in respect thereof added to such Tranche pursuant to Subsection 2.6.

“Sponsor”: CD&R.

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Submitted Amount”: as defined in Subsection 4.4(h)(iii)(1).

“Submitted Discount”: as defined in Subsection 4.4(h)(iii)(1).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loan Facility Obligations pursuant to a written agreement.

“Subsection 2.8 Additional Amendment”: as defined in Subsection 2.8(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: (x) each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Excluded Subsidiary) of the Borrower which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof and (y) each other Subsidiary of the Borrower which the Borrower causes to execute and deliver a Subsidiary Guaranty pursuant to the last sentence of Subsection 7.9(b) or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the Term Loan Facility Obligations of the Borrower under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement or pursuant to a guaranty in such other form as may be agreed between the Borrower and the Administrative Agent.

“Successor Borrower”: as defined in Subsection 8.7(a)(i).

“Supplemental Term Loan Commitments”: as defined in Subsection 2.6(a).

“Supplemental Term Loans”: Term Loans made in respect of Supplemental Term Loan Commitments.

“Tax Sharing Agreement”: any Tax Sharing Agreement entered into between the Borrower and any Parent Entity, substantially in the form of Exhibit V, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or any Senior ABL Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 90.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Credit Percentage”: as to any Lender at any time, the percentage of the aggregate outstanding Term Loans (if any) of the Lenders and aggregate unused Term Loan Commitments of the Lenders (if any) then constituted by such Lender’s outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any).

“Term Loan Commitment”: as to any Lender, the aggregate of its Initial Term Loan Commitments, Incremental Term Loan Commitment and Supplemental Term Loan Commitments; collectively as to all Lenders the “Term Loan Commitments.”

“Term Loan Declined Amount”: as defined in Subsection 4.4(d).

“Term Loan Facility Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or that would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Term Loans”: the Initial Term Loans, Incremental Term Loans, Extended Term Loans and Specified Refinancing Loans, as the context shall require.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of (i) such Lender’s Incremental Revolving Commitment (if any) then outstanding (or, if the Incremental Revolving Commitments have terminated or expired, such Lender’s then outstanding Revolving Loans) and (ii) such Lender’s then outstanding Term Loans (if any) and such Lender’s unused Term Loan Commitments (if any) then outstanding constitutes of (b) the sum of (i) the Incremental Revolving Commitments (if any) of all Lenders then outstanding (or, if the Incremental Revolving Commitments have terminated or expired, such Lender’s then outstanding Revolving Loans) and (ii) the aggregate outstanding Term Loans (if any) of all Lenders then outstanding and aggregate unused Term Loan Commitments of all Lenders (if any) then outstanding.

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Price”: as defined in Subsection 11.6(k)(iv)(A)(z).

“Tranche”: (i) with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term Loans or Initial Term Loan Commitments, (2) Incremental Loans or Incremental Term Loan Commitments with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.6, (3) Extended Term Loans (of the same Extension Series) or (4) Specified Refinancing Loans with the same terms and conditions made on the same day and any Supplemental Term Loans added to such Tranche pursuant to Subsection 2.6 and (ii) with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are Incremental Revolving Commitments or Incremental Revolving Loans with the same terms and conditions made on the same day pursuant to Subsection 2.6.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the entry into this Agreement and the Loan Documents and the Incurrence of Indebtedness thereunder, (ii) the entry into the ABL Facility Documents and incurrence of Indebtedness thereunder (and including the rollover of any existing letters of credit), (iii) the repayment of certain existing Indebtedness of the Borrower and its Subsidiaries, termination of certain existing commitments and termination and release of certain existing Liens, including those under the Predecessor Term Loan Credit Agreement and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in Subsection 8.2(b)(i).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurodollar Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unrestricted Cash”: at any date of determination, without duplication, (a) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower prepared in accordance with GAAP as of the end of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the date of such determination for which consolidated financial statements of the Borrower are available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Term Loan Facility Obligations or other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement), plus (b) the proceeds from any Incurrence of Indebtedness in reliance on the Ratio Incremental Facility or any other Indebtedness that is secured by Liens pursuant to clause (s) of the definition of “Permitted Liens” since the date of such consolidated balance sheet and on or prior to the date of determination that are (as determined in good faith by the Borrower, which determination shall be conclusive) intended to be used for working capital purposes.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Subsection 8.2 and (D) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (1) (x) the Borrower could Incur at least $1.00 of additional Indebtedness under Subsection 8.1(a) or (y) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Subsection 8.1(b) and (2) immediately after such designation, no Event of Default under Subsection 9.1(a) or (f) shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than director’s qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Other Definitional and Interpretive Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)          As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that such Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default has occurred hereunder (any such Default or Event of Default, an “Initial Default”) and is subsequently cured (a “Cured Default”), any other Default or Event of Default that resulted from (i) the making or deemed making of any representation or warranty by any Loan Party or (ii) the taking of any action by any Loan Party or any Subsidiary of any Loan Party that was prohibited hereunder solely as a result of the continuation of such Cured Default (and was not otherwise prohibited by this Agreement), in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not been continuing at the time of such representation, warranty or action, shall be deemed to automatically be cured upon, and simultaneously with, the cure of the Cured Default, so long as at the time of such representation, warranty or action, no Responsible Officer of the Borrower had knowledge of any such Initial Default. To the extent not already so notified, the Borrower will provide prompt written notice of any such automatic cure to the Administrative Agent after a Responsible Officer of the Borrower knows of the occurrence of any such automatic cure.

(d)          For purposes of determining any financial ratio or making any financial calculation for any Fiscal Quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

(e)          [Reserved].

(f)          Any financial ratios, including any required to be satisfied in order for a specific action to be permitted under this Agreement, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(g)          Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(i)           In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i), and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) a definitive agreement for the applicable Limited Condition Transaction was entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any equivalent thereof under the laws, rules or regulations in any other applicable jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction is made (or the equivalent notice under such equivalent laws, rules or regulations in such other applicable jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(j)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)          determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Coverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio or any other financial measure;

(ii)         testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Four Quarter EBITDA); or

(iii)        any other determination as to whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (x) a definitive agreement for such Limited Condition Transaction is entered into, (y) in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or any comparable laws, rules or regulations in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction (or the equivalent notice under such comparable laws, rules or regulations in such other jurisdiction) or (z) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive Fiscal Quarters of the Borrower ending prior to the LCT Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates or in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence or Discharge of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date on which the definitive agreement for such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

SECTION 2

Amount and Terms of Commitments

2.1           Initial Term Loans. Subject to the terms and conditions hereof, each Lender holding an Initial Term Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Initial Term Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof, which Initial Term Loans:

(i)          except as hereinafter provided, shall, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; and

(ii)         shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender.

Without limitation of Subsections 2.6 and 8.1(b)(i), once repaid, Initial Term Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term Loans on such date), the Initial Term Loan Commitments of each Lender shall terminate.

2.2           Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Note”, and, collectively, the “Notes”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Loans made (or acquired by assignment pursuant to Subsection 11.6(b)) by such Lender to the Borrower. Each Note shall be dated the Closing Date and shall be payable as provided in Subsection 2.2(b) and provide for the payment of interest in accordance with Subsection 4.1.

(b)          The Initial Term Loans of all the Lenders shall be payable in consecutive quarterly installments beginning on June 29, 2018 up to and including the Initial Term Loan Maturity Date (subject to reduction as provided in Subsection 4.4), on the dates (each such date, an “Installment Date”) and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable Installment Dates (or, if less, the aggregate amount of such Initial Term Loans then outstanding):

Date	Amount

The last Business Day of each March, June, September and December ending prior to the Initial Term Loan Maturity Date	0.25% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date

Initial Term Loan Maturity Date	all unpaid aggregate principal amounts of any outstanding Initial Term Loans

2.3           Procedure for Initial Term Loan Borrowing. The Borrower shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), and shall be revocable at any time prior to funding) on the Closing Date specifying the amount of the Initial Term Loans to be borrowed by the Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having an Initial Term Loan Commitment will make the amount of its pro rata share of the Initial Term Loan Commitments available to the Administrative Agent, in each case for the account of the Borrower at the office of the Administrative Agent specified in Subsection 11.2 prior to 10:00 A.M., New York City time (or, if the time period for the Borrower’s delivery of notice was extended, such later time as agreed to by the Borrower and the Administrative Agent in its reasonable discretion, but in no event less than one hour following notice), on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4           [Reserved].

2.5           Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which the Initial Term Loans are denominated) for the account of each Lender the then unpaid principal amount of each Initial Term Loan of such Lender made to the Borrower, on the Initial Term Loan Maturity Date (or such earlier date on which the Initial Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest (in the currency in which the Initial Term Loans are denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)          The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan, the Type thereof, the Tranche thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each applicable Lender’s share thereof.

(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Incremental Facilities. (a) So long as no Event of Default under Subsection 9.1(a) or (f) exists or would arise therefrom, the Borrower shall have the right (on behalf of itself, or in the case of Incremental Loans the proceeds of which will be subject to an escrow or other similar arrangement, an Escrow Subsidiary (any such Escrow Subsidiary, an “Escrow Borrower”)), at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the “Incremental Term Loan Commitments”), (ii) to increase the Existing Term Loans by requesting new term loan commitments to be added to an Existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”), (iii) to request new commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”, and each Lender providing Incremental Revolving Commitments, an “Incremental Revolving Lender”), and (iv) to request new letter of credit facility commitments under one or more new letter of credit facilities to be included in this Agreement (the “Incremental Letter of Credit Commitments” and, together with the Incremental Term Loan Commitments, Supplemental Term Loan Commitments and the Incremental Revolving Commitments, the “Incremental Commitments”), provided that, (i) the aggregate amount of Incremental Commitments permitted pursuant to this Subsection 2.6 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), an amount that could then be Incurred under this Agreement in compliance with Subsection 8.1(b)(i) and (ii) if any portion of an Incremental Commitment is to be incurred in reliance on clause (ii) of the definition of “Maximum Incremental Facilities Amount”, the Borrower shall have delivered a certificate to the Administrative Agent, certifying compliance with the financial test set forth in such clause (together with calculations demonstrating compliance with such test). Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Subsection 2.6 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion); provided that such amount may be less than $10,000,000 if such amount represents the then remaining aggregate principal amount available to be Incurred in compliance with Subsection 8.1(b)(i).

(b)          Each request from the Borrower pursuant to this Subsection 2.6 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Incremental Lender”, and the Additional Incremental Lenders together with any existing Lender providing Incremental Commitments, the “Incremental Lenders”); provided that if such Additional Incremental Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Incremental Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment). The Borrower may agree, in its sole discretion, to accept a lesser amount of any Incremental Commitment than originally requested. In the event there are Lenders and Additional Incremental Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrower shall have the right to allocate such commitments on whatever basis the Borrower determines is appropriate.

(c)          Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche of Term Loans to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit I-1 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Increase Supplement”) or by each Additional Incremental Lender substantially in the form attached hereto as Exhibit I-2 or in such other form as may be appropriate in the opinion of the Borrower and the Administrative Agent (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register. Upon effectiveness of the Lender Joinder Agreement each Additional Incremental Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents (including amendments to Subsection 2.2(b) to increase the amortization payments or interest rate margins thereunder or add customary call protection provisions with respect thereto to allow for the applicable Incremental Loans to be fungible with an existing Tranche of Term Loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.6(c).

(d)          Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, an Escrow Borrower (if applicable) and each applicable Incremental Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.6; provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Subsidiary Guarantor), and (other than with respect to proceeds of such Incremental Commitments that are subject to an escrow or other similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Incremental Commitments) will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Term Loan Facility Obligations (so long as any such Incremental Commitments (and related Obligations) are subject to a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement, as applicable), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loan Facility Obligations and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Lien on any asset (other than proceeds of Incremental Loans that are subject to an escrow or similar arrangement and any related deposit of cash, Cash Equivalents or Temporary Cash Investments to cover interest and premium in respect of such Incremental Loans) of any Loan Party that does not also secure the Term Loans and (II) so long as any Initial Term Loans are outstanding, any mandatory prepayment from the Net Cash Proceeds of Asset Dispositions (other than any Asset Disposition in respect of any assets, business or Person the acquisition of which was financed, all or in part, with Incremental Loans provided pursuant to such Incremental Commitment Amendment and the disposition of which was contemplated by any definitive agreement in respect of such acquisition) or Recovery Event or from Excess Cash Flow, to the extent the Net Cash Proceeds of such Asset Disposition or Recovery Event or such Excess Cash Flow are required to be applied to repay the Initial Term Loans pursuant to Subsection 4.4(b), on more than a ratable basis with the Initial Term Loans (after giving effect to any amendment in accordance with Subsection 11.1(d)(vi)); (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the maturity date and the weighted average life to maturity of any Incremental Term Loan Commitments shall be no earlier than or shorter than, as the case may be, the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity (1) for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Initial Term Loan Maturity Date or the remaining weighted average life to maturity of the Initial Term Loans, as applicable or (2) pursuant to an escrow or similar arrangement with respect to the proceeds of such Incremental Term Loans); (iv) the interest rate margins and amortization schedule applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; provided that in the event that the applicable interest rate margins for any syndicated floating rate Incremental Term Loans denominated in Dollars, the principal amount of which exceeds $75,000,000, with a Stated Maturity that is earlier than 12 months following the Initial Term Loan Maturity Date Incurred by the Borrower pursuant to the Ratio Incremental Facility, made on or prior to the 12-month anniversary of the Closing Date, are higher than the applicable interest rate margin for the Initial Term Loans by more than 75 basis points, then the effective interest rate margin for the Initial Term Loans at the time such Incremental Commitments become effective (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate margins for such Incremental Term Loan Commitment minus 75 basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”); provided, further that, in determining the applicable interest rate margins for the applicable Initial Term Loans and the Incremental Term Loans, (A) original issue discount (“OID”) or upfront fees payable generally to all participating Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Initial Term Loans or any Incremental Term Loan, as applicable, in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) (provided that, if the Initial Term Loans are issued in a manner such that all Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the applicable Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any arrangement or structuring fees payable in connection with the Incremental Term Loans or any other fees payable in connection with the Incremental Term Loans that are not shared with all Additional Incremental Lenders providing such Incremental Term Loans shall, in each case, be excluded; (C) any amendments to the Applicable Margin or the effective interest rate margin on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the effective time of such Incremental Term Loans shall also be included in such calculations, (D) if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for such Initial Term Loans shall be required, to the extent an increase in the interest rate floor for the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Initial Term Loans shall be increased by such amount to the extent necessary to adjust the applicable Existing Interest Rate to be equal to the applicable Adjusted Interest Rate, (E) if the Incremental Term Loans include an interest rate floor lower than the interest rate floor applicable to the Initial Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for the Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to the Initial Term Loans and the interest rate floor applicable to such Incremental Term Loans (which shall be deemed to equal 0% for any Incremental Term Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Term Loans for purposes of determining whether an increase in the Existing Interest Rate shall be required and (F) if the applicable Tranche of Initial Term Loans includes a pricing grid the interest rate margins in such pricing grid that are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the Increased Amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Incremental Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) for class voting and other class protections for any additional credit facilities, (3) for the amendment of the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b), in each case only to extend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Incremental Term Loans, as applicable, (4) in the case of an Incremental Revolving Commitment or an Incremental Letter of Credit Commitment, provide for amendments and modifications necessary or desirable (as determined by the Borrower in good faith, which determination shall be conclusive) to account for the Incremental Revolving Commitments and Incremental Letter of Credit Commitments to be included in this Agreement, in each case on terms as agreed by the Borrower and the Lenders providing such Commitments (including any swingline lender or issuing lender) and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and (5) for the amendment of clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Incremental Term Loans; and (vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower; provided that to the extent such terms and documentation are not consistent with, in the case of Incremental Term Loans, the terms and documentation governing the Initial Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Borrower and the Administrative Agent.

2.7           Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall be equal to or more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (iv) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent and (vi) any applicable Minimum Exchange Tender Condition shall be satisfied.

(b)          With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Subsection 2.7, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion), provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c)          In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Subsection 2.7 and without conflict with Subsection 2.7(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion).

(d)          The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Subsection 2.7(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.8           Extension of Term Loans. (a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches (including any Extended Term Loans) existing at the time of such request (each, an “Existing Tranche” and the Term Loans of such Tranche, the “Existing Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Tranche”, and the Term Loans of such Extended Tranches, the “Extended Term Loans” or the “Extended Loans”) and to provide for other terms consistent with this Subsection 2.8; provided that (i) any such request shall be made by the Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Term Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Term Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Term Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case to the extent provided in the applicable Extension Amendment, and (z) amortization with respect to the Extended Term Tranche may be greater or lesser than amortization for the Specified Existing Term Tranche; provided that, notwithstanding anything to the contrary in this Subsection 2.8 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than the assignment and participation provisions applicable to Initial Term Loans set forth in Subsection 11.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Term Loans from the Specified Existing Term Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b)          The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Term Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Term Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Term Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Term Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Term Tranches included in each such Extension Election. In connection with any extension of Term Loans pursuant to this Subsection 2.8 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 P.M. on the date that is three Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)          Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to (i) provisions related to maturity, interest margins, fees or amortization referenced in clauses (x) through (z) of Subsection 2.8(a), (ii) the definitions of “Additional Obligations”, “Disqualified Stock”, “Junior Capital” and “Refinancing Indebtedness” and Subsection 8.8(b) to amend the maturity date and the weighted average life to maturity requirements, from the Initial Term Loan Maturity Date and remaining weighted average life to maturity of the Initial Term Loans to the extended maturity date and the remaining weighted average life to maturity of such Extended Tranche, as applicable and (iii) clause (iii) of the definition of “Additional Obligations” to provide for the applicable mandatory prepayment protections to apply to such Extended Term Tranche, and which in each case, except to the extent expressly contemplated by the third to last sentence of this Subsection 2.8(c) and notwithstanding anything to the contrary set forth in Subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than $10,000,000 (or, in each case, such lower principal amount as agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of Subsection 11.1 to any Subsection 2.8 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.8 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.8 Additional Amendments do not become effective prior to the time that such Subsection 2.8 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.8 Additional Amendments to become effective in accordance with Subsection 11.1; provided, further, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Specified Existing Term Tranche. It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Subsection 2.8 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.8 Additional Amendment.

(d)          Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Term Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Term Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Term Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date); provided that any Extended Term Tranche or Extended Loans may, to the extent provided in the applicable Extension Amendment, be designated as part of any Tranche of Term Loans (other than the Specified Existing Term Tranche), established on or prior to the date of such Extension Amendment.

(e)          If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (i) replace such Non-Extending Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all or any part of its rights and obligations under this Agreement in respect of the Existing Loans to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (ii) if no Event of Default exists under Subsection 9.1(a) or (f), upon notice to the Administrative Agent, prepay the Existing Loans in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 2.8, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender (or, at its option, the Borrower) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date, the Administrative Agent shall record such assignment in the Register and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)          Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g)          With respect to all Extensions consummated by the Borrower pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

2.9           Specified Refinancing Facilities. (a) The Borrower may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Facilities”) to the Facilities to refinance all or any portion of any Tranche of Term Loans then outstanding under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Term Loan Facility Obligations (so long as any applicable Specified Refinancing Facility (and related Obligations) is subject to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (ii) the Specified Refinancing Facilities and any term loans drawn thereunder (the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Term Loan Facility Obligations, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Term Loan Facility Obligations, (iv) the Specified Refinancing Facilities will have such pricing, amortization (subject to clause (v) below) and optional and mandatory prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (v) the maturity date and the weighted average life to maturity of any Specified Refinancing Facility shall be no earlier than or shorter than, as the case may be, the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions (as determined by the Borrower in good faith, which determination shall be conclusive), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Maturity Date of the Tranche of Term Loans being refinanced or the remaining weighted average life to maturity of the Term Loans being refinanced, as applicable), (vi) the Net Cash Proceeds of such Specified Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Subsection 4.4 (other than prepayments made with an exchange of Rollover Indebtedness under the applicable Specified Refinancing Facility as provided for in the final sentence of Subsection 4.4(c)); and (vii) the Specified Refinancing Facilities shall not have a principal or commitment amount greater than the Loans being refinanced plus accrued and unpaid interest thereon, plus the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(b)          Each request from the Borrower pursuant to this Subsection 2.9 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility. The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder or an Approved Fund, the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required (it being understood that any such Additional Specified Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Subsection 11.6(h), mutatis mutandis, to the same extent as if such Specified Refinancing Facilities and related Obligations had been obtained by such Lender by way of assignment).

(c)          Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each applicable Specified Refinancing Lender. Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Subsection 2.9, in each case on terms consistent with this Subsection 2.9.

(d)          Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new Tranche. Each Specified Refinancing Facility made available pursuant to this Subsection 2.9 shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or, such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

(e)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities Incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Specified Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Subsection 2.9.

SECTION 3

[Reserved]

SECTION 4

General Provisions Applicable to Loans

4.1           Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)          Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)          If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1, plus 2.00% and (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Subsection 4.1(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Subsection 4.1(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)          Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (e) of this Subsection 4.1 shall be payable from time to time on demand exercised in accordance with Subsection 9.2.

(e)          It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2           Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the Borrower may elect from time to time to convert outstanding Loans of a given Tranche from Eurodollar Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower may elect from time to time to convert outstanding Loans of a given Tranche from ABR Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans denominated in Dollars or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Maturity Date.

(b)          Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent prior to 1:00 P.M., New York City time two Business Days prior to such continuation (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) of the length of the next Interest Period to be applicable to such Eurodollar Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than a Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans as of the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $1,000,000 or a whole multiple of $250,000 in excess thereof (provided that, notwithstanding the foregoing (x) any Loan may be borrowed in an amount equal to the aggregate amount of the Commitments in respect of such Loan and (y) any Loan may be converted or continued in its entirety), and so that there shall not be more than 10 Sets at any one time outstanding.

4.4           Optional and Mandatory Prepayments. (a) Optional Prepayment of Term Loans. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, subject to Subsection 4.12, without premium or penalty (except as provided in Subsection 4.5(b)), upon notice by the Borrower to the Administrative Agent prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurodollar Loans), or prior to 12:00 P.M., New York City time on the date of prepayment (in the case of ABR Loans) (or such later time as may be agreed by the Administrative Agent in its reasonable discretion). Such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given and not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $500,000; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety. Each prepayment of Initial Term Loans pursuant to this Subsection 4.4(a) made on or prior to the six-month anniversary of the Closing Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction shall be accompanied by the payment of the fee required by Subsection 4.5(b).

(b)          Mandatory Prepayment of Term Loans. (i) The Borrower shall, in accordance with Subsection 4.4(c), prepay the Term Loans to the extent required by Subsection 8.4(b) (subject to Subsection 8.4(c)), (ii) if on or after the Closing Date, the Borrower or any of its Restricted Subsidiaries shall Incur (A) Specified Refinancing Loans or (B) Indebtedness for borrowed money (excluding Indebtedness permitted pursuant to Subsection 8.1), the Borrower shall, in accordance with Subsection 4.4(c), prepay (or exchange for Rollover Indebtedness) the Term Loans (or, in the case of the Incurrence of any Specified Refinancing Loans, the Tranche of Term Loans being refinanced) in an amount equal to 100.0% of the Net Cash Proceeds thereof (plus any portion of such Indebtedness which represents Rollover Indebtedness) minus the portion of such Net Cash Proceeds applied or offered (to the extent the Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on a no more than pro rata basis with the Term Loans, in each case with such prepayment to be made on or before the fifth Business Day following notice given to each Lender of the Prepayment Date, as contemplated by Subsection 4.4(d) and (iii) the Borrower shall, in accordance with Subsection 4.4(c), prepay the Term Loans within five Business Days following the day on which financial statements in respect of the immediately preceding Fiscal Year are delivered pursuant to Subsection 7.1(a) (commencing with the Fiscal Year ending on or about October 31, 2019) (each, an “ECF Payment Date”), in an amount equal to (A) (1) 50.0% (as may be adjusted pursuant to the last proviso of this clause (iii)) of the Borrower’s Excess Cash Flow for such Fiscal Year, if and to the extent that the amount of such Excess Cash Flow exceeds $7,500,000, minus (2) the sum of (t) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Loans) prepaid pursuant to Subsection 4.4(a), Incremental Revolving Loans prepaid to the extent accompanied by a corresponding permanent Incremental Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Loans) pursuant to Subsection 4.4(h) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Subsection 4.4(h) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) shall be limited to the actual cash amount of such prepayment), in each case during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (w) below), (u) the aggregate amount of cash consideration (including any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments) paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such Fiscal Year constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 (which, in any event, shall not include any deemed application pursuant to clause (z) below), (v) the amount of Capital Expenditures either made in cash or accrued during such Fiscal Year (provided that, whether any such Capital Expenditures shall be deducted for the Fiscal Year in which cash payments for such Capital Expenditures have been paid or the Fiscal Year in which such Capital Expenditures have been accrued shall be at the Borrower’s election; provided, further that, in no case shall any accrual of a Capital Expenditure that has previously been deducted under this clause (2) give rise to a subsequent deduction upon the making of such Capital Expenditure in cash in the same or any subsequent Fiscal Year) (which, in any event, shall not include any deemed application pursuant to clause (z) below), (w) the aggregate principal amount of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Loans) prepaid pursuant to Subsection 4.4(a), Incremental Revolving Loans voluntarily prepaid to the extent accompanied by a corresponding permanent Incremental Revolving Commitment reduction, Pari Passu Indebtedness (in the case of revolving loans, to the extent accompanied by a corresponding permanent commitment reduction) voluntarily prepaid, repaid, repurchased or retired and any prepayment of Term Loans (including Incremental Term Loans, Extended Term Loans and Specified Refinancing Loans) pursuant to Subsection 4.4(h) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) (provided that such deduction for prepayments pursuant to Subsection 4.4(h) or 11.6(h) (by the Borrower or its Restricted Subsidiaries) shall be limited to the actual cash amount of such prepayment), in each case during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(b)(iii), (x) any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during such Fiscal Year (which, in any event, shall not include any designated prepayment pursuant to clause (y) below), (y) the aggregate principal amount of ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the Senior ABL Facility during the period beginning with the day following the last day of such Fiscal Year and ending on the ECF Payment Date and stated by the Borrower as prepaid pursuant to this Subsection 4.4(b)(iii) and (z) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Subsection 4.4(b)(iii)(2) in respect of prior Fiscal Years, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to Investments constituting “Permitted Investments” (other than Permitted Investments of the type described in clause (iii) of the definition thereof and intercompany Investments by and among the Borrower and its Restricted Subsidiaries) or made pursuant to Subsection 8.2 or Capital Expenditures to be consummated or made during the period of four consecutive Fiscal Quarters of the Borrower following the end of such Fiscal Year, provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and Capital Expenditures during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters (provided that no prepayments made pursuant to the other clauses of this Subsection 4.4(b) shall be included in Subsection 4.4(b)(iii)(A)(2)(t), (u), (v), (w), (x), (y) or (z)), in each case, excluding prepayments funded with proceeds from the Incurrence of long-term Indebtedness (unless, in the case of clause (v), such Indebtedness has been repaid) (the amount described in this clause (A), the “ECF Prepayment Amount”) minus (B) the portion of such ECF Prepayment Amount applied or offered (to the extent the Borrower or any of its Subsidiaries is required by the terms thereof) to prepay, repay or purchase Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans; provided that such percentage in clause (1) above shall be reduced to 0% if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 2.50:1.00. Each prepayment of Initial Term Loans pursuant to Subsection 4.4(b)(ii)(A), but not any other prepayment of Initial Term Loans pursuant to Subsection 4.4(b), made on or prior to the six month anniversary of the Closing Date in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction and constituting Specified Refinancing Loans, shall be accompanied by the payment of the fee required by Subsection 4.5(b). Nothing in this Subsection 4.4(b) shall limit the rights of the Agents and the Lenders set forth in Section 9.

(c)          Subject to the last sentence of Subsection 4.4(d) and Subsection 4.4(g), each prepayment of Term Loans pursuant to Subsection 4.4(b) (other than a prepayment with the proceeds of Specified Refinancing Loans) shall be allocated pro rata among the Initial Term Loans, the Incremental Term Loans, the Extended Term Loans and the Specified Refinancing Loans; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis. Each prepayment of Term Loans pursuant to Subsection 4.4(a) shall be applied within each applicable Tranche of Term Loans to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity). Each prepayment of Term Loans pursuant to Subsection 4.4(b) shall be applied within each applicable Tranche of Term Loans, first, to the accrued interest on the principal amount of Term Loans being prepaid and, second, to the respective installments of principal thereof in the manner directed by the Borrower (or, if no such direction is given in direct order of maturity). Notwithstanding any other provision of this Subsection 4.4, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Subsection 4.4(a) or (e), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(d)          The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to Subsection 4.4(b)(iii), three Business Days prior to the date on which such payment is due and (y) pursuant to any other provision of Subsection 4.4(b), promptly (and in any event within five Business Days) upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment (i) in the case of mandatory prepayments pursuant to Subsection 4.4(b)(i), on or before the date specified in Subsection 8.4(b) and (ii) in the case of mandatory prepayments pursuant to any other clause of Subsection 4.4(b), on or before the date specified in such clause, as the case may be (each, a “Prepayment Date”). Subject to the following sentence, once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date (except as otherwise provided in the last sentence of this Subsection 4.4(d)). Any such notice of prepayment pursuant to Subsection 4.4(b) may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent, on or prior to the specified effective date) if such condition is not satisfied. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. The Borrower (in its sole discretion) may give each Lender the option (in its sole discretion) to elect to decline any such prepayment (other than a prepayment pursuant to Subsection 4.4(b)(ii), except as otherwise provided for in the last sentence of Subsection 4.4(c)) by giving notice of such election in writing to the Administrative Agent by 11:00 A.M., New York City time, on the date that is three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender (the “Term Loan Declined Amount”) may, at the option of the Borrower, be applied to the payment or prepayment of Indebtedness, including any Junior Debt, or otherwise be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with this Agreement.

(e)          Without limitation of Subsections 2.6 and 8.1(b)(i), amounts prepaid on account of Term Loans pursuant to Subsection 4.4(a), (e) or (l) may not be reborrowed.

(f)          Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of Loans pursuant to Subsection 4.4(a) or (e) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, in the case of either clause (i) or (ii) above, such unpaid Eurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid. In addition, if the Borrower determines in good faith, which determination shall be conclusive, that repatriating any amounts attributable to Foreign Subsidiaries that are otherwise required to be applied to prepay Term Loans pursuant to Subsection 4.4(b)(i) or 4.4(b)(iii) (x) would result in material adverse tax consequences to the Borrower or any of its Subsidiaries or (y) (1) could reasonably be expected to be prohibited or delayed by applicable law, (2) is restricted by applicable organizational documents or any agreement or (3) is subject to other organizational or administrative impediments from being repatriated to the United States, then, in each case the Borrower shall not be required to prepay such amounts as required thereunder, and such amounts may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (y), the Borrower shall take commercially reasonable actions to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, the applicable organizational documents or agreements, the applicable organizational impediments or other impediment to permit repatriation of the proceeds subject to such prepayments.

(g)          Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Term Loans added pursuant to Subsections 2.6, 2.8 and 2.9, as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.6 or 11.1(e).

(h)          Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(i)          The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Subsection 4.4(h); provided that the Borrower shall not initiate any action under this Subsection 4.4(h) in order to make a Discounted Term Loan Prepayment unless (1) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) or (2) at least three Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion). Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Any Term Loans prepaid pursuant to this Subsection 4.4(h) shall be immediately and automatically cancelled.

(ii)         Borrower Offer of Specified Discount Prepayment. (1) The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(2)         Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3)         If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Subsection 4.4(h)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(iii)        Borrower Solicitation of Discount Range Prepayment Offers. (1) The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)         The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Subsection 4.4(h)(iii). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Subsection 4.4(h)(iii)(3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)         If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(iv)         Borrower Solicitation of Discounted Prepayment Offers. (1) The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate principal amount not less than $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion), and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York City time on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(2)         The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any; provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)         Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Subsection 4.4(h)(iv). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower shall prepay outstanding Term Loans pursuant to this Subsection 4.4(h)(iv) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Subsection 4.4(h)(vi) below (subject to Subsection 4.4(h)(x) below).

(v)          Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(vi)         Payment. If any Term Loan is prepaid in accordance with Subsections 4.4(h)(ii) through (iv) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Subsection 4.4(h) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Subsection 4.4(h) and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Subsection 4.4(h)(vi) and (ii) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Subsection 4.4(h) as if made at par. It is also understood and agreed that prepayments pursuant to this Subsection 4.4(h) shall not be subject to Subsection 4.4(a), or, for the avoidance of doubt, Subsection 11.7(a) or the pro rata allocation requirements of Subsection 4.8(a).

(vii)        Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Subsection 4.4(h), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii)      Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Subsection 4.4(h), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)         Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that the Administrative Agent may perform any and all of its duties under this Subsection 4.4(h) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(h) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Subsection 4.4(h).

(x)          Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Subsection 4.4(h) shall not constitute a Default or Event of Default under Subsection 9.1 or otherwise).

(xi)         No Obligation. This Subsection 4.4(h) shall not (i) require the Borrower to undertake any prepayment pursuant to this Subsection 4.4(h) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

4.5           Administrative Agent’s Fee; Other Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees set forth in the last paragraph under the heading “Term Loan Facility Fees” of the Fee Letter on the payment dates set forth therein.

(b)          If on or prior to the six-month anniversary of the Closing Date the Borrower makes an optional prepayment or mandatory prepayment pursuant to Subsection 4.4(b)(ii)(A) of all or a portion of the Initial Term Loans in an amount equal to the Net Cash Proceeds received by the Borrower or any Restricted Subsidiary from its incurrence of new Indebtedness under first lien secured bank financing in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of Initial Term Loans being prepaid. If, on or prior to the six-month anniversary of the Closing Date, any Lender is replaced pursuant to Subsection 11.1(g) in connection with any amendment of this Agreement (including in connection with any refinancing transaction permitted under Subsection 11.6(g) to replace the Initial Term Loans) that results in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Subsection 2.8(e) or 11.1(g)) shall receive a fee equal to 1.0% of the principal amount of the Initial Term Loans of such Lender assigned to a replacement Lender pursuant to Subsection 2.8(e) or 11.1(g).

4.6           Computation of Interest and Fees. (a) Interest (other than interest based on the Base Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Base Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate.

(c)          Upon the request of the Administrative Agent, each Reference Bank (whether or not currently a Lender hereunder) agrees that, if such Reference Bank is currently providing quotes for deposits in Dollars to leading banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to leading banks in the London interbank market two Business Days before the first day of the relevant Interest Period for deposits in Dollars of a duration equal to the duration of such Interest Period. The Borrower agrees to keep confidential the rate quoted by any Reference Bank and provided to it or the Administrative Agent pursuant to this Subsection 4.6(c); provided, that such rates may be disclosed to (i) to the Sponsor, the Borrower, any Restricted Subsidiary and to their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) if the applicable Reference Bank consents to such proposed disclosure (such consent not to be unreasonably withheld) or (iii) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights.

4.7           Inability to Determine Interest Rate. If, prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans, the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

4.8           Pro Rata Treatment and Payments.

(a)          Except as expressly otherwise provided herein, each payment (including each prepayment, but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 2.9, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6) by the Borrower on account of principal of and interest on any Loans of a given Tranche (other than (v) payments in respect of any difference in the Applicable Margin, Adjusted LIBOR Rate or Alternate Base Rate in respect of any Tranche, (w) any payments pursuant to Subsection 4.4(b) to the extent declined by any Lender in accordance with Subsection 4.4(d), (x) any payments pursuant to Subsection 4.4(h) which shall be allocated as set forth in Subsection 4.4(h) and (y) any prepayments pursuant to Subsection 11.6(h)(i)(2)) shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans of such Tranche then held by the respective Lenders; provided that a Lender may, at its option, and if agreed by the Borrower, exchange such Lender’s portion of a Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment, pursuant to the last sentence of Subsection 4.4(c). All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.8, 2.9 and 11.1(h), as applicable, or pursuant to any other credit or letter of credit facility added pursuant to Subsection 2.6 or 11.1(e).

(b)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from the Borrower; provided that the foregoing notice and recovery provisions shall not apply to the funding of Initial Term Loans on the Closing Date and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

4.9           Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested, (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law and (d) such Lender’s then outstanding Affected Loans, if any, not converted to ABR Loans pursuant to clause (c) of this Subsection 4.9 shall, at the option of the Borrower (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans (which rate, if less than zero, shall be deemed zero for purposes of this Agreement), as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10        Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)          shall subject such Lender to any Tax of any kind whatsoever with respect to any Eurodollar Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate, as applicable, hereunder; or

(iii)        shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans; provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrower shall not be required to compensate a Lender pursuant to this Subsection 4.10(a) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrower shall not be required to compensate a Lender pursuant to this Subsection 4.10(b) (i) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor or (ii) for any amounts, if such Lender is applying this provision to the Borrower in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other syndicated credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)          Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11         Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which for purposes of this Subsection 4.11 shall include FATCA), all payments made by the Borrower or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that the Borrower or the Agents may withhold from any payment made under this Agreement or any Notes to or for the benefit of any Person who is not a United States Person any U.S. federal withholding tax that would apply to such payment if all payments of interest (including original issue discount), fees and commissions under this Agreement and any Notes were treated as income from sources within the United States for U.S. federal income tax purposes; provided further that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower to any Agent or any Lender hereunder or under any Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by the Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c), (d) or (e) of this Subsection 4.11 or with the requirements of Subsection 4.13, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(b)         Each Agent and each Lender that is not a United States Person shall:

(i)          (1) on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)         deliver to the Borrower and the Administrative Agent two further accurate and complete original signed forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower;

(3)         obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

(4)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (4), such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

(ii)         in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)         represent to the Borrower and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2)         deliver to the Borrower on or before the date of any payment by the Borrower under this Agreement with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that, in determining the reasonableness of a request under this clause (3), such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(iii)        in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)         on or before the date of any payment by the Borrower under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, and, if any beneficiary or member of such Agent or such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Agent or such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Agent’s or such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)         with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any U.S. federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)         with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed Internal Revenue Service Forms W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)         deliver to the Borrower and the Administrative Agent two further accurate and complete original signed forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless, in any such case (other than with respect to United States backup withholding tax), there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c)         Each Lender and each Agent, in each case that is a United States Person, shall, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor applicable form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)         Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by the Borrower under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i)          deliver to the Borrower (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by the Borrower under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any U.S. federal income taxes;

(ii)         deliver to the Borrower two further accurate and complete original signed forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii)        obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower.

(e)         If a payment made to an Agent or a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Agent or such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Agent or such Lender has complied with such Agent’s or such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrower and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

4.12         Indemnity. The Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrower, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower, each Lender and Agent to which the Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender or Agent its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)         If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under Subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

(c)         If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by the Borrower pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans and Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

(d)         If the Borrower shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans or Loans bearing an alternate rate of interest, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan or Commitment, in whole or in part, at an aggregate price no less than such Loan’s or Commitment’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)          If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)          The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

4.14         Defaulting Lender. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)          in determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Incremental Revolving Commitment of such Defaulting Lender) shall be excluded and disregarded; and

(b)          the Borrower shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Revolving Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower, the Administrative Agent and any such substitute Revolving Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, to the Administrative Agent and each Lender that:

5.1           Financial Condition. (a) The audited consolidated balance sheets of the Borrower and its Subsidiaries as of October 30, 2017, October 30, 2016 and November 1, 2015 and the related consolidated statements of operations, equity and cash flows for the Fiscal Years ended October 30, 2017, October 30, 2016 and November 1, 2015, reported on by and accompanied by unqualified reports from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and consolidated cash flows for the respective periods then ended, of the Borrower and its Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b)          As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

5.2           No Change; Solvent. Since the Closing Date, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date, the Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3           Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Term Loan Facility Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrower) as would not reasonably be expected to have a Material Adverse Effect.

5.6           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens). Schedule 5.8 sets forth all Mortgaged Fee Properties as of the Closing Date.

5.9           Intellectual Property. The Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and trade secrets necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those for which the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, to the knowledge of the Borrower, (1) no claim has been asserted and is pending by any Person against the Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property and (2) the use of such Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except (in each case under the preceding clauses (1) and (2)) for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10         Taxes. To the knowledge of the Borrower, (1) each of the Borrower and its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case under the preceding clauses (1) and (2) other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be).

5.11         Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12         ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event, (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), (iii) any noncompliance with the applicable provisions of ERISA or the Code, (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) a Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan, (vi) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity, (vii) the Insolvency of any Multiemployer Plan or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)          With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities, (iii) any obligation of the Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan, (iv) any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan, (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities, if applicable), (vi) any facts that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits) and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13         Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all Filings (as defined in the Guarantee and Collateral Agreement) have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as described in the Guarantee and Collateral Agreement) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement and (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction (in the case of Deposit Accounts) and the State of New York (in the case of Pledged Stock) from time to time) are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement and (d) the Mortgages (if any) have been duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and the formal requirements of state or local law applicable to the recording of real property mortgages generally have been complied with, the security interests and liens granted pursuant to the Guarantee and Collateral Agreement and the Mortgages (if any) shall constitute (to the extent described therein and with respect to the Mortgages (if any), only as relates to the real property security interests and Liens granted pursuant thereto) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledger or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14         Investment Company Act; Other Regulations. The Borrower is not required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.15         Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Borrower therein.

5.16         Purpose of Loans. The proceeds of Term Loans shall be used by the Borrower (i) in the case of the Initial Term Loans, to effect, in part, the Transactions, and to pay certain fees, premiums and expenses relating thereto and (ii) in the case of all other Term Loans, to finance the working capital, capital expenditures, business requirements of the Borrower and its Subsidiaries and for other purposes not prohibited by this Agreement.

5.17         Environmental Matters. Except as disclosed on Schedule 5.17 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereof.

(b)          Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to, at or from any real property presently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Borrower and its Restricted Subsidiaries or (iii) impair the fair saleable value of any Mortgaged Fee Properties.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened.

(d)          Neither the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)          Neither the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18         No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19         Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20         Insurance. Schedule 5.20 sets forth a complete and correct listing as of the Closing Date, of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.

5.21         Anti-Terrorism. To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary is in compliance with (a) the PATRIOT Act, (b) the Trading with the Enemy Act, as amended and (c) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto. Neither any Loan Party nor, except as would not reasonably be expected to have a Material Adverse Effect, (i) any Restricted Subsidiary that is not a Loan Party or (ii) to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary, is the target of any Sanctions. None of the Borrower or any Restricted Subsidiary will knowingly use the proceeds of the Loans for the purpose of funding or financing any activities or business of or with any Person, or in any country or territory, that at the time of such funding or financing is restricted under Sanctions.

SECTION 6

Conditions Precedent

6.1           Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)          Loan Documents. The Administrative Agent shall have received (or, in the case of certain Loan Parties, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)          this Agreement, executed and delivered by the Borrower;

(ii)         ABL/Term Loan Intercreditor Agreement, acknowledged by each Loan Party required to be a signatory thereto; and

(iii)        the Guarantee and Collateral Agreement, executed and delivered by each Loan Party required to be a signatory thereto;

provided that, clause (iii) above notwithstanding, but without limiting the requirements set forth in Subsections 6.1(e) and (f), to the extent that a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with priority contemplated thereby) is not provided on the Closing Date and to the extent the Borrower its Subsidiaries have used commercially reasonable efforts to provide such Collateral, the provisions of clause (iii) above shall be deemed to have been satisfied and the Loan Parties shall be required to provide such Collateral in accordance with the provisions set forth in Subsection 7.13 if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement to the Administrative Agent and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement and shall have possession of all certificated Capital Stock of the Borrower and of its Domestic Subsidiaries (to the extent constituting Collateral) together with undated stock powers executed in blank.

(b)          Outstanding Indebtedness. After giving effect to the consummation of the Transactions, all principal, accrued and unpaid interest, and other amounts then due and owing under the Predecessor Term Loan Credit Agreement, the Predecessor ABL Credit Agreement and the Senior Notes and Senior Note Indenture shall have been or shall substantially contemporaneously be paid in full, discharged, defeased, or terminated; all commitments under the Predecessor Term Loan Credit Agreement shall have been, or shall be substantially contemporaneously be, terminated; and any Liens on the Collateral granted by any Loan Party to secure its obligations under the Predecessor Term Loan Credit Agreement or the Guarantee (as defined therein) shall have been, or shall substantially contemporaneously be, terminated and released.

(c)          Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          executed legal opinion of Debevoise & Plimpton LLP, counsel to the Borrower and the other Loan Parties;

(ii)         executed legal opinions of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties; and

(iii)        executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain of the Loan Parties.

(d)          Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit G hereto, with appropriate insertions and attachments.

(e)          Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement); and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding of the Initial Term Loans or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for any permitted hereby (including Permitted Liens) or pledges, security interests or mortgages to be released on the Closing Date; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of certificated Capital Stock of Domestic Subsidiaries (to the extent constituting Collateral), if perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests in accordance with Subsection 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion) (and in the case of real property and the Mortgages, no later than the 121st day after the Closing Date unless otherwise agreed by the Administrative Agent in its sole discretion).

(f)          Pledged Stock; Stock Powers. The Collateral Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that with respect to any such Pledged Stock other than Capital Stock of Domestic Subsidiaries (to the extent constituting Collateral), if delivery of such Pledged Stock and related stock powers to the Collateral Agent may not be accomplished on or before the Closing Date after the applicable Loan Party’s commercially reasonable efforts to do so, then delivery of such Pledged Stock and related stock powers shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such Pledged Stock and related stock powers in accordance with Subsection 7.13 and otherwise pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (unless otherwise agreed by the Administrative Agent in its sole discretion).

(g)         Lien Searches. The Collateral Agent shall have received customary lien searches in the United States reasonably requested by it at least three calendar days prior to the Closing Date.

(h)         Fees. The Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities).

(i)          Secretary’s Certificate. The Administrative Agent shall have received a certificate from each Loan Party substantially concurrently with the satisfaction of the other conditions precedent set forth in Subsection 6.01, dated the Closing Date, substantially in the form of Exhibit F hereto, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party.

(j)          Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower certifying the Solvency, after giving effect to the Transactions, of the Borrower and its Subsidiaries on a consolidated basis in substantially the form of Exhibit H hereto.

(k)         PATRIOT Act. The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested in writing at least ten days prior to the Closing Date.

(l)          Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(m)         Borrowing Notice. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.3.

(n)          Closing Date Refinancing. The Transactions shall, substantially concurrently with the funding of the Initial Term Loans, be consummated.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 7

Affirmative Covenants

The Borrower hereby agrees that, from and after the Closing Date, until payment in full of the Loans and all other Term Loan Facility Obligations then due and owing to any Lender or any Agent hereunder, the Borrower shall (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Restricted Subsidiaries to:

7.1           Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          as soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of the Fiscal Year of the Borrower (or such longer period as may be permitted by the SEC for filing of annual reports on Form 10-K), a copy of the consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of comprehensive income (loss) and changes in stockholders’ equity and cash flows for such year, setting forth, in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential inability to satisfy any financial maintenance covenant included in the Senior ABL Agreement or any other Indebtedness of the Borrower or its Subsidiaries on a future date in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of (x) the Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, or (y) the financial statements of any Parent Entity will satisfy the Borrower’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K or accompanying such financial statements, as applicable, does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming Maturity Date hereunder or an upcoming “maturity date” under the Senior ABL Facility, the Senior Notes or any other Indebtedness Incurred in compliance with this Agreement, (ii) any potential inability to satisfy any financial maintenance covenant included in the Senior ABL Agreement or any other Indebtedness of the Borrower or its Subsidiaries on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary));

(b)          as soon as available, but in any event not later than the fifth Business Day following the 60th day following the end of each of the first three quarterly periods of each Fiscal Year of the Borrower (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited consolidated statements of comprehensive income (loss) and changes in stockholders’ equity and cash flows of the Borrower for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of (x) the Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, or (y) the financial statements of any Parent Entity, will, in each case, satisfy the Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter);

(c)          all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower to) fairly present in all material respects the financial condition of the Borrower and, its Subsidiaries (or, if applicable, the applicable Parent Entity and its Subsidiaries) in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Borrower, to the knowledge of such Responsible Officer, as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes); and

(d)          to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and (b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower in good faith, which determination shall be conclusive) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

7.2           Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, (ii) if (A) delivered with the financial statements required by Subsection 7.1(a) and (B) commencing with the delivery of financial statements for the Fiscal Year ending on or about October 31, 2019, the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 2.50:1.00, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Fiscal Year covered by such financial statements;

(b)          within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(c)          within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(d)          subject to the last sentence of Subsection 7.6, promptly, such additional financial and other information regarding the Loan Parties as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request; and

(e)          promptly upon reasonable request from the Administrative Agent, calculations of Consolidated EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations.

Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.4 or 8.7, provided that the Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5           Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, at all times the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the applicable Secured Parties, shall be named as an additional insured with respect to liability policies maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower.

7.6           Inspection of Property; Books and Records; Discussions. In the case of the Borrower, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Borrower and its Restricted Subsidiaries, taken as a whole; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit per year shall be at the Borrower’s expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrower’s expense; provided, further, that representatives of the Borrower may be present during any such visits, discussions and inspections. Notwithstanding anything to the contrary in Subsection 7.2(d) or in this Subsection 7.6, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

7.7           Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)          as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)          as soon as possible after a Responsible Officer of the Borrower knows thereof, any default or event of default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)          as soon as possible after a Responsible Officer of the Borrower knows thereof, the occurrence of (i) any default or event of default under the Senior ABL Agreement or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case under this clause (c) relating to Indebtedness in an aggregate principal amount equal to or greater than $25,000,000;

(d)          as soon as possible after a Responsible Officer of the Borrower knows thereof, any litigation, investigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)          the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

(f)          as soon as possible after a Responsible Officer of the Borrower knows thereof, (i) any release or discharge by the Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect, (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, and (iii) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect; and

(g)          as soon as possible after a Responsible Officer of the Borrower knows thereof, any loss, damage, or destruction to a significant portion of the Collateral, whether or not covered by insurance.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Restricted Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)          Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

7.9           After-Acquired Real Property and Fixtures; Subsidiaries. (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case (x) with a purchase price or a fair market value (as determined in good faith by the Borrower, which determination shall be conclusive) at the time of acquisition of at least $5,000,000 and (y) not located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, in accordance with the Flood Insurance Laws, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly notify the Collateral Agent of such acquisition. Any such applicable Loan Party that is a Domestic Subsidiary shall, within 120 days following written request by the Collateral Agent (or such longer period as the Collateral Agent may reasonably agree) grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, within 180 days of such acquisition, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing; provided further, that the Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property pursuant to a Mortgage or otherwise in accordance with this Subsection 7.9, the applicable Loan Party shall deliver or cause to be delivered to the Collateral Agent corresponding UCC fixture filings (if applicable) and any surveys (or survey updates to the extent sufficient to obtain survey coverage under the title policy), appraisals required under applicable law (including any required appraisals of such property under FIRREA), title insurance policies, local law enforceability legal opinions and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property as the Collateral Agent may reasonably request (in light of the value of such real property and the cost and availability of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, local law enforceability legal opinions and other documents and whether the delivery of such UCC fixture filings, surveys (or survey updates), appraisals, title insurance policies, legal opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)          With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.7 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary owned directly by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver an Assumption Agreement pursuant to Section 9.15 of the Guarantee and Collateral Agreement (and substantially in the form of Annex 2 thereto), (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. In addition, the Borrower may cause any Subsidiary that is not required to become a Subsidiary Guarantor to become a Subsidiary Guarantor by executing and delivering a Subsidiary Guaranty.

(c)          With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver an Assumption Agreement pursuant to Section 9.15 of the Guarantee and Collateral Agreement (and substantially in the form of Annex 2 thereto) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any Foreign Subsidiary be required to be so pledged.

(d)          At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(e)          Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of the Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts and securities accounts, but excluding Capital Stock required to be delivered pursuant to Subsections 7.9(b) and 7.9(c) above), and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower and the Administrative Agent reasonably determine that the costs or other consequences to the Borrower or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

(f)          Notwithstanding any provision of this Subsection 7.9 or Subsection 7.13 to the contrary, prior to the Discharge of ABL Collateral Obligations, (i) the requirements of this Subsection 7.9 and of Subsection 7.13 to deliver any ABL Priority Collateral to the Agent shall be deemed satisfied by the delivery of such ABL Priority Collateral to the ABL Agent or the ABL Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (ii) the Borrower shall, and shall cause each Restricted Subsidiary to, comply with the requirements of this Subsection 7.9 and Subsection 7.13 with respect to the Obligations hereunder as they relate to any ABL Priority Collateral only to the same extent that the Borrower and such Restricted Subsidiaries are required to comply with provisions analogous to this Subsection 7.9 or Subsection 7.13 under the ABL Credit Agreement or the documentation governing any other ABL Collateral Obligations and (iii) the ABL Agent or the ABL Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement) shall have sole discretion (in consultation with the Borrower, if applicable) with respect to any determination concerning ABL Priority Collateral as to which the Agent would have authority to exercise under this Subsection 7.9 or Subsection 7.13.

7.10         Use of Proceeds. Use the proceeds of the Initial Term Loans only for the purposes set forth in Subsection 5.16.

7.11         Commercially Reasonable Efforts to Maintain Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain ratings (but not any particular rating) of the Initial Term Loans and a corporate rating (but not any particular rating) and corporate family rating (but not any particular rating), as applicable, for the Borrower by each of S&P and Moody’s.

7.12         Accounting Changes. The Borrower will, for financial reporting purposes, cause the Borrower’s and each of its Subsidiaries’ Fiscal Years to end on the Sunday closest to October 31st of each calendar year; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.13         Post-Closing Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected mortgages and other security interests described in the provisos to Subsection 6.1(a), Subsection 6.1(e) and Subsection 6.1(f) that are not so provided on the Closing Date, and in any event to provide such perfected mortgages and other security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.13, as such time periods may be extended by the Administrative Agent, in its sole discretion. Notwithstanding any other provision of this Subsection 7.13, Subsection 7.9, Schedule 7.13 or any Security Document; (x) the Borrower shall not be obligated to take, or cause to be taken, any action that is dependent on an action that the Administrative Agent or the Collateral Agent, as the case may be, has failed to take, for so long as the Administrative Agent or the Collateral Agent has failed to take such action, and (y) the Borrower shall only be obligated to execute and deliver, or cause to be executed and delivered, to the Collateral Agent any relevant Mortgage and shall not be responsible for recording such Mortgage in the event that the Collateral Agent shall fail to do so after such Mortgage and any other related deliverables required to be delivered to the Collateral Agent in connection with such filing pursuant to the terms of this Agreement have been executed and delivered.

SECTION 8

Negative Covenants

The Borrower hereby agrees that, from and after the Closing Date, until payment in full of the Loans and all other Term Loan Facility Obligations then due and owing to any Lender or any Agent hereunder:

8.1           Limitation on Indebtedness. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof (or, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount, in which case such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this proviso), the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00; provided, further, that the aggregate principal amount of Indebtedness that may be Incurred pursuant to this Subsection 8.1(a), by Restricted Subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries shall not exceed the greater of $100,000,000 and 60% of Consolidated Four Quarter EBITDA at any time outstanding.

(b)          Notwithstanding the foregoing Subsection 8.1(a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)          (I) Indebtedness Incurred by the Borrower, a Guarantor or an Escrow Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations (and Refinancing Indebtedness in respect thereof), (d) constituting Rollover Indebtedness (and Refinancing Indebtedness in respect thereof), (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.7 (and any Refinancing Indebtedness in respect thereof) and (f) pursuant to any Letter of Credit Facility (and any Refinancing Indebtedness in respect thereof), in a maximum principal amount for all such Indebtedness at any time outstanding not exceeding in the aggregate an amount equal to the sum of (A) $415,000,000, plus (B) the greater of (x) $150,000,000 and (y) an amount equal (but not less than zero) to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Domestic Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(ix), less (3) the aggregate principal amount of Indebtedness Incurred by any Foreign Subsidiaries and then outstanding pursuant to Subsection 8.1(b)(xv)(ii), plus (C) without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of any such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing, and (II) Indebtedness Incurred by the Borrower, a Guarantor or an Escrow Subsidiary (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to the Senior ABL Facility, (c) constituting Additional Obligations, (d) constituting Rollover Indebtedness, (e) in respect of Permitted Debt Exchange Notes Incurred pursuant to a Permitted Debt Exchange in accordance with Subsection 2.7 and (f) pursuant to any Letter of Credit Facility, in an aggregate principal amount for all such Indebtedness outstanding after giving effect to such Incurrence not in excess of the Maximum Incremental Facilities Amount (for purposes of determining the amount outstanding pursuant to clause (i) of the definition of “Maximum Incremental Facilities Amount”, treating (x) any then unused portion of Incremental Revolving Commitments made available in reliance on such clause as outstanding Indebtedness and (y) Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of Indebtedness Incurred in reliance on clause (i) of the definition of “Maximum Incremental Facilities Amount” (and Refinancing Indebtedness and Permitted Debt Exchange Notes Incurred pursuant to this Subsection 8.1(b)(i)(II) in respect of such Refinancing Indebtedness and/or Permitted Debt Exchange Notes) as outstanding pursuant to such clause), together with Refinancing Indebtedness in respect of the Indebtedness described in subclauses (a), (b), (c), (d) and (e) of this clause (II), plus, without duplication of incremental amounts included in the definition of “Refinancing Indebtedness”, in the event of any refinancing of such Indebtedness (including with Specified Refinancing Indebtedness), the aggregate amount of all fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(ii)         Indebtedness (A) of any Restricted Subsidiary to the Borrower, or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that in the case of this Subsection 8.1(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Subsection 8.1(b)(ii);

(iii)        Indebtedness represented by (A) any Indebtedness (other than the Indebtedness pursuant to this Agreement and the other Loan Documents described in Subsection 8.1(b)(i)) outstanding (or Incurred pursuant to any commitment outstanding) on the Closing Date and set forth on Schedule 8.1 and (B) any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Subsection 8.1(b)(iii) or Subsection 8.1(a);

(iv)         Purchase Money Obligations, Financing Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto; provided that the aggregate principal amount of such Purchase Money Obligations Incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause shall not exceed an amount equal to the greater of $50,000,000 and 30% of Consolidated Four Quarter EBITDA;

(v)          Indebtedness (A) supported by a letter of credit issued in compliance with this Subsection 8.1 in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi)         (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1), or (B) without limiting Subsection 8.6, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this Subsection 8.1);

(vii)        Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)      Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees or Management Indebtedness, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (H) Junior Capital in an aggregate principal amount at any time outstanding not to exceed the greater of $75,000,000 and 45% of Consolidated Four Quarter EBITDA or (I) Bank Products Obligations;

(ix)         Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Subsection 8.1 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this Subsection 8.1(b)(ix);

(x)          Indebtedness of (A) the Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary; or (B) any Person that is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Borrower would have a Consolidated Total Leverage Ratio equal to or less than 4.50:1.00, (2) the Consolidated Total Leverage Ratio of the Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Borrower immediately prior to giving effect thereto, (3) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (4) the Consolidated Coverage Ratio of the Borrower would equal or be greater than the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; provided, further, that if, at the Borrower’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, pro forma effect is given to the Incurrence of the entire committed amount of such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (x); and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)          Contribution Indebtedness and any Refinancing Indebtedness with respect thereto;

(xii)          Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Subsection 8.1(a), and any Refinancing Indebtedness with respect thereto;

(xiii)        Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $100,000,000 and 60% of Consolidated Four Quarter EBITDA;

(xiv)        Indebtedness of the Borrower or any Restricted Subsidiary Incurred as consideration in connection with or otherwise to finance any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Borrower or any Restricted Subsidiary, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $35,000,000 and 20% of Consolidated Four Quarter EBITDA;

(xv)         Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (i) the greater of $25,000,000 and 15% of Consolidated Four Quarter EBITDA and (ii) an amount equal (but not less than zero) to (A) the Foreign Borrowing Base less (B) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), less (C) the aggregate principal amount of Indebtedness Incurred and then outstanding pursuant to Subsection 8.1(b)(i)(I)(1) in excess of the Domestic Borrowing Base, plus (D) in the event of any refinancing of any Indebtedness Incurred under this clause (xv), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing;

(xvi)        Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of Restricted Payments which could be made at the time of such Incurrence pursuant to Subsection 8.2(b)(v) or (b)(vi), and any Refinancing Indebtedness with respect thereto; provided that the Incurrence of Indebtedness in reliance on amounts available for making Restricted Payments pursuant to any of the foregoing clauses of Subsection 8.2 shall reduce the amount available under any such applicable clause by an amount equal to the outstanding principal amount of such Indebtedness; and

(xvii)      Indebtedness of the Borrower or any Restricted Subsidiary in an unlimited amount if, after giving effect to the Incurrence of such amount (or, at the Borrower’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such additional amount), the Consolidated Total Leverage Ratio shall not exceed 3.50 to 1.00.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred pursuant to Subsection 8.1(b) meets the criteria of more than one of the types of Indebtedness described in Subsection 8.1(b), the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Subsection 8.1(b) (including in part under one such clause or subclause and in part under another such clause or subclause); provided that (if the Borrower shall so determine) any Indebtedness Incurred pursuant to (x) Subsection 8.1(b)(iv), (b)(viii)(H), (b)(xiii), (b)(xiv) or (b)(xv) shall cease to be deemed Incurred or outstanding for purposes of such clause or subclause but shall be deemed Incurred for the purposes of Subsection 8.1(a) or (b)(xvii), respectively, from and after the first date on which the Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under Subsection 8.1(a) or (b)(xvii), respectively, without reliance on such clause or subclause and (y) the Cash Capped Incremental Facility shall cease to be deemed Incurred or outstanding for purposes of such definition but shall be deemed Incurred for the purposes of the Ratio Incremental Facility from and after the first date on which the Borrower could have Incurred such Indebtedness under the Ratio Incremental Facility without reliance on such provision; (iii) in the event that Indebtedness could be Incurred in part under Subsection 8.1(a), the Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Subsection 8.1(a) and the remainder of such Indebtedness as having been Incurred under Subsection 8.1(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause or subclause of Subsection 8.1, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of Subsection 8.1(b) measured by reference to Consolidated Four Quarter EBITDA, after giving pro forma effect to the Incurrence of the entire committed amount, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such Incurrence would cause such Consolidated Four Quarter EBITDA to be exceeded; (vii) if any Indebtedness is Incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially Incurred (or established) (or, to refinance Indebtedness Incurred (or commitments established)) to refinance Indebtedness initially Incurred (or commitments initially established) in reliance on any provision of Subsection 8.1(b) measured by reference to Consolidated Four Quarter EBITDA at the time of Incurrence, as applicable, and such refinancing would cause such Consolidated Four Quarter EBITDA to be exceeded if calculated based on the Consolidated Four Quarter EBITDA, on the date of such refinancing, such Consolidated Four Quarter EBITDA shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (viii) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Subsection 8.1(b) measured by a Dollar amount, such Dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing. Notwithstanding anything herein to the contrary, Indebtedness Incurred by the Borrower on the Closing Date under this Agreement or the Senior ABL Agreement, shall be classified as Incurred under Subsection 8.1(b), and not under Subsection 8.1(a).

(d)          For purposes of determining compliance with any provision of Subsection 8.1(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to Consolidated Four Quarter EBITDA for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of Subsection 8.1(b) above (or category of Permitted Liens) measured by a dollar amount or by reference to Consolidated Four Quarter EBITDA to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Subsection 8.1(b) (or category of Permitted Liens) measured by a dollar amount or by reference to Consolidated Four Quarter EBITDA shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to this Agreement or any Senior ABL Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Senior ABL Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (C) the date of such Incurrence. Subject to the foregoing provisions of this Subsection 8.1(d), the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2           Limitation on Restricted Payments. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value), or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1)         an Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k), or another Event of Default known to the Borrower, shall have occurred and be continuing (or would result therefrom);

(2)         the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to Subsection 8.1(a); or

(3)         the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A)         50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on the first day of the Fiscal Quarter of the Borrower in which the Closing Date occurs to the end of the most recent Fiscal Quarter of the Borrower ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower (or any Parent Entity whose financial statements are being used to meet the Borrower’s reporting obligations under Subsection 7.1) are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(B)         the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the Incurrence by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C)         (i) the aggregate amount of cash and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to Subsection 8.2(b)(ix), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D)         in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Borrower, which determination shall be conclusive) of any property or assets received by the Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b)          The provisions of Subsection 8.2(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i)          (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower (“Treasury Capital Stock”) or any Junior Debt made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Subsection 8.2(a)(3)(B); and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Subsection 8.2(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)         any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Subsection 8.2;

(iii)        Investments or other Restricted Payments (x) in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions or (y) without duplication of clause (x), in an amount equal to the lesser of (A) the Net Cash Proceeds from an Asset Disposition in respect of property or assets acquired after the Closing Date, if and to the extent the acquisition of such property or assets was financed with Excluded Contributions and (B) an amount equal to the amount of Excluded Contributions applied to finance such acquisitions of property or assets;

(iv)         loans, advances, dividends or distributions by the Borrower to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent Entity or the Borrower (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors (including any repurchase or acquisition by reason of the Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $10,000,000, plus (2) $5,000,000 multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Subsection 8.2(a)(3)(B)(x), plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent Entity and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under Subsection 8.2(a)(3)(A); provided that any cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(v)          Restricted Payments in an amount not to exceed, in any Fiscal Year of the Borrower the greater of (x) 6.0% of Market Capitalization and (y) 6.0% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from any public offering of common stock or equity of the Borrower or any Parent Entity;

(vi)         Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the sum of (x) the greater of $75,000,000 and 45% of Consolidated Four Quarter EBITDA plus (y) the aggregate of all Declined Amounts plus (z) the aggregate amount of all Leverage Excess Proceeds;

(vii)        loans, advances, dividends or distributions to any Parent Entity or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent Entity to satisfy obligations under the 2009 Transaction Documents, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent Entity to pay (but without duplication) any Parent Expenses or any Related Taxes;

(viii)      payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent Entity to make payments, to holders of Capital Stock of the Borrower or any Parent Entity in lieu of issuance of fractional shares of such Capital Stock;

(ix)         dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(x)          any Restricted Payment pursuant to or in connection with the Transactions;

(xi)         (A) dividends on any Designated Preferred Stock of the Borrower issued after the date hereof; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, (B) loans, advances, dividends or distributions to any Parent Entity or to permit dividends on any Designated Preferred Stock of any Parent Entity issued after the date hereof if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Borrower or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this subclause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Borrower or any of its Restricted Subsidiaries, or (C) any dividend on Refunding Capital Stock of the Borrower that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00;

(xii)        distributions or payments of Special Purpose Financing Fees;

(xiii)      the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Subsection 8.1;

(xiv)        any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Junior Debt (u) made by exchange for, or out of the proceeds of the Incurrence of, (1) Refinancing Indebtedness Incurred in compliance with Subsection 8.1 or (2) new Indebtedness of the Borrower, or a Restricted Subsidiary, as the case may be, Incurred in compliance with Subsection 8.1, so long as such new Indebtedness satisfies all requirements for “Refinancing Indebtedness” set forth in the definition thereof applicable to a refinancing of such Junior Debt, (v) from Net Available Cash or an equivalent amount to the extent permitted by Subsection 8.4, (w) from declined amounts as contemplated by Subsection 4.4(d), (x) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Borrower shall have complied with Subsection 8.8(a) prior to purchasing, redeeming, repurchasing, defeasing, acquiring or retiring or repaying such Junior Debt, (y) constituting Acquired Indebtedness or (z) in an aggregate amount at any time not exceeding an amount equal to the greater of $75,000,000 and 45% of Consolidated Four Quarter EBITDA;

(xv)         Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of $75,000,000 and 45% of Consolidated Four Quarter EBITDA;

(xvi)        any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 3.50:1.00; and

(xvii)      Restricted Payments to pay or permit any Parent Entity to pay any amounts payable in respect of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments, or similar obligations, incurred in connection with the acquisition or disposition of any business, assets or Person, as long as such business, assets or Person have been acquired by or disposed of by the Borrower or a Restricted Subsidiary, or such business, assets or Person (or in the case of a disposition, the Net Cash Proceeds thereof) have been contributed to the Borrower or a Restricted Subsidiary.

provided that (A) in the case of Subsections 8.2(b)(ii), (v) and (viii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to Subsection 8.2(b)(vi), Subsection 8.2(b)(xvi)(x) and, solely with respect to Restricted Payments of the type described in clause (iii) of the definition thereof contained in Subsection 8.2(a), Subsection 8.2(b)(xvi)(y), no Event of Default under Subsection 9.1(a), (c), (e), (f), (h), (i), (j) or (k) or other Event of Default known to the Borrower shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The amount of any Investment or other Restricted Payment, if other than in cash, shall be as determined in good faith by the Borrower, which determination shall be conclusive. The Borrower, in its sole discretion, may classify any Investment or other Restricted Payment as being made (x) in part under one of the provisions of this Subsection 8.2(b) (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, such clauses or subclauses), or (y) in part under Subsection 8.2(a) and in part under one or more of the provisions of this Subsection 8.2 (b) (or, in the case of any Investment, one or more of such provisions and the clauses or subclauses of Permitted Investments).

Notwithstanding any other provision of this Agreement, this Agreement shall not restrict any redemption or other payment by the Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Junior Debt pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Junior Debt, and the Borrower’s determination in good faith (which determination shall be conclusive) of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement.

8.3           Limitation on Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on (i) the ability of the Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Term Loan Priority Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired or (ii) the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (y) make any loans or advances to the Borrower or (z) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a)          pursuant to an agreement or instrument in effect at or entered into on the Closing Date, this Agreement and the other Loan Documents, the ABL Facility Documents, the ABL/Term Loan Intercreditor Agreement and, on and after the execution and delivery thereof, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b)          pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this Subsection 8.3(b), if a Person other than the Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

(c)          pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.3(a) or (b) or this Subsection 8.3(c) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower, which determination shall be conclusive);

(d)          (i) pursuant to any agreement or instrument that restricts in a customary manner (as determined by the Borrower in good faith, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions (as determined by the Borrower in good faith, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions (as determined by the Borrower in good faith, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary or (ix) pursuant to Hedging Obligations or Bank Products Obligations;

(e)          with respect to any agreement for the direct or indirect disposition of Capital Stock, property or assets of any Person, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(f)          by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(g)          pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Subsection 8.1 (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower, which determination shall be conclusive), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower, which determination shall be conclusive) and either (1) the Borrower determines in good faith, which determination shall be conclusive, that such encumbrance or restriction will not materially affect the Borrower’s ability to create and maintain the Liens on the Term Loan Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Term Loans or (2) such encumbrance or restriction applies only if a default occurs under a circumstance described in Subsection 9.1(f) or in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(h)          any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.6; or

(i)          any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted by Subsection 8.6 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Subsection 8.3).

8.4           Limitation on Sales of Assets and Subsidiary Stock. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)          the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25,000,000) in good faith by the Borrower, whose determination shall be conclusive (including as to the value of all non-cash consideration);

(ii)         in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value (as determined by the Borrower in good faith, which determination shall be conclusive, as of the date on which a legally binding commitment for such Asset Disposition was entered into) of $25,000,000 or more, at least 75.0% of the consideration (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for such Asset Disposition, together with all other Asset Dispositions since the Closing Date (on a cumulative basis), received by the Borrower or any Restricted Subsidiary, is in the form of cash; and

(iii)        to the extent required by Subsection 8.4(b), an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the vase may be) as provided therein.

(b)          In the event that on or after the Closing Date the Borrower or any Restricted Subsidiary shall make an Asset Disposition or a Recovery Event in respect of Collateral shall occur, subject to the last proviso of this Subsection 8.4(b), an amount equal to 100.0% (as may be adjusted pursuant to such proviso) of the Net Available Cash from such Asset Disposition or Recovery Event (such amount, the “Net Available Cash Amount”) shall be applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i)          first, either (x) if the Borrower or such Restricted Subsidiary elects, to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute ABL Priority Collateral, to purchase, redeem, repay or prepay, to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, Indebtedness under the Senior ABL Facility or (in the case of letters of credit, bankers’ acceptances or other similar instruments issued thereunder) cash collateralize any such Indebtedness within the time period required by such Indebtedness after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash or (y) to the extent the Borrower or such Restricted Subsidiary elects (by delivery of an officer’s certificate by a Responsible Officer to the Administrative Agent) to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Borrower or another Restricted Subsidiary) within (x) 450 days after the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (such period the “Reinvestment Period”) or (y) if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 450 days to complete and is subject to a binding written commitment entered into during the Reinvestment Period, an additional 180 days after the last day of the Reinvestment Period (it being understood and agreed that if no such investment is made within the Reinvestment Period as extended by this clause (y), the Borrower shall make the prepayments required by Subsection 8.4(b)(ii) within ten Business Days after the earlier to occur of (I) the last day of such Reinvestment Period as extended by this clause (y) and (II) the date the Borrower elects not to pursue such investment);

(ii)         second, (1) if no application of Net Available Cash Amount election is made pursuant to the preceding clause (i) with respect to such Asset Disposition or Recovery Event or (2) if such election is made to the extent of the balance of such Net Available Cash Amount after application in accordance with Subsection 8.4(b)(i), within ten Business Days after the end of the Reinvestment Period specified in clause (i) above (as extended pursuant to clause (y) of such clause (i)), (x) to the extent such Asset Disposition or Recovery Event is an Asset Disposition or Recovery Event of assets that constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(b)(i) (subject to Subsection 4.4(d)) or the agreements or instruments governing the relevant Indebtedness described in clause (B) below (subject to any provision under such agreement or instrument analogous to Subsection 4.4(d)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof any Pari Passu Indebtedness on no more than a pro rata basis with the Term Loans and (y) to the extent such Asset Disposition is an Asset Disposition of assets that do not constitute Collateral, to purchase, redeem, repay, prepay, make an offer to prepay or repurchase, or deliver a notice of redemption, in accordance with Subsection 4.4(b)(i) (subject to Subsection 4.4(d)) or the agreements or instruments governing any relevant Indebtedness permitted under Subsection 8.1 (subject to any provision under such agreement or instrument analogous to Subsection 4.4(d)), as applicable, (A) the Term Loans and (B) to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof, any other Indebtedness (other than Indebtedness subordinated in right of payment to the Term Loan Facility Obligations) on no more than a pro rata basis with the Term Loans; and

(iii)        third, to the extent of the balance of such Net Available Cash Amount after application in accordance with Subsections 8.4(b)(i) and (ii) above (including an amount equal to the amount of any prepayment otherwise contemplated by clause (ii) above in connection with such Asset Disposition or Recovery Event that is declined by any Lender), to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (which may include the repurchase, repayment or other acquisition or retirement of any Junior Debt or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment, purchase or redemption of Indebtedness pursuant to clause (ii) above, the Borrower or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased or redeemed; (2) the Borrower (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that, such investment shall be made no earlier than the earliest of notice of the relevant Asset Disposition to the Administrative Agent, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with Subsection 8.4(b)(i) above with respect to such Asset Disposition; and (3) the percentage first set forth above in this Subsection 8.4(b) shall be reduced to (x) 50.0% if the Consolidated Secured Leverage Ratio at the time of such Asset Disposition (or, at the Borrower’s option, on the date a legally binding commitment for such Asset Disposition was entered into) or Recovery Event would be less than or equal to 2.25:1.00 or (y) 0.0% if the Consolidated Secured Leverage Ratio at the time of such Asset Disposition (or, at the Borrower’s option, on the date a legally binding commitment for such Asset Disposition was entered into) or Recovery Event would be less than or equal to 2.00:1.00, in each case, after giving pro forma effect thereto and to any application of Net Available Cash as set forth herein (any Net Available Cash in respect of such Asset Dispositions not required to be applied in accordance with this Subsection 8.4(b) as a result of the application of this proviso shall collectively constitute “Leverage Excess Proceeds”).

(c)          Notwithstanding the foregoing provisions of this Subsection 8.4, the Borrower and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Subsection 8.4 except to the extent that (x) the aggregate Net Available Cash Amount from all Asset Dispositions and Recovery Events in respect of Collateral that is not applied in accordance with this Subsection 8.4 (excluding all Leverage Excess Proceeds) exceeds $15,00,000, in which case the Borrower and the Restricted Subsidiaries shall apply all of such Net Available Cash Amount from such Asset Dispositions and Recovery Events in accordance with Subsection 8.4(b) or (y) the terms of any Pari Passu Indebtedness would require Net Available Cash from such Asset Dispositions and Recovery Events or the equivalent amount to be applied to purchase, redeem, repay or prepay such Indebtedness prior to reaching such $15,000,000 threshold.

(d)          For the purposes of Subsection 8.4(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets, and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (7), not to exceed an aggregate amount at any time outstanding equal to the greater of $50,000,000 and 30% of Consolidated Four Quarter EBITDA (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

8.5           Limitations on Transactions with Affiliates. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $15,000,000 unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $25,000,000 the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Subsection 8.5(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Subsection 8.5(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)          The provisions of Subsection 8.5(a) will not apply to:

(i)          any Restricted Payment Transaction,

(ii)         (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Borrower, any Restricted Subsidiary or any Parent Entity heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries or any Parent Entity (as determined in good faith by the Borrower, such Subsidiary or such Parent Entity, which determination shall be conclusive), or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii)        any transaction between or among any of the Borrower, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv)         any transaction arising out of agreements or instruments in existence on the Closing Date and set forth on Schedule 8.5 (other than any 2009 Transaction Documents referred to in Subsection 8.5(b)(vii)), or any amendment thereto (so long as such amendment is not disadvantageous in any material respect in the good faith judgment of the Borrower, whose determination shall be conclusive, to the Lenders when taken as a whole as compared to the applicable agreement or instrument as in effect on the Closing Date), and any payments made pursuant thereto,

(v)          any transaction in the ordinary course of business on terms that are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Borrower, or are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi)         any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii)        (1) the execution, delivery and performance of any Tax Sharing Agreement and any 2009 Transaction Document, and (2) payments to CD&R or any of its Affiliates (x) for any management, monitoring, consulting and advisory fees and related expenses as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Transaction Agreements or are approved by a majority of the Board of Directors in good faith, which determination shall be conclusive, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii)      the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of CD&R and its Affiliates,

(ix)         any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or Junior Capital or any capital contribution to the Borrower,

(x)          (i) any investment by any CD&R Investor in securities or loans of the Borrower or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any CD&R Investor in connection therewith) so long as such investments are being offered generally to investors (other than CD&R Investors) on the same or more favorable terms and (ii) payments to any CD&R Investor in respect of securities or loans of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans, and

(xi)         the pledge of Capital Stock, Indebtedness or other securities of any Unrestricted Subsidiary or joint venture to lenders to support the Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively, owed to such lenders.

8.6           Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the Closing Date or thereafter acquired, securing any Indebtedness (the “Initial Lien”) unless, in the case of Initial Liens on any asset or property other than Collateral, the Term Loan Facility Obligations are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Junior Debt) the obligations secured by such Initial Lien for so long as such obligations are so secured. Any such Lien created in favor of the Term Loan Facility Obligations pursuant to the preceding sentence requiring an equal and ratable (or senior, as applicable) Lien for the benefit of the Term Loan Facility Obligations will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any Subsidiary Guaranty, the termination and discharge of such Subsidiary Guaranty in accordance with the terms thereof, hereof and of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, in each case, to the extent applicable, or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Borrower that is governed by the provisions of Subsection 8.7) to any Person not an Affiliate of the Borrower of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

8.7           Limitation on Fundamental Changes. (a) The Borrower will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i)          the resulting, surviving or transferee Person (the “Successor Borrower”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Borrower (if not the Borrower) will expressly assume all the obligations of the Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)         immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)        immediately after giving effect to such transaction, either (A) the Borrower (or, if applicable, the Successor Borrower with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Subsection 8.1(a) or (B) the Consolidated Coverage Ratio of the Borrower (or, if applicable, the Successor Borrower with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv)         each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction);

(v)          each Subsidiary Guarantor (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above;

(vi)         each grantor or mortgagor of a Mortgaged Fee Property (other than (x) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (y) any party to any such consolidation or merger) shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (iv) above; and

(vii)        the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Subsection 8.7(a); provided that (x) in giving such opinion such counsel may rely on such certificate of a Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this Subsection 8.7(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in Subsection 8.7(d).

(b)          Any Indebtedness that becomes an obligation of the Borrower (including by reason of a Successor Borrower becoming the Borrower) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Subsection 8.7, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Subsection 8.1.

(c)          Upon any transaction involving the Borrower in accordance with Subsection 8.7(a) in which the Borrower is not the Successor Borrower, the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents, and shall become the “Borrower” for all purposes of Loan Documents, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under the Loan Documents, and shall cease to constitute the “Borrower” for all purposes of the Loan Documents, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans.

(d)          Clauses (ii) and (iii) of Subsection 8.7(a) will not apply to any transaction in which (I) the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof or (II) an Escrow Subsidiary merges with and into the Borrower. Subsection 8.7(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower.

8.8           Change of Control; Limitation on Amendments. The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)          In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any Junior Debt or any portion thereof, unless the Borrower shall have, at its option, (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer (a “Change of Control Offer”) to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower making payment in full of the Term Loans as provided in clause (i) of this Subsection 8.8(a), or making a Change of Control Offer in accordance with clause (ii) of this Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to Junior Debt), any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(b)          If an Event of Default under Subsection 9.1(a) or (f) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Obligations or Guarantor Subordinated Obligations in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Initial Term Loan Maturity Date or provides for a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Subsection 8.8(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Subsection 8.1.

(c)          Amend, supplement, waive or otherwise modify the terms of any Permitted Debt Exchange Notes, any Additional Obligations or any Refinancing Indebtedness in respect of the foregoing or any indenture or agreement pursuant to which such Permitted Debt Exchange Notes, Additional Obligations or Refinancing Indebtedness have been issued or incurred in any manner inconsistent with the requirements of the definition of “Refinancing Indebtedness”, assuming for purposes of this Subsection 8.8(c) that such amendment, supplement, waiver or modification, mutatis mutandis, is a refinancing of such Additional Obligations, Permitted Debt Exchange Notes or Refinancing Indebtedness, as applicable.

8.9           Limitation on Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Borrower and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto.

SECTION 9

Events of Default

9.1           Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)          The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, and for the failure of any representation or warranty that is capable of being cured (as determined in good faith by the Borrower, which determination shall be conclusive), such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(c)          Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in Section 8; or

(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of, in the case of a default with respect to failure to deliver financial statements under Subsection 7.1 or related certificates under Subsection 7.2, 180 days, and in the case of any other default, 30 days, in each case after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e)          Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding Indebtedness hereunder) in excess of $25,000,000 or (y) in the payment of any Guarantee Obligation in excess of $25,000,000 in respect of any such Indebtedness (excluding Indebtedness hereunder), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding Indebtedness hereunder) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and, in the case of any such Indebtedness under the Senior ABL Facility or, in the case of clause (y) below, any instrument or agreement relating to Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant only, either (x) such default (if other than a default in the observance or performance of a financial maintenance covenant) remains unremedied and not waived by or on behalf of such holder or holders of such Indebtedness for a period of 60 days or (y) such Indebtedness under the Senior ABL Facility or (with respect to observance or compliance with respect to any financial maintenance covenant only) such other instrument or agreement containing or otherwise requiring observance or compliance with any financial maintenance covenant shall have been Accelerated and such Acceleration shall not have been rescinded (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or similar event pursuant to the terms of any Hedge Agreement) and (in the case of either preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation; or

(f)          If (i) the Borrower or any Material Subsidiaries of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Borrower that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiaries of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiaries of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief, moratorium or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Material Subsidiaries of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Material Subsidiaries of the Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Material Subsidiaries of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)          (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions described in clauses (i) through (vi) above, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)          One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)          (i) The Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Term Loan Priority Collateral shall (at any time after its execution, delivery and effectiveness) cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Term Loan Priority Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document) and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)          Any Loan Party shall assert in writing that the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)          Subject to the Borrower’s option to make a payment in full of all of the Loans, or to make a Change of Control Offer, each in accordance with Subsection 8.8(a) (whether or not in connection with any repayment or repurchase of Indebtedness outstanding pursuant to any Junior Debt), a Change of Control shall have occurred.

9.2           Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to the Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate, and/or declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)          Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10

The Agents and the Other Representatives

10.1         Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b)          Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)          Except for Subsections 10.5, 10.8(a), (b), (c) and (e) and (to the extent of the Borrower’s rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2         The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Action by an Agent. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4         Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)        shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 11.1) or (y) in the absence of its own gross negligence, bad faith or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender.

(c)          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)          Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5         Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), an Affiliated Lender, any Parent Entity or any Unrestricted Subsidiary) represents to each other party hereto that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders hereunder.

10.6         Indemnity; Reimbursement by Lenders. (a) To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Term Credit Percentages on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b)          Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)          All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7         Right to Request and Act on Instructions; Reliance. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8         Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment as provided in Subsection 2.6 together with any escrow agreements entered into in connection therewith, any Increase Supplement as provided in Subsection 2.6, any Lender Joinder Agreement as provided in Subsection 2.6, any agreement required in connection with a Permitted Debt Exchange Offer pursuant to Subsection 2.7, any Extension Amendment as provided in Subsection 2.8 and any Specified Refinancing Amendment as provided in Subsection 2.9. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment and any escrow agreement entered into in connection therewith, any Increase Supplement, any Lender Joinder Agreement or any agreement required in connection with a Permitted Debt Exchange Offer or any Extension Amendment or any Specified Refinancing Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)          The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Term Loan Facility Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that is or becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (v) as otherwise may be expressly provided in the relevant Security Documents, (B) to enter into any intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement) on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets, (C) at the written request of the Borrower to subordinate any Lien (or to confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien (other than Permitted Liens securing the Obligations under the Loan Documents or that are required by the express terms of this Agreement to be pari passu with or junior to the Liens on the Collateral securing the Term Loan Facility Obligations pursuant to the ABL/Term Loan Intercreditor Agreement, a Junior Lien Intercreditor Agreement or an Other Intercreditor Agreement), (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Borrower or is or becomes an Excluded Subsidiary and (E) to release any Lien granted to or held by such Agent upon any ABL Priority Collateral to the extent required pursuant to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement. Upon request by any Agent, at any time, the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c)          The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)          No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)          The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9         Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower or the Required Lenders if the Administrative Agent, the Collateral Agent or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon ten days’ notice to the Administrative Agent, the Lenders and the Borrower, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower; provided that such approval by the Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing; provided further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

10.10         [Reserved].

10.11         Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such issuing lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Term Loan Facility Obligations.

10.12         Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13         [Reserved].

10.14         Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement or any Intercreditor Agreement Supplement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders in connection with enforcing such Lender’s rights under the Loan Documents, third, to pay interest on Loans then outstanding; fourth, to pay principal of Loans then outstanding and obligations under Interest Rate Agreements, Currency Agreements, Commodities Agreements, Bank Products Agreements and Management Guarantees permitted hereunder and secured by the Guarantee and Collateral Agreement, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “fourth” payable to them, and fifth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “third” or “fourth” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.8 and 2.9, as applicable.

SECTION 11

Miscellaneous

11.1         Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and (f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i)          (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof (including extending any Maturity Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) extend the scheduled date of any payment of any Lenders’ Loans hereunder, (D) change the currency in which any Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby or (E) increase the Commitment of any Lender (other than with respect to any Commitment increase pursuant to Subsection 2.6 in respect of which such Lender has agreed to be an Incremental Lender or that such Lender has agreed to provide as a Specified Refinancing Lender pursuant to a Specified Refinancing Amendment entered into pursuant to Subsection 2.9); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender (it being understood that amendments to, or waivers or modifications of any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment of the Loans of all Lenders shall not constitute an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of any Lender);

(ii)         amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders”, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.7 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii)        release Guarantors accounting for all or substantially all of the value of the Guarantee of the Term Loan Facility Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)         require any Lender to make Loans having an Interest Period of longer than six (6) months or shorter than one month without the consent of such Lender;

(v)          amend, modify or waive any provision of Section 10 without the written consent of the then Agents; or

(vi)         amend, modify or waive any provision of Subsection 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

provided further that, notwithstanding and in addition to the foregoing, and in addition to Liens that the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any Fiscal Year without the consent of any Lender.

(b)          Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)          Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, supplement, modification, waiver or consent hereunder or under any of the other Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a) and (y) no Disqualified Party shall have any right to approve or disapprove any amendment, supplement, modification, waiver or consent hereunder or under any of the other Loan Documents.

(d)          Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents (x) may be amended, supplemented or modified (i) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Borrower and the Administrative Agent, (ii) in accordance with Subsection 2.6 to incorporate the terms of any Incremental Commitments (including to add a new revolving facility or letter of credit facility under this Agreement with respect to any Incremental Revolving Commitment or Incremental Letter of Credit Commitment or to add an escrow arrangement) with the written consent of the Borrower and Lenders providing such Incremental Commitments, (iii) in accordance with Subsection 2.8 to effectuate an Extension with the written consent of the Borrower and the Extending Lenders, (iv) in accordance with Subsection 2.9 to incorporate the terms of any Specified Refinancing Facilities with the consent of the Borrower and the applicable Specified Refinancing Lenders, (v) in accordance with Subsection 7.12, to change the financial reporting convention and (vi) with the consent of the Borrower and the Administrative Agent (in each case such consent not to be unreasonably withheld, conditioned or delayed), in the event any mandatory prepayment or redemption provision in respect of the Net Cash Proceeds of Asset Dispositions or Recovery Events or from Excess Cash Flow included or to be included in any Incremental Commitment Amendment or any Indebtedness constituting Additional Obligations or that would constitute Additional Obligations would result in Incremental Term Loans or Additional Obligations, as applicable, being prepaid or redeemed on a more than ratable basis with the Term Loans in respect of the Net Cash Proceeds from any such Asset Disposition or Recovery Event or Excess Cash Flow prepayment to the extent such Net Cash Proceeds or Excess Cash Flow are required to be applied to repay Term Loans hereunder pursuant to Subsection 4.4(b), to provide for mandatory prepayments of the Initial Term Loans such that, after giving effect thereto, the prepayments made in respect of such Incremental Term Loans or Additional Obligations, as applicable, are not on more than a ratable basis or (y) may be amended, supplemented, modified or waived in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection 11.1 if such Lenders were the only Lenders hereunder at the time. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8 or 10.14 hereof, may be amended, supplemented, modified or waived as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or any Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Term Loans, any Incremental Commitments or Incremental Loans, any Extended Tranche and any Specified Refinancing Tranche, or to provide for the inclusion, as appropriate, of the Lenders of any Extended Tranche, Specified Refinancing Tranche, Incremental Commitments or Incremental Loans in any required vote or action of the Required Lenders, the Required Majority in Interest Lenders, or of the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower) to execute any amendment, supplement, modification or waiver referred to in this clause (d) or an acknowledgement thereof.

(e)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender, or each affected Lender, as applicable, is required and either (x) the consent of the Required Lenders or the Required Majority in Interest Lenders, as applicable, at such time is obtained or (y) the consent of the Required Lenders or the Required Majority in Interest Lenders, as applicable, at such time is not obtained, but, in each case under clause (x) or (y), the consent of one or more of such other Lenders whose consent is required is not obtained (each such Lender, a “Non-Consenting Lender”) then the Borrower may, on notice to, in the case of clause (x), the Administrative Agent and any relevant Non-Consenting Lender, or, in the case of clause (y), the Administrative Agent and every Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender (or, at its/their option, by the Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance, in each case, for the avoidance of doubt, in an amount not in excess of the amount of such obligations, as applicable, or (B) so long as no Event of Default under Subsection 9.1(a) or (f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, prepay the Loans and, if applicable, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if a Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to such Non-Consenting Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(h)          Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin and/or fees payable with respect to the Loans and/or Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and/or Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.

(i)          In connection with any amendment to this Agreement that addresses (a) a Repricing Transaction of the Initial Term Loans or (b) a “repricing transaction” of any other Tranche of Term Loans (as if the definition “Repricing Transaction” applied to such Tranche of Term Loans) (each such amendment, a “Permitted Repricing Amendment”), so long as such amendment by its terms only affects the rights or duties under this Agreement or any other Loan Document of Lenders holding such Loans or Commitments of such Tranche of Term Loans (but not the Lenders holding Loans or Commitments of any other Tranche), only the consent of the requisite percentage in interest (assuming for such determination, such Tranche is the only outstanding Tranche hereunder) of (x) the Lenders holding such Tranche of Term Loans that will continue as a Lender in respect of such Tranche following such Permitted Repricing Amendment and (y) any increasing Lender or Additional Incremental Lender that provides Supplemental Term Loan Commitments to such Tranche of Term Loans substantially concurrently with such Permitted Repricing Amendment, shall be required.

(j)          Notwithstanding any provision to the contrary set forth in this Agreement, in the event the Administrative Agent determines, pursuant to and in accordance with Subsection 4.7, that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate and the Administrative Agent and the Borrower mutually determine that the syndicated loan market has broadly accepted a replacement standard for the LIBOR Rate, then the Administrative Agent and Borrower may, without the consent of any Lender, amend this Agreement to adopt such new broadly accepted market standard and to make such other changes as shall be necessary or appropriate in the good faith determination of the Administrative Agent and the Borrower in order to implement such new market standard herein and in the other Loan Documents.

11.2         Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received), or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: Chief Financial Officer

Facsimile: (281) 897-7837

Telephone: (281) 897-7658

Email: mejohnson@ncigroup.com

With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Ramya S. Tiller, Esq. Facsimile: (212) 521-7146 Telephone: (212) 909-6000 Email: rstiller@debevoise.com

The Administrative Agent	Credit Suisse AG Attention of: Agency Manager Eleven Madison Avenue - 9th Floor New York, NY 10010 Fax No. (212) 322-2291 Email: agency.loanops@credit-suisse.com

The Collateral Agent:	Credit Suisse AG
Attention: Loan Operations – Boutique Management
Eleven Madison Avenue - 9th Floor
New York, NY 10010
Tel. No.: (212) 538-6106
Fax No. (212) 325-8315
Email: list.ops-collateral@credit-suisse.com

With copies (which shall not constitute notice) to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Jason Kyrwood Facsimile: (212)450-4653 Telephone: (212) 450-5425 Email: jason.kyrwood@davispolk.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 4.2, 4.4 or 4.8 shall not be effective until received.

(b)          Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer of a Loan Party.

(c)          Loan Documents may be transmitted and/or signed by facsimile or other electronic means (e.g., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5         Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Term Loan Commitments) contemplated hereby and thereby and (iii) in the case of the Agents only, efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents, and (2) the reasonable and documented fees and disbursements of Davis Polk and Wardwell LLP, solely in its capacity as counsel to the Administrative Agent, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Restricted Subsidiaries or any of the property of the Borrower or any of its Restricted Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof) or any Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender (or any Related Party of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof) or Lender), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and (c) above, the Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6         Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Subsection 8.7, the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 2.8(e), 4.13(d), 4.14(c), or 11.1(g) or this Subsection 11.6.

(b)          (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Party or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent of:

(A)         the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment (x) of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if any Lender assigns all or a portion of its rights and obligations with respect to the Term Loans under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower’s prior written consent shall be required for such assignment, and (y) if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing, to any other Person; and

(B)         the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender or an Approved Fund.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Subsection 9.1(a) or (f) with respect to the Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D)         any assignment of Incremental Commitments or Loans to an Affiliated Lender shall also be subject to the requirements of Subsections 11.6(h) and (i); and

(E)         any Term Loans acquired by the Borrower or any Restricted Subsidiary shall be retired and cancelled promptly upon acquisition thereof.

For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Party, except to the extent the Borrower has consented to such assignment in writing and any such assignment and Disqualified Party shall be subject to the provisions of Subsection 11.6(k), except to the extent the Borrower has otherwise expressly consented in writing.

(iii)        Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5, and bound by its continuing obligations under Subsection 11.6(k), Subsection 11.16 and, in the case of each Reference Bank, Subsection 4.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsections 2.8(e), 4.13(d), 4.14(c) and 11.1(g) and this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation that does not comply with this Subsection 11.6 shall be null and void).

(iv)         The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s non-fiduciary agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower (and, solely with respect to entries applicable to such Lender, any Lender), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(v)          Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for the Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)         Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 2.8(e), 4.13(d), 4.14(c), 11.1(g), 11.6(f) or 11.6(k)(iv) in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)        On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing the Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled.”

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Commitments and Initial Term Loan Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein. Notwithstanding the foregoing, it is understood and agreed that the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via the ClearPar electronic settlement system pursuant to procedures consistent with this Subsection 11.6(b).

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)          (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Party or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Initial Term Loan Commitments, Incremental Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) in the case of any participation to a Permitted Affiliated Assignee, such participation shall be governed by the provisions of Subsection 11.6(h)(ii) to the same extent as if each reference therein to an assignment of a Loan were to a participation of a Loan and the references to Affiliated Lender were to such Permitted Affiliated Assignee in its capacity as a participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell or maintain a participation under this Agreement to or with any Disqualified Party and any participation to a Person that is or at any time becomes a Disqualified Party shall be subject to Subsection 11.6(k), except to the extent the Borrower has expressly consented to such participation in writing; provided that if any such participation by a Lender is subject to a sub-participation by such Disqualified Party to a Person that is not a Disqualified Party or natural person, and such sub-participation if made as a participation directly by such Lender would comply with Subsection 11.6, such sub-participant shall have the right to assume all of the rights and obligations of such Disqualified Party under such participation and thereby become a Participant hereunder in substitution for such Disqualified Party (it being understood that such sub-participant shall, prior to the effectiveness of such assumption, provide to such Lender that sold or maintained such participation all documentation and information as is reasonably required by such Lender pursuant to “know your customer” and anti-money laundering rules and regulations and execute and deliver an appropriate assumption agreement to effect such substitution on terms and conditions mutually agreed between such sub-participant and such Lender, and such Disqualified Party shall thereupon be deemed to have executed and delivered such assumption agreement). Any such participation and Disqualified Party not permitted prior to the foregoing sentence shall be subject to the provisions of Subsection 11.6(k), except to the extent the Borrower has otherwise expressly consented in writing. Any attempted participation which does not comply with Subsection 11.6 shall be null and void.

(ii)         No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)          Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)          No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)          If the Borrower wishes to replace the Loans under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h)          (i) (x) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to any Parent Entity, the Borrower, any Subsidiary or an Affiliated Lender and (y) any Parent Entity, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that (A) any such Dutch auction by the Borrower or its Subsidiaries shall be made in accordance with Subsection 4.4(h) and (B) any such Dutch auction by any Parent Entity shall be made on terms substantially similar to Subsection 4.4(h) or on other terms to be agreed between such Parent Entity and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases; provided further that:

(1)         such Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M hereto (an “Affiliated Lender Assignment and Assumption”) and the Administrative Agent shall record such assignment in the Register;

(2)         at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held (or participated in) by Affiliated Lenders that are not Affiliated Debt Funds shall not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding under this Agreement;

(3)         any such Term Loans acquired by (x) the Borrower or a Restricted Subsidiary shall be retired or cancelled promptly upon the acquisition thereof and (y) an Affiliated Lender may, with the consent of the Borrower, be contributed to the Borrower, whether through a Parent Entity or otherwise, and exchanged for debt or equity securities of the Borrower or such Parent Entity that are otherwise permitted to be issued at such time pursuant to the terms of this Agreement, so long as any Term Loans so acquired by the Borrower shall be retired and cancelled promptly upon the acquisition thereof; and

(4)         no Incremental Revolving Commitments (or related Obligations) may be assigned to any Affiliated Lender that is not an Affiliated Debt Fund.

(y) Each Lender making an assignment to, or taking an assignment from, an Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lender, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(ii)         Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender that is not an Affiliated Debt Fund shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege.

(iii)        Notwithstanding anything in Subsection 11.1 or the definitions of “Required Lenders” and “Required Majority in Interest Lenders” to the contrary, for purposes of determining whether the Required Lenders or the Required Majority in Interest Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender that is not an Affiliated Debt Fund shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not such Affiliated Lenders; provided that, (I) to the extent Lenders are being compensated by the Borrower for consenting to an amendment, modification, waiver or any other action, each Affiliated Lender who has been deemed to have voted its Loans in accordance with this Subsection 11.6(h)(iii) shall be entitled to be compensated on the same basis as each consenting Lender as if it had voted all of its Loans in favor of the applicable amendment, modification, waiver or other action); and (II) no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable share of any payments of Loans of any class to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or affects such Affiliated Lender differently than other Lenders or (y) is of the type described in Subsections 11.1(a)(i) through (iv)); and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Subsection 11.6(h)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Subsection 11.6(h)(iii) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by such Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iii).

(iv)         Each Affiliated Lender that is not an Affiliated Debt Fund, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment and Assumption agreement shall provide a confirmation that, if any of the Borrower or any Restricted Subsidiary shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (each, a “Bankruptcy Proceeding”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (“Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) (with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Subsection 11.6(h)(iii) above so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender that is not an Affiliated Debt Fund agree and acknowledge that the provisions set forth in this Subsection 11.6(h)(iv) and the related provisions set forth in each Affiliated Lender Assignment and Assumption constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, it is their intention that this Subsection 11.6(h)(iv) would be enforceable for all purposes in any case where the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender that is not an Affiliated Debt Fund hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans, Commitments and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Subsection 11.6(h)(iv).

(i)          Notwithstanding anything to the contrary in this Agreement, Subsection 11.1 or the definitions of “Required Lenders” and “Required Majority in Interest Lenders” (x) with respect to any assignment or participation to or by an Affiliated Debt Fund, such assignment or participation shall be made pursuant to an open market purchase and (y) for purposes of determining whether the Required Lenders or the Required Majority in Interest Lenders, as applicable, have (i) consented (or not consented) to any amendment, supplement, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50.0% of the Term Loans of consenting Lenders included in determining whether the Required Lenders or the Required Majority in Interest Lenders have consented to any action pursuant to Subsection 11.1.

(j)          Notwithstanding the foregoing provisions of this Subsection 11.6, nothing in this Subsection 11.6 is intended to or should be construed to limit the Borrower’s right to prepay the Loans as provided hereunder, including under Subsection 4.4.

(k)          (i) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender or Participant at any time is or becomes a Disqualified Party, then for so long as such Lender or Participant shall be a Disqualified Party, the provisions of this Subsection 11.6(k) shall apply with respect to such Disqualified Party unless the Borrower shall have otherwise expressly consented in writing in its sole discretion (and regardless of whether the Borrower shall have consented to any assignment or participation to such Lender or Participant).

(ii)         Any Disqualified Party shall be bound by the provisions of, but shall not have any rights or remedies or be a beneficiary (whether as a Lender, a Participant or otherwise) under or with respect to, this Agreement or any other Loan Document. Without limiting the foregoing, a Disqualified Party (1) shall not be entitled to and shall have no right to receive any payment in respect of principal (other than with respect to payments of principal on the Maturity Date for the applicable Tranche), interest, fees, costs, expenses or any other amount under or in respect of any Loan Document, including but not limited to pursuant to Subsection 2.2, 2.6(c), 4.1, 4.4, 4.5, 4.8, 4.10, 4.11, 4.12, 11.5, 11.6(c) or 11.7 of this Agreement, Subsection 9.4 of the Guarantee and Collateral Agreement or any similar provision of any other Loan Document, and (2) shall be deemed not to be (w) a Secured Party (as defined in the Guarantee and Collateral Agreement or any other applicable Security Document) under or in respect of any Loan Document, (x) a Term Loan Secured Party (as defined in the ABL/Term Loan Intercreditor Agreement) under or in respect of the ABL/Term Loan Intercreditor Agreement, (y) an Original Senior Lien Creditor (as defined in any Junior Lien Intercreditor Agreement) under or in respect of such Junior Lien Intercreditor Agreement or (z) the analogous party under or in respect of any Other Intercreditor Agreement. No fees or interest shall accrue for the account of a Disqualified Party (except solely for interest payable to a permitted assignee thereof following an assignment to such assignee (1) pursuant to and as expressly provided in Subsection 11.6(b) and (2) pursuant to and as expressly provided in Subsection 11.6(k)(iv) below).

(iii)        No Disqualified Party shall have any right to approve, disapprove or consent to any amendment, supplement, waiver or modification of this Agreement or any other Loan Document or any term hereof or thereof. In determining whether the requisite Lender or Lenders have consented to any such amendment, supplement, waiver or modification, and in determining the Required Lenders or the Required Majority in Interest Lenders for any purpose under or in respect of any Loan Document, any Lender that is a Disqualified Party (and the Loans and/or Commitments of such Disqualified Party) shall be excluded and disregarded. Each such amendment, supplement, waiver or modification shall be binding and effective as to each Disqualified Party.

(iv)         The Borrower shall have the right (A) at the sole expense of any Lender that is a Disqualified Party and/or the Person that assigned its Commitments and/or Loans to such Disqualified Party, to seek to replace or terminate such Disqualified Party as a Lender by causing such Lender to (and such Lender shall be obligated to) assign any or all of its Commitments and/or Loans and its rights and obligations under this Agreement to one or more assignees (which may, at the Borrower’s sole option, be or include any Parent Entity, the Borrower or any Subsidiary); provided that (1) the Administrative Agent shall not have any obligation to the Borrower to find such a replacement Lender, (2) the Borrower shall not have any obligation to such Disqualified Party or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person and (3) the assignee (or, at its option, the Borrower) shall pay to such Disqualified Party concurrently with such assignment an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so assigned, (y) the amount that such Disqualified Party paid to acquire such Commitments and/or Loans, and (z) the most recently available quoted price for such Commitments and/or Loans (as determined by the Borrower in good faith, which determination shall be conclusive, the “Trading Price”), in each case without interest thereon (it being understood that if the effective date of such assignment is not an Interest Payment Date, such assignee shall be entitled to receive on the next succeeding Interest Payment Date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the Interest Payment Date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)), or (B) to prepay any Loans held by such Disqualified Party, in whole or in part, by paying an amount (which payment shall be deemed payment in full) equal to the lesser of (x) the face principal amount of the Loans so prepaid, (y) the amount that such Disqualified Party paid to acquire such Loans, and (z) the Trading Price for such Loans (in each case without interest thereon), and if applicable, terminate the Commitments of such Disqualified Party, in whole or in part. In connection with any such replacement, (1) if the Disqualified Party does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which the Disqualified Party shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this Subsection 11.6(k)(iv)(B), then such Disqualified Party shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Disqualified Party, and the Administrative Agent shall record such assignment in the Register, (2) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Party paid to acquire Commitments and/or Loans from such Lender and (3) each Lender that is a Disqualified Party agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(v)          No Disqualified Party (whether as a Lender, a Participant or otherwise) shall have any right to (A) receive any information or material made available to any Lender or the Administrative Agent hereunder or under any other Loan Document, (B) have access to any Internet or intranet website to which any of the Lenders and the Administrative Agent have access (whether a commercial, third-party or other website or whether sponsored by the Administrative Agent, the Borrower or otherwise), (C) attend (including by telephone) or otherwise participate in any meeting or discussions (or portions thereof) among or with any of the Borrower, the Administrative Agent and/or one or more Lenders, (D) receive any information or material prepared by the Borrower, the Administrative Agent and/or one or more Lenders or (E) receive advice of counsel to the Administrative Agent, the Collateral Agent or any other Lender or challenge their attorney client privilege. Any Disqualified Party shall not solicit or seek to obtain any such information or material. If at any time any Disqualified Party receives or possesses any such information or material, such Disqualified Party shall (1) notify the Borrower as soon as possible that such information or material has become known to it or came into its possession, (2) immediately return to the Borrower or, at the option of the Borrower, destroy (and confirm to the Borrower such destruction) such information or material, together with any notes, analyses, compilations, forecasts, studies or other documents related thereto which it or its advisors prepared and (3) keep such information or material confidential and shall not utilize such information or material for any purpose. Each Lender (whether or not then a party hereto) agrees to notify the Borrower as soon as possible if it becomes aware that (x) it made an assignment to or has a participation with a Disqualified Party or (y) any such Disqualified Party has received any such information of materials.

(vi)         The rights and remedies of the Borrower provided herein are cumulative and are not exclusive of any other rights and remedies provided to the Borrower at law or in equity, and the Borrower shall be entitled to pursue any remedy available to it against any Lender that has (or has purported to have) made an assignment or sold or maintained a participation to or with a Disqualified Party or against any Disqualified Party. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee pursuant to Subsection 11.6(b) is a Disqualified Party or have any liability with respect to or arising out of any assignment or participation of Loans by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Party; provided that, unless the Borrower has consented to an assignment to an applicable Disqualified Party, this sentence shall not relieve the Administrative Agent of any liability arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(vii)        Notwithstanding any other provision of this Agreement, any other Loan Document, any Assignment and Acceptance or any other document, the provisions of this Subsection 11.6(k) shall apply and survive with respect to each Lender, Participant and Disqualified Party notwithstanding that any such Person may have ceased to be a Lender or Participant (or any purported participation to any such Disqualified Party shall be void) hereunder or this Agreement may have been terminated.

11.7         Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 2.9, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)          The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon, New York City time, would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

11.10         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11         Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12         Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13         Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Term Loan Facility Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14         Acknowledgements. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

11.15         Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16         Confidentiality. (a) Each Agent, each Other Representative and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower or any of its Subsidiaries being violated. In addition, the Administrative Agent may disclose (i) the existence of this Agreement, the global amount, currency and maturity date of any Facility hereunder, and the legal name, country of domicile and jurisdiction of organization of the Borrower, to the CUSIP Bureau and other similar market data collectors or service providers to the lending industry, provided that either such information shall have been previously made publicly available by the Borrower, or the Administrative Agent shall have obtained the written consent of the Borrower (such consent not to be unreasonably withheld or delayed), prior to making such disclosure, and (ii) information about this Agreement to service providers to the Administrative Agent to the extent customary in connection with the administration and management of this Agreement, the other Loan Documents, the Initial Term Loan Commitments, the Incremental Commitments, and the Loans, provided that any such Person is advised of and agrees to be bound by the provisions of this Subsection 11.16 and the Administrative Agent takes reasonable actions to cause such Person to comply herewith. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

(b)          Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or any of its Subsidiaries or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower or any of its Subsidiaries, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17         Incremental and Other New Indebtedness; Additional Indebtedness. In connection with the Incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness, Rollover Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages and UCC fixture filings), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Indebtedness, Rollover Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18         USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender.

11.19         Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or Affiliated Lender Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20         Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrower under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrower hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising or under any Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of Write-Down and Conversion Powers to any Covered Liability arising under any Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such Covered Liability;

(ii)         a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under any Loan Document; or

(iii)        the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.21 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to NCI Term Loan Credit Agreement]

AGENT AND LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Authorized Signatory

By:	/s/ Shyam Kapadia
	Name:	Shyam Kapadia
	Title:	Authorized Signatory

[Signature Page to NCI Term Loan Credit Agreement]

Execution Version

EXHIBIT A

to

TERM LOAN CREDIT AGREEMENT

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR INFORMATION ABOUT THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY WITH RESPECT TO THIS NOTE, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER AT (281) 897-7658.

$	New York,

New York

[________ __, 20__]

FOR VALUE RECEIVED, the undersigned, NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), hereby unconditionally promises to pay to [_____________] (the “Lender”) and its successors and assigns, at the office of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, located at Eleven Madison Avenue New York, New York 10010, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable at such times and in such amounts as are specified in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

EXHIBIT A

to

TERM LOAN CREDIT AGREEMENT

This Note is one of the Notes referred to in, and is subject in all respects to, the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (including the Lender) (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders and as collateral agent for the Secured Parties, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof. The holder hereof, by its acceptance of this Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Note.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT B
to
TERM LOAN CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Separately provided.]

EXHIBIT C
to
TERM LOAN CREDIT AGREEMENT

FORM OF MORTGAGE

[See attached.]

EXHIBIT C

to

TERM LOAN CREDIT AGREEMENT

FORM OF MORTGAGE

1 This instrument was prepared in consultation with

counsel in the state in which the Premises is

located by the attorney named below and after

recording, please return to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Jason Kyrwood

[_____________________]2

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING3

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (as the same may be amended, waived, supplemented or otherwise modified from time to time, the “Mortgage”) is made and entered into as of the [___] day of [___________], 20[__________], by [_________________________, a ____________________], with an address as of the date hereof at [___________________], Attention: [_____________] (the “Mortgagor”), for the benefit of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, with an address as of the date hereof at [____________], in its capacities as Administrative Agent and Collateral Agent for the Secured Parties (as such terms are defined in the Guarantee and Collateral Agreement defined below) (in such capacity, together with its successors and assigns in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, pursuant to that certain Credit Agreement, dated as of February 8, 2018 (as the same may be amended, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Credit Agreement”), by and among NCI Building Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (as further defined in Subsection 1.1 of the Credit Agreement, the “Lenders”), the Collateral Agent, the Administrative Agent, and the other parties party thereto, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

[1]	Local counsel to advise as to any recording requirements for the cover page, including any need for recording tax notifications or separate tax affidavits.

[2]	Insert common address of the Premises.

[3]	Conforming changes to be made, as necessary, if the security instrument will be a deed of trust (as opposed to a mortgage).

WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Borrower’s Subsidiaries [and the Mortgagor]4;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Mortgagor in connection with the operation of its business;

WHEREAS, the Borrower and the Mortgagor are engaged in related businesses, and each will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the Credit Agreement that the Mortgagor shall execute and deliver this Mortgage to the Mortgagee for the benefit of the Secured Parties;

WHEREAS, concurrently with the entering into of the Credit Agreement, the Borrower and certain Domestic Subsidiaries of the Borrower have entered into that certain Term Loan Guarantee and Collateral Agreement (as the same may be amended, waived, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), in favor of the Mortgagee, in its capacity as Collateral Agent and Administrative Agent for the Lenders from time to time parties to the Credit Agreement;

WHEREAS, the Mortgagor will receive substantial benefit from the execution and performance of the obligations under the Credit Agreement, and is, therefore, willing to enter into this Mortgage; and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Mortgagor (such Obligations of the Mortgagor being hereinafter referred to as the “Obligations”).

WITNESSETH:

NOW THEREFORE, the Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee, for the benefit of the Secured Parties, and the Mortgagee’s successors and assigns, with the power of sale (subject to applicable law) a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements, fixtures and proceeds:

To be included if Mortgagor is not included in the aforementioned list of entities.

[4]	To be included if Mortgagor is not included in the aforementioned list of entities.

6

(a)          All that tract or parcel of land and other real property interests in [_____________] County, [______________], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by the Mortgagor (collectively, the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including, without limitation, mineral rights, air rights, water rights, sewer rights, easement rights and rights of way;

(b)          All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (the “Improvements”), and all fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises”); and

(c)          Subject to the terms of the Guarantee and Collateral Agreement and the Credit Agreement, any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Liens permitted by the Credit Agreement (including Permitted Liens), to the Mortgagee, for the benefit of the Secured Parties, to secure the Obligations; provided that, upon (i) the Obligations Satisfaction Date (as defined below) or (ii) the full satisfaction of the conditions set forth in the Credit Agreement for the release of this Mortgage in accordance with the terms thereof, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall at the sole cost and expense of the Mortgagor, promptly cause a release of this Mortgage to be filed in the appropriate office; and until the Obligations are fully satisfied, it shall remain in full force and virtue.

As additional security for said Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee, for the benefit of the Secured Parties, all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only to the Mortgagor a license to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by the Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

7

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign by way of security and grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases, rental agreements and all other occupancy agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be reasonably requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation or liability with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1          Obligations. The Mortgagee and the Lenders have agreed to establish a secured credit facility in favor of the Borrower pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the Obligations secured hereby will not exceed $______,]5 [plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, including reasonable out-of-pocket attorney’s fees, together with interest thereon, all of which amounts shall be secured hereby.]6

Section 1.01         1.2           [Future] Advances. This Mortgage is given to secure the Obligations of the Mortgagor and the repayment of the aforesaid obligations (including, without limitation, the Obligations of the Mortgagor with respect to each advance of any Loan, any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances [and re-advances] thereof that may subsequently be made to the Mortgagor, the Borrower or any other Loan Party by the Lenders pursuant to the Credit Agreement or any other Loan Document, and all renewals, modifications, replacements and extensions thereof). The lien of such future advances [and re-advances] shall relate back to the date of this Mortgage. The Mortgagor agrees that if the outstanding balance of any Obligation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement or any Hedging Agreement (as defined in the Guarantee and Collateral Agreement), Bank Products Agreement (as defined in the Guarantee and Collateral Agreement) or Management Guarantee (as defined in the Credit Agreement) (entered into with any Bank Products Provider (as defined in the Guarantee and Collateral Agreement), Hedging Provider (as defined in the Guarantee and Collateral Agreement) or Management Credit Provider (as defined in the Guarantee and Collateral Agreement), as applicable), after any such zero balance until such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party in respect of the provision of cash management services) then due and owing shall have been paid in full (the date upon which all of such events have occurred, the “Obligations Satisfaction Date”), or this Mortgage has been cancelled or released of record in accordance with the requirements of the Credit Agreement, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having a contrary effect.

[5]	To be included in states as required by applicable laws.

[6]	To be included in states that impose mortgage recording tax where maximum secured amount is capped at FMV.

8

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1          Title to Property. The Mortgagor hereby represents and warrants to the Mortgagee and each other Secured Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to the Mortgagor or to the Loan Documents to which the Mortgagor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Mortgagee and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 2.1, be deemed to be a reference to the Mortgagor’s knowledge.

2.2           Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with Subsections 7.3, 7.4, 7.5(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.3          [Reserved.]

2.4          Additional Documents. The Mortgagor agrees to take any and all actions reasonably required to create and maintain the Lien of this Mortgage as against the Premises, and to protect and preserve the validity thereof, in each case in accordance with and to the extent provided in Subsection 7.9(d) of the Credit Agreement.

2.5          Restrictions on Sale or Encumbrance. The Mortgagor agrees to comply with Subsections 8.1, 8.3, 8.4, 8.5[ and][,] 8.6 [and 8.7]7 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.6          Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.7          Insurance.

(a)          Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in Subsections 7.5(ii) through 7.5(vi) of the Credit Agreement to the extent applicable.

[7]	To be included only if the Mortgagor is the Borrower.

9

(b)          [Reserved.]

(c)          Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in Subsection 7.5 or Subsection 10.14 of the Credit Agreement to the extent and as applicable.

2.8          Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Subsection 7.5 of the Credit Agreement to the extent and as applicable.

2.9          Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Obligations, Loans, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.10        Compliance with Law. The Mortgagor agrees to comply with Subsections 7.4 and 7.8 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.11        Inspection. The Mortgagor agrees to comply with Subsection 7.6 of the Credit Agreement in accordance with and to the extent provided therein.

Section 1.02         2.12         Security Agreement.

(a)	(a) This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and the Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, a security interest in the Fixtures. The Mortgagor grants to the Mortgagee, for the benefit of the Secured Parties, all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)          This Mortgage constitutes a fixture filing and financing statement as those terms are used in the Uniform Commercial Code of the State of [________] or, if the creation, perfection or enforcement of any security interest herein is governed by the laws of a state other than the State of [_________], then, as to the matter in question, the Uniform Commercial Code in effect in that state (collectively, the “UCC”). The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. The Mortgagor warrants that the Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage. The Mortgagee shall be deemed to be the “Secured Party” with the address as set forth in the preamble of this Mortgage and shall have the rights of a secured party under the UCC.

(c)          This Mortgage will be filed in the real property records.

10

(d)          As of the date hereof, the Mortgagor is a [______________] organized under the laws of the State of [______________][, and the Mortgagor’s organizational identification number is [______________]]8.

2.13         Mortgage Recording Tax. The Mortgagor shall pay upon the recording hereof any and all mortgage recording taxes or any such similar fees and expenses due and payable to record this Mortgage in the appropriate records of the county in which the Premises is located.

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1          Acceleration of Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Obligations, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Obligations or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or seeking to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if the Mortgagee is the highest bidder, subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgagee shall credit the portion of the purchase price that would be distributed to the Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.

4.2          Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (subject to any applicable provisions of applicable law).

[8]	Local counsel to advise if bracketed text is required.

11

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1          Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement: (a) enter the Premises and take exclusive physical possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) exercise its right to collect the Rents and Profits; (d) generally, supervise, manage and contract with reference to the Premises as if the Mortgagee was the equitable owner of the Premises, hold, lease, develop, operate or otherwise use the Premises or any part thereof upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (e) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (f) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; (g) expend Loan funds and any rents, income and profits derived from the Premises for the payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the Lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Mortgagor arising out of or in any way connected with the Premises whether or not such liabilities and obligations in any way affect, or may affect, the Lien of this Mortgage; (h) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in this Mortgage, the Credit Agreement or the other Loan Documents, or to aid the execution of any power herein granted; and (i) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity. The Mortgagor also agrees that any of the foregoing rights and remedies of the Mortgagee may be exercised at any time during the continuance of an Event of Default independently of the exercise of any other such rights and remedies, and the Mortgagee may continue to exercise any or all such rights and remedies until (i) the Event of Default is cured, (ii) foreclosure and the conveyance of the Premises to the high bidder, or (iii) the outstanding principal amount of the Loans, accrued and unpaid interest thereon (if any), and any other amounts then due and owing under the Credit Agreement and any other Loan Document to the Lenders or the Mortgagee are paid in full.

5.2          Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to any applicable Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

12

5.3          Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4          Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5          Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6          Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to, disbursements of such sums as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1          Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Loan Documents. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

13

6.2          Notices. All notices, requests and other communications shall be given in accordance with Subsection 11.2 of the Credit Agreement.

6.3          Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4          Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5          Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the applicable Intercreditor Agreements) shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise.

6.6          Conflicting Terms.

(a)          In the event of any conflict between the terms of this Mortgage and any applicable Intercreditor Agreement, (i) the terms of the ABL/Term Loan Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement) shall govern and control any conflict between the Mortgagee, the Agent and/or any Additional Agent and (ii) the terms of any Other Intercreditor Agreement (as defined in the Credit Agreement) shall govern and control any conflict between the Mortgagee and any other party(ies) to such Other Intercreditor Agreement, in each case other than with respect to Section 6.7 of this Mortgage. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with any of the applicable Intercreditor Agreements, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)          In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7 of this Mortgage.

6.7          Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located. Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Mortgages to be recorded outside the State of New York) shall be governed by the law of the State of New York, without regard to principles of conflict of law other than Section 5-1401 of the General Obligations Law.

6.8          Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

14

6.9          Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Subsection 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any applicable Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to such Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10        Waiver of Jury Trial. Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

6.11        Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with the requirements in Section 6.2 of this Mortgage.

6.12        Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13        Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and at the sole cost and expense of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14        [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of such Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]9

6.15        State Specific Provisions. In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(a)	[________________][10]

(b)	[________________]

[9]	To be included in mortgages for states with a mortgage recording tax, to the extent required.

[10]	Local counsel to advise as to jurisdiction-specific requirements.

15

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

16

EXHIBIT C

to

TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[____________________]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR MORTGAGOR]11

[11]	Local counsel or title company to confirm signature page and provide notary block that is acceptable for recording in the jurisdiction.

EXHIBIT C

to

TERM LOAN CREDIT AGREEMENT

Exhibit A

Legal Description

[Attached]

EXHIBIT D
to
TERM LOAN CREDIT AGREEMENT

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN, or Form W-8BEN-E, as appropriate. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower or the Administrative Agent.

EXHIBIT D
to
TERM LOAN CREDIT AGREEMENT

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
to
TERM LOAN CREDIT AGREEMENT

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

EXHIBIT D
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TERM LOAN CREDIT AGREEMENT

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
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TERM LOAN CREDIT AGREEMENT

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (A) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (B) is subject to regulatory or other legal requirements as a bank in any jurisdiction, or (C) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

EXHIBIT D
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TERM LOAN CREDIT AGREEMENT

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
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TERM LOAN CREDIT AGREEMENT

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (A) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (B) is subject to regulatory or other legal requirements as a bank in any jurisdiction, or (C) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

EXHIBIT D
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TERM LOAN CREDIT AGREEMENT

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E
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TERM LOAN CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE12

Reference is made to the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.          The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; [and] (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)]13 [and (d) if the Assignee is an Affiliate of the Assignor, the Assignor represents and warrants that the Assignor is not assigning the Assigned Interest to the Assignee in connection with or in contemplation of the sale or other disposition of the Assignor’s interest in the Assignee]14.

[12]	For assignments to an Affiliated Lender (that is not an Affiliated Debt Fund), refer to the Form of Assignment and Acceptance in Exhibit M.

[13]	Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

[14]	To be included if the Assignee is an Affiliate of the Assignor in order for Borrower’s consent not to be required for such assignment.

EXHIBIT E
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TERM LOAN CREDIT AGREEMENT

3.          The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement; and (g) represents and warrants that it meets all the requirements to be an assignee under the assignment provisions of the Credit Agreement and is not a Defaulting Lender.

4.          The effective date of this Assignment and Acceptance shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

EXHIBIT E
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TERM LOAN CREDIT AGREEMENT

5.          Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

6.          From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof, and be bound by its continuing obligations under Subsection 11.16 thereof.

7.          Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.          THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED, IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
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EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Re: Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders and as collateral agent for the Secured Parties.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Assigned Facility for Assignor		Amount of Commitment/Loans Assigned
	$	_____________	$	_____________

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1
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EXHIBIT E

Accepted for recording in the Register:		Consented To: [15]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent		[NCI BUILDING SYSTEMS, INC.

By:		By:
	Name:	Name:
	Title:	Title:]
By:		[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
Name:
	Title:	as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:]

[15]	Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT F
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TERM LOAN CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

February 8, 2018

Reference is hereby made to (i) that certain asset-based credit agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among NCI GROUP, INC., a Nevada corporation ( “NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto, NCI BUILDING SYSTEMS, INC., a Delaware corporation (“Parent”), the several banks and other financial institutions from time to time party thereto (the “ABL Lenders”) and [●], as administrative agent for the ABL Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender and (ii) that certain term loan credit agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Parent, the several banks and other financial institutions from time to time party thereto (the “Term Loan Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Term Loan Lenders and as collateral agent for the Secured Parties (the ABL Credit Agreement and the Term Loan Credit Agreement, together with the other Loan Documents (as defined in each of the ABL Credit Agreement and the Term Loan Credit Agreement, respectively) delivered by or on the date hereof in connection with the ABL Credit Agreement and the Term Loan Credit Agreement, as applicable, the “Transaction Documents”).

The undersigned, [____________], [____________] of the [managing member of][general partner of] [____________] (the “Company”), certifies solely on behalf of the Company, in [his][her] capacity as [___________] and not individually, as follows:

(a)          Attached hereto as Annex 1 is a true, correct and complete copy of the certificate of [incorporation][formation][limited partnership][other charter document] of the Company, as amended through the date hereof (the “Charter”), as certified by the [Secretary of State][similar body] of the [State][other jurisdiction] of [__________]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled, and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)          [Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][limited partnership agreement][other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.]

EXHIBIT F
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TERM LOAN CREDIT AGREEMENT

(c)          Attached hereto as Annex [2][3] is a true, correct and complete copy of resolutions adopted by the [[unanimous] written consent] [minutes] of the [[managing] [sole] member]] [general partner] [Board of Directors][Board of Managers][other authorizing body] of the Company (the “Authorizing Body”), dated as of [●], 20[●] (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded or revoked in any respect, (ii) are in full force and effect on the date hereof[,][ and] (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein [and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body] [in the minute book of the Company] [in accordance with the Operating Agreement]]. [As of [●], 20[●], there were no vacancies or unfilled newly created [directorships] [manager positions] on the Authorizing Body.]

(d)          Attached hereto as Annex [3][4] is a list of the persons who, as of the date hereof, are duly elected and qualified [officers] [managing directors] of the [managing member of the] [general partner of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such [officers] [managing directors] or true facsimiles thereof, and each of such [officers] [managing directors] is duly authorized to execute and deliver, on behalf of the [managing member of the][general partner of the] Company, the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

(e)           Attached hereto as Annex 5 is a true, correct and complete copy of a Certificate of Good Standing of the Company, certified as of a recent date by the Secretary of the State of [__].  No change has occurred in the legal corporate existence and good standing of the Company since the date of the foregoing certificate.

(f)           [A duly executed copy of each of the Transaction Documents (as defined in the Resolutions) to which the Company is a party has been delivered by the Company to each of the other parties thereto.]

Debevoise & Plimpton LLP, [Richards, Layton & Finger, P.A.] [and Holland & Hart LLP] are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Transaction Documents to which the Company is a party.

[The Remainder of this Page is Intentionally Left Blank.]

EXHIBIT F
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TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, the [managing member of the] [general partner of the] Company has caused this certificate to be executed on its behalf by its [●], as of the day first set forth above.

By:
Name:
Title:

I, [●], am the duly elected and acting [●] of the [managing member of the] [general partner of the] Company, and do hereby certify in such capacity on behalf of the [managing member of the] [general partner of the] Company and not in my individual capacity that [●] is the duly elected, qualified and acting [●] of the [managing member of the] [general partner of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [the Company]]

ANNEX 1
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EXHIBIT F

Annex 1 – Charter

ANNEX 2
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EXHIBIT F

Annex 2 – Operating Agreement

ANNEX 3
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EXHIBIT F

Annex 3 – Resolutions

ANNEX 4
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EXHIBIT F

Annex 4 – Incumbency Certificate

Name	Title	Signature

[●]	[●]

[●]	[●]

[●]	[●]

[●]	[●]

[●]	[●]

[Incumbency Certificate of [the Company]]

ANNEX 3
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EXHIBIT F

Annex 5 – Good Standing Certificate

EXHIBIT G
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TERM LOAN CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

NCI BUILDING SYSTEMS, INC.

Pursuant to Subsection 6.1(d) of the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders and as collateral agent for the Secured Parties, the undersigned hereby certifies, on behalf of the Borrower, that:

1.          [On and as of the date hereof, both before and after giving effect to any Extension of Credit to occur on the date hereof and the application of the proceeds thereof, each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.]

2.          On the date hereof, all conditions set forth in Subsection 6.1 of the Credit Agreement have been satisfied (except as explicitly set forth in the provisos to Subsection 6.1(a), and Subsection 6.1(h)) or waived.

IN WITNESS WHEREOF, the undersigned Responsible Officer of the Borrower has hereunto set [his][her] name as of the date first written above.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT H
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TERM LOAN CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [ _____, 20•]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer]16 of NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to Subsection 6.1(j) of the Credit Agreement, dated as of February 8, 2018, (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.            For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

[16]	Or Treasurer (or other comparable officer).

EXHIBIT H
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TERM LOAN CREDIT AGREEMENT

(c)          “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)          “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)          “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)           “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.            For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)           I have reviewed the financial statements (including the pro forma financial statements) referred to in Subsection 5.1 of the Credit Agreement.

(b)          I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)          As [Chief Financial Officer]17 of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

[17]	Or Treasurer (or other comparable officer).

EXHIBIT H
to
TERM LOAN CREDIT AGREEMENT

4.            Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT H
to
TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [Chief Financial Officer]18 as of the date first written above.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:	[Chief Financial Officer][19]

[18]	Or Treasurer (or other comparable officer).

[19]	Or Treasurer (or other comparable officer).

EXHIBIT I-1
to
TERM LOAN CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [___________], to the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.          Pursuant to Subsection 2.6 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Existing Loan commitments from [$_______] to [$_______].

2.          Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Existing Term Loan commitment as follows:

Name of Lender	[[Initial][___ Tranche]20] Term Loan Commitment	[[Initial Term Loan][___ Tranche]21] Supplemental Term Loan Commitment (after giving effect hereto)	[[Initial][___ Tranche]] Supplemental Term Loan Amortization
	$	$
	$	$
	$	$

3.            Pursuant to Subsection 2.6 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate [[Initial][___ Tranche]22] Term Loan Commitment and [[Initial Term Loan][___ Tranche]23] Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

4.            In accordance with the Credit Agreement, this Increase Supplement is designated as a Loan Document.

[Remainder of Page Intentionally Left Blank]

[20]	Indicate relevant Tranche.

[21]	Indicate relevant Tranche.

[22]	Indicate relevant Tranche.

[23]	Indicate relevant Tranche.

EXHIBIT I-1
to
TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

NCI BUILDING SYSTEMS, INC.,
as Borrower

By:
Name:
Title:

EXHIBIT I-2
to
TERM LOAN CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [____________] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Commitment Lender”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined below).

RECITALS:

WHEREAS, reference is made to the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Commitment Lenders by entering into one or more Lender Joinder Agreements, provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Commitment Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Commitment Lender as a Lender contained in Subsection 10.5 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

EXHIBIT I-2
to
TERM LOAN CREDIT AGREEMENT

2.	The Additional Commitment Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A (such date, the “Effective Date”) pertaining to such Additional Commitment Lender attached hereto:

1.	Additional Commitment Lender to Be a Lender. Such Additional Commitment Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Commitment Lender shall on and as of the Effective Date become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Supplemental Term Loan Commitments on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Commitment Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Commitment Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

EXHIBIT I-2
to
TERM LOAN CREDIT AGREEMENT

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Commitment Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Commitment Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.	GOVERNING LAW. THIS LENDER JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed by one or more of the parties to this Lender Joinder Agreement on any number of separate counterparts (including by facsimile and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

EXHIBIT I-2
to
TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

NCI BUILDING SYSTEMS, INC.,
as Borrower

By:
Name:
Title:

SCHEDULE A

to

EXHIBIT I-2

SUPPLEMENTAL TERM LOAN COMMITMENTS

Additional Commitment Lender	[Initial Term Loan] [___ Tranche][24] Supplemental Term Loan Commitment	Principal Amount Committed		Aggregate Amount of All [Initial Term Loan] [___ Tranche][25] Supplemental Term Loan Commitments		Maturity Date
		$	__________	$	__________

Effective Date of Lender Joinder Agreement: ___________________________

[24]	Indicate relevant Tranche.

[25]	Indicate relevant Tranche.

EXHIBIT K
to
TERM LOAN CREDIT AGREEMENT

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

[See attached.]

EXHIBIT L
to
TERM LOAN CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXHIBIT L

to

CREDIT AGREEMENT

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                          ],

as Term Loan Agent

and

[                          ],

as Initial Junior Priority Agent

dated as of [         ], 20[  ]

		Page
ARTICLE I

DEFINITIONS
Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction.	24
ARTICLE II

LIEN PRIORITY
Section 2.1	Agreement to Subordinate.	25
Section 2.2	Waiver of Right to Contest Liens.	29
Section 2.3	Remedies Standstill.	30
Section 2.4	Exercise of Rights.	32
Section 2.5	[Reserved].	34
Section 2.6	Waiver of Marshalling.	34
ARTICLE III

ACTIONS OF THE PARTIES
Section 3.1	Certain Actions Permitted.	34
Section 3.2	Agent for Perfection.	34
Section 3.3	Sharing of Information and Access.	34
Section 3.4	Insurance.	35
Section 3.5	No Additional Rights for the Credit Parties Hereunder.	35
Section 3.6	Actions upon Breach.	35
ARTICLE IV

APPLICATION OF PROCEEDS
Section 4.1	Application of Proceeds.	36
Section 4.2	Specific Performance.	38
ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
Section 5.1	Notice of Acceptance and Other Waivers.	38
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents.	39
Section 5.3	Reinstatement and Continuation of Agreement.	43
ARTICLE VI

INSOLVENCY PROCEEDINGS
Section 6.1	DIP Financing.	44
Section 6.2	Relief from Stay.	44
Section 6.3	No Contest.	45
Section 6.4	Asset Sales.	45
Section 6.5	Separate Grants of Security and Separate Classification.	46
Section 6.6	Enforceability.	46
Section 6.7	Senior Priority Obligations Unconditional.	46
Section 6.8	Junior Priority Obligations Unconditional.	46
Section 6.9	Adequate Protection.	47

-i-

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of Term Loan Credit Agreement or Initial Junior Priority Credit Facility

-ii-

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [     ], 20[  ], by and between [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Term Loan Agent”) for the Term Loan Secured Parties referred to below, and [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.           Pursuant to the Original Term Loan Credit Agreement, the Term Loan Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Term Loan Borrower.

B.           Pursuant to the Original Term Loan Guarantees, the Term Loan Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Term Loan Borrower’s obligations under the Term Loan Documents.

C.           Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.           Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.            The Term Loan Agent (on behalf of the Term Loan Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

F.           Pursuant to the Base Intercreditor Agreement and this Agreement, the Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional Term Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company Representative), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company Representative), as the case may be, for all purposes under this Agreement.

H.           Each of the Term Loan Agent (on behalf of the Term Loan Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the Term Loan Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

Section 1.2           Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Credit Agreement Lenders” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Hedging Affiliates, all Additional Bank Products Providers, all Additional Hedging Providers and all Additional Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee in favor of any Additional Management Credit Provider, those other ancillary agreements as to which any Additional Credit Facility Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)          prior to the Discharge of Term Loan Obligations, Subsection 8.6 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Initial Junior Priority Obligations, Section [__]26 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional Term Indebtedness” by the Company Representative in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

[26]	Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Provider, Additional Hedging Provider or Additional Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)          prior to the Discharge of Term Loan Obligations, Subsection 8.1 of the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Term Loan Credit Agreement then in effect if the Original Term Loan Credit Agreement is not then in effect (which covenant is designated in such Term Loan Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Initial Junior Priority Obligations, Section [ ]27 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of Term Loan Obligations, in the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

[27]	Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any Term Loan Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any Term Loan Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of February 8, 2018, by and among Wells Fargo Bank, National Association, as ABL Agent, Credit Suisse AG, Cayman Islands Branch, as Term Loan Agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the Term Loan Borrower, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.

“Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Term Loan Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and any successor in interest thereto.

“Company Representative” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement and the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Term Loan Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the Term Loan Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the Term Loan Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any Term Loan Agent under any Term Loan Credit Agreement other than the Original Term Loan Credit Agreement, or any Initial Junior Priority Agent, in each case as the Company Representative designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility:

(a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility:

(a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Term Loan Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Discharge of Term Loan Obligations” shall mean:

(a) the payment in full in cash of the applicable Term Loan Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Term Loan Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Term Loan Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Term Loan Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Term Loan Documents at such time.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any Term Loan Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)          the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)          the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)          the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)          the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)          the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)          the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)          the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)          the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Senior Priority Documents, (v) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Foreign Subsidiary” shall mean any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the Term Loan Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Term Loan Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any Term Loan Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any Term Loan Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [          ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [          ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” or comparable term as defined in the Original Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (2) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers, all Initial Junior Priority Hedging Providers and all Initial Junior Priority Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, any Management Guarantee in favor of an Initial Junior Priority Management Credit Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantees” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [          ]28, and all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to the Company, each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees, in each case unless and until released from its guarantee obligations.

[28]	Describe original guarantee arrangements.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Initial Junior Priority Credit Party, with the obligations of the applicable Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, and (b) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, any Initial Junior Priority Bank Products Affiliates or Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Provider or Initial Junior Priority Hedging Provider, any Initial Junior Priority Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)         all Initial Junior Priority Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any Term Loan Management Credit Provider or any Initial Junior Priority Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the Term Loan Obligations, the Original Term Loan Credit Agreement (if the Original Term Loan Credit Agreement is then in effect), or in any other Term Loan Credit Agreement then in effect (if the Original Term Loan Credit Agreement is not then in effect), (b) with respect to the Initial Junior Priority Obligations, the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect), or in any other Initial Junior Priority Credit Facility then in effect (if the Original Initial Junior Priority Credit Facility is not then in effect and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Original Initial Junior Priority Credit Facility” shall mean the [          ]29, dated as of [         ], among [          ], as such agreement may be amended, supplemented, restated, waived or otherwise modified from time to time.

“Original Term Loan Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of February 8, 2018, by and among the Term Loan Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent, the Term Loan Credit Agreement Lenders and the Term Loan Agent, as amended, supplemented, waived or otherwise modified from time to time.

[29]	Describe the Original Initial Junior Priority Credit Facility.

“Party” shall mean any of the Term Loan Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the Term Loan Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Pledged Securities” shall have the meaning set forth in the Term Loan Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility); provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility) and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Series of Senior Priority Debt (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility).

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the Term Loan Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the Term Loan Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the Term Loan Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)         all Term Loan Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Term Loan Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by a Term Loan Collateral Document to the Term Loan Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Term Loan Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “Term Loan Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the Term Loan Agent under the Original Term Loan Credit Agreement while the Original Term Loan Credit Agreement is in effect; if the Original Term Loan Credit Agreement is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent Term Loan Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent Term Loan Credit Agreement, or if the principal amount of the Term Loan Obligations owed to the corresponding Senior Priority Secured Parties under any other Additional Documents in respect of other Senior Priority Obligations exceeds the principal amount of Term Loan Obligations owed to the relevant Senior Priority Secured Parties under such subsequent Term Loan Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties are owed the greatest principal amount of Term Loan Obligations (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Term Loan Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Specified Default” shall mean a Specified Default under any Term Loan Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the board of directors in the ordinary course of business.

“Term Loan Agent” shall mean [           ]30 in its capacity as collateral agent under the Term Loan Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original Term Loan Credit Agreement or any subsequent Term Loan Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any Term Loan Credit Agreement.

“Term Loan Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

[30]	Insert name of Term Collateral Agent.

“Term Loan Bank Products Provider” shall mean any Person (other than a Term Loan Bank Products Affiliate) that has entered into a Bank Products Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Term Loan Borrower” shall mean the Company in its capacity as borrower under the Term Loan Credit Agreement, together with its successors and assigns.

“Term Loan Collateral Documents” shall mean all “Security Documents” as defined in the Original Term Loan Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Loan Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Loan Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Term Loan Credit Agreement” shall mean (i) if the Original Term Loan Credit Agreement is then in effect, the Original Term Loan Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Term Loan Credit Agreement or (y) any subsequent Term Loan Credit Agreement (in each case, as amended, supplemented, waived or otherwise modified from time to time); provided, that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu with the Lien securing the First Lien Obligations (as such term is defined in the relevant Term Loan Credit Agreement), and (b) the requisite creditors party to such Term Loan Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company Representative) that the obligations under such Term Loan Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the Term Loan Credit Agreement shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any Term Loan Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Term Loan Credit Agreement Lender” under any Term Loan Credit Agreement.

“Term Loan Credit Parties” shall mean the Term Loan Borrower, the Term Loan Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Term Loan Document.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Loan Guarantees, the Term Loan Collateral Documents, any Bank Products Agreements between any Term Loan Credit Party and any Term Loan Bank Products Affiliate or any Term Loan Bank Products Provider, any Hedging Agreements between any Term Loan Credit Party and any Term Loan Hedging Affiliate or Term Loan Hedging Provider, any Management Guarantee in favor of a Term Loan Management Credit Provider, and those other ancillary agreements as to which the Term Loan Agent or any Term Loan Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Loan Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Term Loan Agent, in connection with any of the foregoing or any Term Loan Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantees” shall mean that certain guarantee agreement dated as of the date [hereof] [of the Base Intercreditor Agreement] by the Term Loan Guarantors in favor of the Term Loan Agent, and all other guarantees of any Term Loan Obligations of any Term Loan Credit Party by any other Term Loan Credit Party in favor of any Term Loan Secured Party, in each case as amended, supplemented, waived or otherwise modified from time to time.

“Term Loan Guarantors” shall mean the collective reference to each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Term Loan Guarantees and any other Person who becomes a guarantor under any of the Term Loan Guarantees, in each case unless and until released from its guarantee obligations.

“Term Loan Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, (b) was a Term Loan Agent, a Term Loan Credit Agreement Lender or an Affiliate of a Term Loan Agent or a Term Loan Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Term Loan Hedging Provider” shall mean any Person (other than a Term Loan Hedging Affiliate) that has entered into a Hedging Agreement with a Term Loan Credit Party with the obligations of such Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents, as designated by the Company Representative in accordance with the terms of the Term Loan Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Term Loan Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Term Loan Credit Party, with the obligations of the applicable Term Loan Credit Party thereunder being secured by one or more Term Loan Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Term Loan Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Term Loan Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Term Loan Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Term Loan Credit Party from time to time to the Term Loan Agent, the Term Loan Credit Agreement Lender, any Term Loan Bank Products Affiliate, Term Loan Hedging Affiliate, Term Loan Bank Products Provider or Term Loan Hedging Provider or any Term Loan Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Term Loan Credit Party, would have accrued on any Term Loan Obligation, whether or not a claim is allowed against such Term Loan Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Loan Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations,” as defined in the Original Term Loan Credit Agreement.

“Term Loan Secured Parties” shall mean the Term Loan Agent, all Term Loan Credit Agreement Lenders together with all Term Loan Bank Products Affiliates, all Term Loan Hedging Affiliates, all Term Loan Bank Product Providers, all Term Loan Hedging Providers and all Term Loan Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Term Loan Secured Party” under any Term Loan Credit Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

Section 1.3           Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns, and any reference herein to a Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1           Agreement to Subordinate.

(a)          Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)        except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)        except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)          Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)          Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(11) and (12) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)          Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)          The Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Term Loan Agent has been granted Senior Priority Liens, and the Term Loan Agent hereby consents thereto.

(f)          The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(g)          Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Term Loan Agent, for the benefit of itself and the Term Loan Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)          Lien priority as among the Additional Obligations, the Term Loan Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)          Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j)          Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)          The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)          So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

Section 2.2           Waiver of Right to Contest Liens.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)          Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)          The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3           Remedies Standstill.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)          will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)         will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Senior Priority Collateral;

file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Senior Priority Debt, in accordance with the terms of this Agreement;

file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)          Any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

Section 2.4           Exercise of Rights.

(a)          No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)          Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred) or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5           [Reserved.]

Section 2.6           Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1           Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

Section 3.2           Agent for Perfection.

(a)          Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)          None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)          Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

Section 3.3           Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4           Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to ABL Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.1.

Section 3.5           No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6           Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1           Application of Proceeds.

(a)          Revolving Nature of Certain Term Loan Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) Term Loan Credit Agreements may include a revolving commitment, that in the ordinary course of business any Term Loan Agent and Term Loan Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of Term Loan Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Term Loan Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Term Loan Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Term Loan Agent or Term Loan Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such Term Loan Agent or Term Loan Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)          Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c)          Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Term Loan Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)          Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(c) third and 4.1(d) second of the Base Intercreditor Agreement. The parties hereto agree that any Proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining Proceeds of Collateral shall be applied, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)          Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)          Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company Representative or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

Section 4.2           Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1           Notice of Acceptance and Other Waivers.

(a)          All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)          None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise exercises any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2           Modifications to Senior Priority Documents and Junior Priority Documents.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)       otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)          Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [          ], 20[ ] (as amended, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[          ], as Term Loan Agent, [          ], as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)       otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)          The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company Representative), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents then in effect. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

Section 5.3           Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1           DIP Financing.

(a)          If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time after the Discharge of ABL Collateral Obligations (as defined in the Base Intercreditor Agreement) and prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization.

(b)          All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base intercreditor Agreement.

Section 6.2           Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3           No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4           Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

Section 6.5           Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

Section 6.6           Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7           Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)          any lack of validity or enforceability of any Senior Priority Document;

(ii)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(iii)        any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(iv)        the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8           Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)          any lack of validity or enforceability of any Junior Priority Document;

(ii)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(iii)        any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(iv)        the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(v)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9           Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing the Junior Priority Obligations shall be junior to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

ARTICLE VII

MISCELLANEOUS

Section 7.1           Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors. Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2           Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3           Representations. The Term Loan Agent represents and warrants to each other Agent that it has the requisite power and authority under the Term Loan Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Loan Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.4           Amendments.

(a)          No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “Term Loan Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party.

(b)          In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Junior Priority Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the rights or interests of the Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5           Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Term Loan Agent:	[ ]
[ ]

Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Initial Junior Priority Agent:	[_____________]
[_____________]

Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6           No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7           Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8           Governing Law; Entire Agreement. The validity, performance and enforcement of this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

Section 7.9           Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10         No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11         Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)          The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)           one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)          at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)         the Company Representative shall have executed and delivered to the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)          Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Term Loan Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)          In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Term Loan Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Term Loan Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12         Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13         Term Loan Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “Term Loan Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “Term Loan Collateral Representative” under the Base Intercreditor Agreement the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite Term Loan Holders” under the Base Intercreditor Agreement and (z) the Additional Term Loan Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite Term Loan Holders” under the Base Intercreditor Agreement.

Section 7.14         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the Term Loan Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15         Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16         Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17         Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18         VENUE; JURY TRIAL WAIVER.

(a)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19         Intercreditor Agreement. This Agreement is the “Junior Lien Intercreditor Agreement” referred to in the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20         No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Term Loan Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.21         Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Term Loan Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the Term Loan Documents, the Initial Junior Priority Documents or any Additional Documents.

Section 7.22         Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the Term Loan Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.23         Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Term Loan Agent, for and on behalf of itself and the Term Loan Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[                ], in its capacity as Term Loan Agent

By:
Name:
Title:

By:
Name:
Title:

[[                ], in its capacity as Senior Priority Representative

By:
Name:
Title:

By:
Name:
Title:]

[                                                                        ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[                                                                       ], in its capacity as Additional Agent

By:
Name:
Title:][31]

[31]	Add signature block for any Additional Agents.

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Term Loan Agent, the Term Loan Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[BORROWER]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY REPRESENTATIVE]32 (the “Company Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [          ], 20[ ], among [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”) for the Term Loan Secured Parties, [                   ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[                            ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].33 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].34

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company Representative hereby represents and warrants to the Term Loan Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)         The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)         all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company Representative hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

[32]	Revise as appropriate to refer to any permitted successor or assign.

[33]	Revise as appropriate to refer to any successor Term Loan Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.

[34]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY], a [                                                                            ] (“Company”), [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)35 for the Term Loan Secured Parties, [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)36 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [          ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].37

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. The Company Representative has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]38 hereby agrees with the Term Loan Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]39 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[35]	Revise as appropriate to refer to any successor Term Loan Agent.

[36]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[37]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

[38]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.

[39]	Revise references throughout as appropriate to refer to the party or parties being added.

Section 2. Recognition of Claims. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Term Loan Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Term Loan Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Term Loan Obligations and the existence and validity of the Initial Junior Priority Obligations40 and (b) agree[s] to refrain from making or asserting any claim that the Term Loan Credit Agreement, the Initial Junior Priority Credit Facility or other Term Loan Documents or Initial Junior Priority Documents,41 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[40]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

[41]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

[TERM LOAN CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Term Loan Agent”)42 for the Term Loan Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)43 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional Term Loan Secured Parties, Term Loan Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [ ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Term Loan Agent44, [and] the Initial Junior Priority Agent45 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new Term Loan Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [Term Loan][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Term Loan][Initial Junior Priority] Agent”)].46

The Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority]47 Secured Parties, hereby agrees with the Company and the other Grantors, the [Term Loan][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [Term Loan][Initial Junior Priority] Agent, for itself and on behalf of the Joining [Term Loan][Initial Junior Priority] Secured Parties,]48 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Term Loan][Initial Junior Priority] Agent. As of the date hereof, the Joining [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [Term Loan Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

[42]	Revise as appropriate to refer to any successor Term Loan Agent.

[43]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.

[44]	Revise as appropriate to describe predecessor Term Loan Agent or Term Loan Secured Parties, if joinder is for a new Term Loan Credit Agreement.

[45]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.

[46]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

[47]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

[48]	Revise references throughout as appropriate to refer to the party or parties being added.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Term Loan][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

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FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION49

Reference is made to the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.          The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

[49]	Assignment Agreement to or by an Affiliated Lender that is not an Affiliated Debt Fund

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2.          The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].50 The Assignor acknowledges and agrees that in connection with this assignment, (1) the Assignee is an Affiliated Lender and it or its Affiliates may have, and later may come into possession of, information regarding the Loans or the Loan Parties that is not known to the Assignor and that may be material to a decision by such Assignor to assign the Assigned Interests (such information, the “Excluded Information”), (2) such Assignor has independently, without reliance on the Assignee, the Borrower, any of its Subsidiaries, the Administrative Agent or any other Lender or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Assignor’s lack of knowledge of the Excluded Information, (3) none of the Assignee, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders or any of their respective Affiliates shall have any liability to the Assignor, and the Assignor hereby waives and releases, to the extent permitted by law, any claims such Assignor may have against the Assignee, the Borrower, any of its Subsidiaries, the Administrative Agent, the other Lenders and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[50]	Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

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3.          The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Affiliated Lender Assignment and Assumption; (ii) it is an Affiliated Lender; (iii) each of the terms and conditions set forth in Subsection 11.6(h)(i) of the Credit Agreement have been satisfied with respect to this Affiliated Lender Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) agrees that it shall not be permitted to (A) attend or participate in, and shall not attend or participate in, any “lender-only” meetings or receive any related “lender-only” information, (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (C) receive advice of counsel to the Administrative Agent or any other Lender or challenge their attorney client privilege; (e) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (f) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; and (g) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

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4.          The Assignee hereby confirms, in accordance with Subsection 11.6(h)(iv) of the Credit Agreement, that it will comply with the requirements of such subsection.

5.          The effective date of this Affiliated Lender Assignment and Assumption shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Affiliated Lender Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6.          Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.          From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Affiliated Lender Assignment and Assumption, have the rights and obligations of an Affiliated Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Affiliated Lender Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof, and bound by its continuing obligations under Subsection 11.16 thereof.

8.          Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Affiliated Lender Assignment and Assumption shall not be effective unless such consents shall have been obtained.

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9.          THIS AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Affiliated Lender Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

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AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Re: Term Loan Credit Agreement, dated as of February 8, 2018, among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders and as collateral agent for the Secured Parties.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Assigned Facility for Assignor	Amount of Commitment/Loans Assigned

	$	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:[51]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent	[NCI BUILDING SYSTEMS, INC.

By:	By:
Name:	Name:
Title:	Title:]

By:		[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
Name:
	Title:	as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:]

[51]	Insert only as required by Subsection 11.6 of the Credit Agreement.

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TERM LOAN CREDIT AGREEMENT

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent under the
Credit Agreement referred to below

[               ]

[DATE]

Attention: [               ]

Re:	NCI BUILDING SYSTEMS, INC.

This Acceptance and Prepayment Notice is delivered to you pursuant to Subsection 4.4(h)(iv) of that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(h)(iv) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [●]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Subsection 4.4(h) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [,][and] [the Lenders of the Initial Term Loans] [[and]] the Lenders of the [●, 20●]52 Tranche[s]] as follows:

[52]	List multiple Tranches if applicable.

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[At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).]53

The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[53]	Insert applicable representation.

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TERM LOAN CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT O

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TERM LOAN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[               ]

[DATE]

Attention: [               ]

Re:	NCI BUILDING SYSTEMS, INC.

This Discount Range Prepayment Notice is delivered to you pursuant to Subsection 4.4(h)(iii) of that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(h)(iii) of the Credit Agreement, the Borrower hereby requests that each [Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●]

54Tranche[s]] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.          This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]55 Tranche[(s)]].

2.          The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[●] of Initial Term Loans] [[and] $[●] of the [●, 20●]56 Tranche[(s)] of Incremental Term Loans] (the “Discount Range Prepayment Amount”).57

[54]	List multiple Tranches if applicable.

[55]	List multiple Tranches if applicable.

[56]	List multiple Tranches if applicable.

[57]	Minimum of $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

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3.          The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to [●]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 P.M. New York City time on the date that is three Business Days following the dated delivery of the notice58 pursuant to Subsection 4.4(h)(iii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent and the [Lenders of the Initial Term Loans] [[and the] Lenders of the [●, 20●]59 Tranche[s]] as follows:

1.          [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).]60

[58]	Or such later date designated by the Administrative Agent and approved by the Borrower.

[59]	List multiple Tranches if applicable.

[60]	Insert applicable representation.

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The Borrower acknowledges that the Administrative Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT P
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TERM LOAN CREDIT AGREEMENT

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[          ]

[DATE]

Attention: [          ]

Re:	NCI BUILDING SYSTEMS, INC.

Reference is made to (a) that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties and (b) that certain Discount Range Prepayment Notice, dated ______, 20__, from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(h)(iii) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.          This Discount Range Prepayment Offer is available only for prepayment on the [Initial Term Loans] [[and the] [●, 20●]61 Tranche[s]] held by the undersigned.

2.          The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Initial Term Loans - $[●]]

[[●, 20●]62 Tranche[s] - $[●]]

[61]	List multiple Tranches if applicable.

[62]	List multiple Tranches if applicable.

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3.          The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Submitted Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●]63 Tranche[s]] indicated above pursuant to Subsection 4.4(h) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[63]	List multiple Tranches if applicable.

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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[                ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT Q

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TERM LOAN CREDIT AGREEMENT

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[               ]

[DATE]

Attention: [               ]

Re:	NCI BUILDING SYSTEMS, INC.

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Subsection 4.4(h)(iv) of that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(h)(iv) of the Credit Agreement, the Borrower hereby requests that [each Lender of the Initial Term Loans] [[and] each Lender of the [●, 20●]

64Tranche[s]] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.          This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]65 Tranche[s]].

2.          The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):66

[64]	List multiple Tranches if applicable.

[65]	List multiple Tranches if applicable.

[66]	Minimum of $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

EXHIBIT Q

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[Initial Term Loans - $[●]]

[[●, 20●]67 Tranche[s] - $[●]]

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 P.M. New York City time on the date that is three Business Days following delivery of this notice68 pursuant to Subsection 4.4(h)(iv) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

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[67]	List multiple Tranches if applicable.

[68]	Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

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IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT R
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FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[            ]

[DATE]

Attention: [           ]

Re:	NCI BUILDING SYSTEMS, INC.

Reference is made to (a) that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties and (b) that certain Solicited Discounted Prepayment Notice, dated ______, 20__, from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(h)(iv) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.          This Solicited Discounted Prepayment Offer is available only for prepayment on the [Initial Term Loans][[and the] [●, 20●]69 Tranche[s]] held by the undersigned.

2.          The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[69]	List multiple Tranches if applicable.

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[Initial Term Loans - $[●]]

[[●, 20●]70 Tranche[s] - $[●]]

3.          The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans] [[and its] [●, 20●]71 Tranche[s]] pursuant to Subsection 4.4(h) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[70]	List multiple Tranches if applicable.

[71]	List multiple Tranches if applicable.

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IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[           ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT S
to
TERM LOAN CREDIT AGREEMENT

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[          ]

[DATE]

Attention: [         ]

Re:	NCI BUILDING SYSTEMS, INC.

This Specified Discount Prepayment Notice is delivered to you pursuant to Subsection 4.4(h)(ii) of that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Subsection 4.4(h)(ii) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]

72 Tranche[s]] on the following terms:

1.          This Borrower Offer of Specified Discount Prepayment is available only to each [Lender of the Initial Term Loans] [[and to each] Lender of the [●, 20●]73 Tranche[s]].

2.          The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[●] of the [Initial Term Loans] [[and $[●] of the] [●, 20●]74 Tranche[(s)] of Incremental Term Loans] (the “Specified Discount Prepayment Amount”). 75

[72]	List multiple Tranches if applicable.

[73]	List multiple Tranches if applicable.

[74]	List multiple Tranches if applicable.

[75]	Minimum of $5,000,000 and whole increments of $500,000 in excess thereof (or such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion).

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3.          The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [●]% (the “Specified Discount”).

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 P.M. New York City time on the date that is three (3) Business Days following the date of delivery of this notice76 pursuant to Subsection 4.4(h)(ii) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Lenders] [[and] each Lender of the [●, 20●]77 Tranche[s]] as follows:

[At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).][At least three Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion).] 78

The Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

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[76]	Or such later date as may be designated by the Administrative Agent and approved by the Borrower.

[77]	List multiple Tranches if applicable.

[78]	Insert applicable representation.

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IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT T
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FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent under the
Credit Agreement referred to below

[           ]

[DATE]

Attention: [           ]

Re:	NCI BUILDING SYSTEMS, INC.

Reference is made to (a) that certain Term Loan Credit Agreement dated as of February 8, 2018 (together with all exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties and (b) that certain Specified Discount Prepayment Notice, dated ______, 20__, from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Subsection 4.4(h)(ii) of the Credit Agreement, that it is willing to accept a prepayment of the following Tranches of Term Loans held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Initial Term Loans - $[●]]

[[●, 20●]

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79 Tranche[s] - $[●]]

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term Loans][[and its] [●, 20●]80 Tranche[s]] pursuant to Subsection 4.4(h)(ii) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender further acknowledges and agrees that (1) the Borrower may have, and may come into possession of information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to the decision by such Lender to accept the Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in the Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, and (3) none of the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and the undersigned Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The undersigned Lender further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

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[79]	List multiple Tranches if applicable.

[80]	List multiple Tranches if applicable.

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IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[             ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT U
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FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Subsection 7.2(a) of the Term Loan Credit Agreement, dated as of February 8, 2018 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI BUIILDING SYSTEMS, INC. (together with its successors and assigns, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

1.          I am the duly elected, qualified and acting [Chief Financial Officer]81 of the Borrower.

2.          I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower. To my knowledge, the matters set forth herein are true.

3.          I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that [(i) the Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries in conformity with GAAP and in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that begin on or after the Closing Date (except as disclosed therein or for the absence of footnotes) and (ii)]82 the Borrower and its Restricted Subsidiaries have observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and no Default or an Event of Default has occurred and is continuing [, except for _________]83.

[81]	The Compliance Certificate may be signed by a Responsible Officer of the Borrower, including (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller or the VP–Treasury of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by the chief executive officer or president of such Person or, with respect to financial matters, by the chief financial officer of such Person.

[82]	To be included only in Compliance Certificates accompanying Quarterly Reports.

[83]	To be included if there was a Default or Event of Default during the applicable period. The Default or Event of Default should be described.

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[4.          Attached hereto as ANNEX 2 is the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the most recently completed fiscal year covered by such financial statements.]84

[5.          Attached hereto as ANNEX 3 is a list setting forth any acquisition by the Grantors (as defined in the Guarantee and Collateral Agreement) during the most recently completed fiscal year of (i) any registration of any United States Copyright, Patent or Trademark (each as defined in the Guarantee and Collateral Agreement), in each case, material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a United States Copyright License, Patent License or Trademark License (each as defined in the Guarantee and Collateral Agreement), in each case, material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, constituting Collateral (as defined in the Guarantee and Collateral Agreement), as provided in Subsection 5.2.10 of the Guarantee and Collateral Agreement.]85

[6.        Attached hereto as ANNEX 4 is a list setting forth any acquisition by the Grantors (as defined in the Guarantee and Collateral Agreement) during the most recently completed fiscal year of any Commercial Tort Action (as defined in the Guarantee and Collateral Agreement) and describing the details thereof, as provided in Subsection 5.2.12 of the Guarantee and Collateral Agreement.] 86

[84]	Commencing with the delivery of the Compliance Certificate for the fiscal year ending on or about October 31, 2019, to be included only (i) in Compliance Certificates accompanying annual reports and (ii) if the Consolidated Secured Leverage Ratio as of the last day of the immediately preceding fiscal year was greater than or equal to 2.50:1.00.

[85]	To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Intellectual Property acquired by a Grantor (as defined in the Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

[86]	To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Commercial Tort Action acquired by a Grantor (as defined in the Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

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IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20__.

NCI BUILDING SYSTEMS, INC.,
as the Borrower

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements to be Attached]

For the Quarter/Year ended _______________ (“Statement Date”)

ANNEX 2
to the Compliance Certificate
($ in 000’s)

Excess Cash Flow

A.	Excess Cash Flow for the fiscal year ending on the Statement Date.

the sum, without duplication, of

1.	Consolidated Net Income for such period:

(a)	The net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends	$_____

Excluding each of the following:[87]

(i)	any net income (or loss) of any Person if such Person is not the Borrower or a Restricted Subsidiary, except that (A) the Borrower’s or any Restricted Subsidiary’s net income for such period shall be increased by the aggregate amount actually dividended or distributed or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person	$_____

[87]	provided, further, that the exclusion of any item pursuant to clauses (i) through (xiii) below shall also exclude the tax impact of any such item, if applicable.

(ii)	any net income (loss) of any Restricted Subsidiary that is not a any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Credit Agreement or the other Loan Documents or the ABL Facility Documents, and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date as determined by the Borrower in good faith, which determination shall be conclusive), except that (A) the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Borrower in good faith, which determination shall be conclusive) could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary	$_____

(iii)	(x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Borrower in good faith, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Borrower or any Restricted Subsidiary	$_____

(iv)	any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans	$_____

(v)	the cumulative effect of a change in accounting principles	$_____

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments	$_____

(vii)	any unrealized gains or losses in respect of Hedge Agreements	$_____

(viii)	any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person	$_____

(ix)	any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards	$_____

(x)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary	$_____

(xi)	any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP	$_____

(xii)	any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles	$_____

(xiii)	expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non-cash compensation related expenses	$_____

(xiv)	any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date)	$_____

(xv)	to the extent covered by insurance and actually reimbursed (or the Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption	$_____

(xvi)	any expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with any acquisition, merger or consolidation or Investment	$_____

2.	Total (Item (A.1.a), excluding Items A.1.i through A.1.xvi)	$_____

3.	an amount equal to the amount of all non-cash charges to the extent deducted in calculating such Consolidated Net Income and cash receipts to the extent excluded in calculating such Consolidated Net Income (except to the extent such cash receipts are attributable to revenue or other items that would be included in calculating Consolidated Net Income for any prior period)	$_____

4.	decreases in Consolidated Working Capital[88] for such period (other than any such decreases arising (x) from any acquisition or disposition of (a) any business unit, division, line of business or Person or (b) any assets other than in the ordinary course of business (each, an “ECF Acquisition” or “ECF Disposition”, respectively) by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa)	$_____

5.	an amount equal to the aggregate net non-cash loss on Asset Dispositions (or any disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent deducted in calculating such Consolidated Net Income	$_____

6.	cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in calculating such Consolidated Net Income	$_____

7.	any extraordinary, unusual or nonrecurring cash gain	$_____

8.	Total (Sum of Items A.2 through A.7)	$_____

B.	over the sum, without duplication, of	$_____

1.	an amount equal to the amount of all non-cash credits included in calculating such Consolidated Net Income and cash charges to the extent not deducted in calculating such Consolidated Net Income;	$_____

2.	[reserved];	$_____

[88]	“Consolidated Working Capital”: at any date, the excess of (a) the sum of all amounts (other than cash, Cash Equivalents and Temporary Cash Investments) that are or would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that are or would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

3.	the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations (B) the amount of any repayment of Term Loans pursuant to Subsection 2.2(b) of the Credit Agreement, (C) the amount of a mandatory prepayment of Term Loans pursuant to Subsection 4.4(b)(i) of the Credit Agreement and any mandatory prepayment, repayment or redemption of Pari Passu Indebtedness pursuant to requirements under the agreements governing such Pari Passu Indebtedness similar to the requirements set forth in Subsection 4.4(b)(i) of the Credit Agreement (as determined by the Borrower in good faith, which determination shall be conclusive), to the extent required due to an Asset Disposition (or any disposition specifically excluded from the definition of the term “Asset Disposition”) that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (x) all other prepayments of Loans, (y) all prepayments of ABL Facility Loans and (z) all prepayments of revolving loans (other than Revolving Loans hereunder), to the extent there is not an equivalent permanent reduction in commitments thereunder) made during such period (except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries);	$_____

4.	an amount equal to the aggregate net non-cash gain on Asset Dispositions (or any disposition specifically excluded from the definition of the term “Asset Disposition”) by the Borrower and the Restricted Subsidiaries during such period (other than in the ordinary course of business) to the extent included in calculating such Consolidated Net Income;	$_____

5.	increases in Consolidated Working Capital for such period (other than any such increases arising (x) from any ECF Acquisition or ECF Disposition by the Borrower and the Restricted Subsidiaries completed during such period, (y) from the application of purchase accounting or (z) as a result of the reclassification of any balance sheet item from short-term to long-term or vice versa),	$_____

6.	payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted in calculating Consolidated Net Income;	$_____

7.	[reserved];	$_____

8.	the amount of Restricted Payments (other than Investments) made in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Subsection 8.2(b) of the Credit Agreement (other than Subsection 8.2(b)(vi) of the Credit Agreement), to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries;	$_____

9.	the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;	$_____

10.	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income;	$_____

11.	[reserved];	$_____

12.	the amount of (x) Permitted Payments made pursuant to subsection 8.2(b)(vii)(B) of the Credit Agreement or with respect to Related Taxes pursuant to Subsection 8.2(b)(vii)(C) of the Credit Agreement or (y) taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in calculating such Consolidated Net Income for such period;	$_____

13.	cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in calculating such Consolidated Net Income; and	$_____

14.	(v) any extraordinary, unusual or nonrecurring cash loss or charge (including fees, expenses, charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), (w) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, after the date hereof or any accounting change, and including any such transaction consummated prior to the date hereof), (x) any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, (y) any signing, retention or completion bonuses and (z) any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans, in each case, to the extent not already deducted in calculating Consolidated Net Income;	$_____

15.	Total (Sum of Items B.1 through B.14)	$_____

C.	Excess Cash Flow (Item A.8 – Item B.15)	$_____

ANNEX 3

[Applicable Acquired Intellectual Property for Guarantee and Collateral Agreement to be Listed.]

ANNEX 4

[Applicable Acquired Commercial Tort Actions for Guarantee and Collateral Agreement to be Listed.]

EXHIBIT V
to
TERM LOAN CREDIT AGREEMENT

Form of Tax Sharing Agreement

[See Attached.]

PRIVILEGED AND CONFIDENTIAL	EXHIBIT V

to

TERM LOAN CREDIT AGREEMENT

FORM OF TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), dated as of [●], is made and entered into between [●], a [●] (“Parent”) and [●], a [●] (the “Company”).89

WITNESSETH:

WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

DEFINITIONS

1.	Definitions.

Actual Tax Amount: shall have the meaning set forth in Article III, Section 2 of this Agreement.

Agreement: shall have the meaning set forth in the preamble.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Combined Tax: shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group: shall mean any consolidated, combined, unitary or affiliated group (a) of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and (b) of which a Parent Entity was or is, or was or is required to be, the common parent for such Tax year for purposes of paying Taxes or filing a Tax Return.

[89]	This form agreement assumes the Company will be treated as a corporation for U.S. federal, state and local income tax purposes at the time this agreement is entered into. In the event that the Company is not treated as a corporation for U.S. federal, state and local income tax purposes, the Company may revise this agreement in such a manner as necessary or appropriate to enable the parties to make payments based upon the amounts that would be payable if the Company were treated as a corporation for U.S. federal, state and local income tax purposes.

Combined Tax Return: shall mean any Tax Return with respect to any Combined Tax.

Combined Tax Return Year: shall mean any Tax year for which a Combined Tax Return is, or is required to be, filed by a Parent Entity.

Company: shall have the meaning set forth in the preamble.

Company Group: shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.

Effective Time: shall mean [●].

IRS: shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.

Parent: shall have the meaning set forth in the preamble.

Parent Entity: shall mean Parent, [●] and any other Subsidiary of Parent other than the Company or any Subsidiary of the Company.

Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Separate Tax Amount: shall have the meaning set forth in Article III, Section 1 of this Agreement.

Subsidiary: shall mean, with respect to any Person at any time, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

Tax: shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, profits, windfall profits, gross receipts, modified gross receipts, gross margin, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

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Tax Return: shall mean any federal, state, local or foreign Tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority: shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

Treasury Regulations: shall mean the regulations prescribed under the Code.

2.	Successors.

References to the Company or a Parent Entity shall include any successor thereto or any Person with respect to which the Company or such Parent Entity, respectively, is the successor.

Article II

PROCEDURAL MATTERS

1.	The applicable Parent Entity shall have the responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return. Parent shall, or shall cause the applicable Parent Entity to, file all such Combined Tax Returns on a timely basis, taking into account extensions of the due date for the filings of such returns.

2.	The Company shall, and shall cause each of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which the Company or such Subsidiary, as the case may be, is eligible to do so under the applicable Tax law, unless an applicable Parent Entity shall, as permitted under the applicable Tax law, request otherwise.

3.	The applicable Parent Entity shall have the right to exercise all powers of a common parent with respect to each relevant Combined Tax Return or Combined Tax.

4.	The applicable Parent Entity shall be the agent and attorney-in-fact of the Combined Tax Group of which such Parent Entity is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return Years. In its sole discretion, such Parent Entity shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such Combined Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group. The Company hereby irrevocably appoints, and shall cause each of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint, such Parent Entity as its agent and attorney-in-fact to take such action (including the execution of documents) as such Parent Entity may deem appropriate to effect the foregoing.

5

5.	The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of a Combined Tax Group to, reimburse the applicable Parent Entity for (a) any outside legal and accounting expenses incurred by such Parent Entity in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by such Parent Entity in the course of any litigation or proceeding relating thereto and (c) any cost incurred by such Parent Entity in connection with preparing or filing any Combined Tax Return or otherwise administering this Agreement with respect to such group.

6.	The Company shall, and shall cause each of its Subsidiaries that is a member of a Combined Tax Group to, furnish to the applicable Parent Entity in a timely manner such information, documents and other assistance, in each case as such Parent Entity may reasonably request in connection with the preparing or filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement or any transaction contemplated hereby.

7.	Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to direct the Company, on behalf of any Parent Entity, (a) to prepare and file any Combined Tax Return, (b) to calculate any payment described in Article III and (c) to undertake any other Tax matters (including any audit or contest) with respect to any Combined Tax Return for which any Parent Entity is responsible under the applicable Tax laws or this Agreement. The Company shall act diligently with respect to any such Tax matter in a timely fashion until otherwise directed by Parent.

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Article III

TAX PAYMENTS

1.	The Separate Tax Amount with respect to a Combined Tax Return for a Combined Tax Return Year shall be the Tax liability that would be reflected on a separate consolidated, combined, unitary or affiliated Tax Return of the Company Group corresponding to such Combined Tax Return, applying the same tax accounting methods, elections and return positions as are applied in such corresponding Combined Tax Return; provided that, in calculating the Separate Tax Amount, (a) any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes of the Company Group, determined assuming that members of such Company Group had not been in existence before the Effective Time, shall be taken into account to the extent such carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent the Parent Entity of such Combined Tax Group utilizes such carryovers, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group. For purposes of this Article III, Section 1, a carryover of the Company Group will be treated as utilized by a Parent Entity to the extent that the actual Tax liability of the relevant Combined Tax Group is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover. Parent shall, or shall cause the applicable Parent Entity to, calculate each applicable Separate Tax Amount.

2.	For each Combined Tax Return Year, the Company shall timely pay (or shall cause to be timely paid), on behalf of the applicable Parent Entity, to the applicable Taxing Authority any Combined Taxes required to be paid (including estimated payments relating thereto) with respect to each Combined Tax Return required to be filed by such Parent Entity for such Combined Tax Return Year. If the Separate Tax Amount corresponding to such Combined Tax Return for such Combined Tax Return Year exceeds the amount paid by the Company to the applicable Taxing Authority with respect to such Combined Tax Return for such Combined Tax Return Year (such amount, the “Actual Tax Amount”), the Company shall pay (or shall cause to be paid) to Parent such excess, and if such Actual Tax Amount exceeds such Separate Tax Amount, then Parent shall pay to the Company such excess.

3.	To the extent that any audit, litigation, claim or refund with respect to a Combined Tax Return results in any additional amount of Combined Taxes due by any applicable Parent Entity relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s applicable Separate Tax Amount and Actual Tax Amount. The Company shall, and shall as appropriate cause any of its Subsidiaries that is a member of the relevant Combined Tax Group to, timely pay, on behalf of such Parent Entity, such amount to the applicable Taxing Authority.

4.	All calculations made by a Parent Entity under this Agreement shall be binding upon the parties hereto absent manifest error.

7

5.	Any payment required to be made between Parent and the Company pursuant to this Agreement shall be made in accordance with the method for settling intercompany accounts that is generally in effect between Parent and the Company at the time of such payment or in such other manner as Parent may direct.

Article IV

INTEREST

1.	Any amount owed by any party to the other party pursuant to this Agreement which is not paid when due may bear interest from the due date until paid at then prevailing unsecured cost of funds to the party owing such amount.

Article V

MISCELLANEOUS PROVISIONS

1.	Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.	All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.	Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.	If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

5.	This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof, to the extent the same are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

8

7.	This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

8.	The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

9.	This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

10.	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to a Parent Entity or the Company:

[●]

With copies to

[●]

In each case, with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022
Attention: [●]

Facsimile: [●]

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: [●]

Facsimile: [●]

or to such other address as set forth in writing by either party to the other in accordance with this section.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

[●]

By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]

[●]

By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]